Exhibit 4.23

Dated: November 23, 2004

(1)	ERGON INVESTMENTS UK LIMITED

(2)	CELANESE AMERICAS CORPORATION

MASTER SALE AND PURCHASE AGREEMENT relating to the Vinamul Polymers business of Ergon Investments UK Limited (and subsidiaries) and the entire issued share capitals of Vinamul Limited and Vinamul B.V.

-i-

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Schedules

1.	Conduct of the Business and the Companies until Completion

2.	Property Matters
Part 1: General Conditions – Business Properties
Part 2: Special Conditions
Part 3: List of Business Properties
Part 4: List of Company Properties
Part 5: List of Retained Properties
Part 6: List of Leaseback Properties
Part 7: Miscellaneous Property Matters
Part 8: Meredosia Permitted Exceptions
Part 9: Woodruff Permitted Exceptions

3.	Completion Arrangements
Part 1: The Business
Part 2: The Companies

4.	Intellectual Property
Part 1: Logos
Part 2: ICI Group Standards
Part 3: Patents forming part of the Excluded IP
Part 4: Uniqema Patents

5.	Pensions and Related Benefits
Part 1: U.S. Pensions
Part 2: UK Pensions
Part 3: Canadian Pensions
Part 4: Dutch Pensions
Part 5: Rest of the World Pensions
Annex to Part 1 of Schedule 5 – U.S. Actuarial Annex
Annex to Part 2 of Schedule 5 – Letter from Seller's Actuary (UK)
Annex to Part 3 of Schedule 5 – Canadian Actuarial Annex
Annex to Part 4 of Schedule 5 – Letter from Seller's Actuary (Netherlands)

6.	Warranties
Part 1: General Warranties (Business and the Companies)
Part 2: Company specific Warranties

7.	Provisions Relating to Claims under this Agreement

8.	Allocation of Consideration

9.	The Excluded Assets and Excluded Contracts
Part 1: The Excluded Assets
Part 2: The Excluded Contracts

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10.	Persons of whom enquiry was made relating to the Warranties

11.	Determination and Certification of Working Capital Adjustment
Part 1: The Working Capital Statement
Part 2: Pro Forma Working Capital Statement

12.	Debt
Part 1: Closing Net Debt Statement
Part 2: Repayment of Net Debt

13.	The Companies

14.	Exclusive Emulsion Polymers
Part 1: Adhesives Exclusive Emulsion Polymers
Part 2: Elotex Exclusive Emulsion Polymers

15.	Condition

16.	The Documents in the Agreed Terms
Part 1: The Transaction Documents
Part 2: The Ancillary Agreements
Part 3: Other documents in the Agreed Terms

17.	The Reorganisation Documents

18.	Relevant Competition Authorities

19.	The Employees
Part 1: Employee Provisions
Part 2: Intentionally left blank
Part 3: List of Seconded Employees
Part 4: The Hot Melt Employees
Part 5: The Transitional U.S. Employees
Part 6: The Bridgewater Employees
Part 7: The Brampton Employees
Part 8: The European Employees
Part 9: The Company Employees
Part 10: The U.S. Employees
Part 11: The Canadian Employees
Part 12: The Specified Retained Employees
Part 13: The Specified Transferring Employees
Part 14: US Payroll Information
Part 15: Canadian Payroll Information
Part 16: European and Company Payroll Information

20.	Information Technology

21.	Glossary of defined terms

22.	Shared Contracts

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Part 1: Shared Business Contracts
Part 2: Shared Company Contracts

23.	No Embarrassment Payment

24.	Step Up Adjustment

25.	Acrylate Supply for the Business

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MASTER SALE AND PURCHASE AGREEMENT

DATE:	2004

PARTIES:

(1)	ERGON INVESTMENTS UK LIMITED a company incorporated in England and Wales (registered number 02074787) whose registered office is at 20 Manchester Square, London W1U 3AN ("Ergon"); and

(2)	CELANESE AMERICAS CORPORATION whose principal place of business is at Suite 310, 550 US Highway 202/206, Bedminster, NJ 07921-1590, United States of America (the "Purchaser").

BACKGROUND

Ergon has agreed to sell and transfer (or procure the sale and transfer of) certain assets comprising the Business as a going concern and to sell and transfer (or procure the sale and transfer of) the Shares, and the Purchaser has agreed to purchase (or procure the purchase by one or more Business Purchaser or Company Purchaser of) the same and to assume (or procure the assumption by one or more Business Purchaser or Company Purchaser of) certain liabilities and other obligations of the Business on the terms of this Agreement.

IT IS NOW AGREED THAT:

1.	INTERPRETATION

1.1	Defined Terms

In this Agreement, the following words and expressions shall have the following meanings:

"Adhesives" means the Industrial Adhesives division of NSC;

"Adhesives Exclusive Emulsion Polymers" means Emulsion Polymers which are manufactured exclusively for and sold exclusively to Adhesives (or exclusively for and to both Adhesives and Elotex collectively) or, if they have not been manufactured or sold, which have been or are being developed exclusively for Adhesives (or exclusively for both Adhesives and Elotex collectively) (as evidenced by documentation existing as at the Transfer Time), in each case for use in the manufacture of adhesives, an exhaustive list of which Emulsion Polymers are set out in Part 1 (Adhesives Exclusive Emulsion Polymers) of Schedule 14 (Exclusive Emulsion Polymers);

"Ancillary Agreements" means each of the agreements listed in Part 2 (The Ancillary Agreements) of Schedule 16 (The Documents in the Agreed Terms);

"Asbestos Claims" means:

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(a)	the Proceedings filed by Betty Jean Clark (individually and as special administrator of the estate of John J. Clark, deceased) against Indopco, Inc in the Third Judicial Circuit Court of Madison County, Illinois, on 5 June 2002 (case number 02-L-796) and relating to alleged exposure to asbestos at the Meredosia site and all other Proceedings (whether previously, now or hereafter arising) brought by Betty Jean Clark (individually or as special administrator of the estate of John J Clark, deceased) or Mr Clark's estate, fiduciary or other beneficiary arising or asserted as arising out of the same or a common cause (or causal claim), whether or not occurring at the same time; and

(b)	the Proceedings filed by Albert D. Rausch against Indopco, Inc. in the Third Judicial Circuit Court of Madison County, Illinois, on or around 10 May 2002 (case number 02-L-38) and relating to alleged exposure to asbestos at the Meredosia site and all other Proceedings (whether previously, now or hereafter arising) brought by Mr Rausch or his estate, fiduciary, guardian, spouse or other beneficiary arising or asserted as arising out of the same or a common cause (or causal claim), whether or not occurring at the same time;

"Assumed Liabilities" means: (a) all liabilities and obligations to the extent assumed, or agreed to be discharged by the Purchaser or any other member of the Purchaser's Group under the terms of the Transfer Documents except the Environmental Deed; (b) the Creditors of the Business Sellers; (c) all liabilities and obligations of the members of the ICI Group (other than any liability or obligations referred to in Clause 4.4(f) (Retained Liabilities)) under or in relation to the Business Contracts to the extent they relate to the Business or the Business Assets and to the extent that they relate to the performance by Purchaser of those contracts on or after Completion; (d) any liability or payment obligation to the extent taken into account in the preparation of the Working Capital Statement; (e) (i) all liabilities and obligations of the Business Sellers or the Companies, or any other member of the ICI Group, to the extent incurred with respect to the operation of the Business, or the occupation or use of the Properties, with respect to Remedial Action (as defined in the Environmental Deed) and/or any other matters the subject of Parts 1 and/or 2 of the Environmental Deed and subject to the Environmental Deed; and (ii) all liabilities and obligations of the Business Sellers or the Companies to the extent incurred with respect to non-compliance with any Environmental Laws, Future Environmental Laws (as defined in the Environmental Deed) or Environmental Permits in each case except any criminal sanctions arising in relation thereto; (f) all De Minimis Routine Product Liability Claims; (g) all De Minimis Injury Claims; (h) all De Minimis Unclassified Liabilities; (i) all Covered Liabilities; (j) all Intra-Group Non-Trading Claims; but not in any case the Retained Liabilities or any liability of Ergon or any other member of the ICI Group pursuant to any Warranty Claim or claim under the Deed of Tax Covenant;

"Assurance" means any warranty, representation, statement, assurance, covenant, collateral contract, agreement, undertaking, indemnity or guarantee or commitment of any nature whatsoever made or given by or on behalf of any member of the ICI Group (other than the Companies) in relation to the subject matter of the Transaction Documents and the transactions effected under the Transaction Documents;

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"Balancing Payment Date" means the Business Day falling five (5) Business Days after the later of (a) issue of the Final Certificate of the Working Capital Adjustment; and (b) the final agreement or determination of the Closing Net Debt Statement;

"Basic Consideration" means a sum equal to the Total Consideration less the No Embarrassment Payment (if any);

"Benzene Claim" means the Proceedings brought by Mr Charles Bushnell dated 1 October 2003 against Indopco Inc and others in relation to the handling of benzene and other chemical substances, further details of which are annexed to the Disclosure Letter at Disclosure Documents 5.2.4 and 5.2.5 and any and all other Proceedings (whether previously, now or hereafter arising) brought by Mr Charles Bushnell or his estate, fiduciary, guardian, spouse or other beneficiary arising or asserted as arising out of the same or a common cause (or causal chain), whether or not occurring at the same time;

"Blackstone Group" means Blackstone Group Holdings LLC and its affiliates, from time to time;

"Boucherville Business Property" means all that real property listed at number 1 of Part 3 (List of Business Properties) of Schedule 2 (Property Matters);

"Brampton Employees" means:

(a) those employees who spend not less than fifty per cent (50%) of their time working in connection with the Business at the atmospheric emulsion polymer research and development laboratory facilities located at Nacan Products Limited's headquarters in Brampton, Ontario; and

(b) the Brampton Specified Transferring Employees;

of whom those who are employed at the date of this Agreement are listed by job title, location and hire date in Part 7 (The Brampton Employees) of the Employee Lists and each of whom shall also be employed as at the Transfer Time, except for leavers and joiners in the ordinary course provided such leavers and joiners are not as a consequence of Ergon not complying with its obligations pursuant to the terms of Schedule 1 (Conduct of the Business and the Companies until Completion) but excluding in both cases the Specified Retained Employees;

"Bridgewater Employees" means:

(a) those employees who spend not less than fifty per cent (50%) of their time working in connection with the Business at the atmospheric and pressure emulsion polymer research and development laboratory facilities located at NSC's headquarters in Bridgewater, New Jersey; and

(b) the Bridgewater Specified Transferring Employees;

of whom those who are employed at the date of this Agreement are listed by job title, location and hire dates in Part 6 (The Bridgewater Employees) of the Employee Lists and each of whom shall also be employed as at the Transfer Time, except for leavers and joiners in the ordinary course provided such leavers and joiners are not as a

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consequence of Ergon not complying with its obligations pursuant to the terms of Schedule 1 (Conduct of the Business and the Companies until Completion) but excluding in both cases the Specified Retained Employees;

"Business" means the development and manufacture, by or for the Vinamul Divisions, including for the avoidance of doubt the activities of the Companies not subject to the Reorganisation, at each of:

(a)	the Properties;

(b)	the atmospheric and pressure emulsion polymer research and development laboratory facilities located at NSC's headquarters in Bridgewater, New Jersey;

(c)	the atmospheric emulsion polymer research and development laboratory facilities located at Nacan Products Limited's headquarters in Brampton, Ontario; and

(d)	in the case of manufacture for the Vinamul Divisions by a toll manufacturer, at the site of such toll manufacturer,

of Emulsion Polymers, and the storage, handling, transportation, marketing, distribution and sale in or from the Specified Territories including to other businesses of the ICI Group in or from the Specified Territories, of such Emulsion Polymers for use in all applications for which the Vinamul Divisions, including for the avoidance of doubt the activities of the Companies not subject to the Reorganisation, currently sell or (to the extent that such process of development can be evidenced by documentation of the relevant Sellers, the Companies or otherwise existing as at the Transfer Time) are in the process of development or have marketed or sold at any time within the twenty-four (24) months preceding the date of this Agreement such Emulsion Polymers, but excluding for the avoidance of doubt:

(i)	any activities carried on by any member of the ICI Group or any employees of any member of the ICI Group solely outside the Specified Territories;

(ii)	any activities carried on by any member of the ICI Group or its or their employees solely from its production facilities at Kleve, Germany or Claviag, Switzerland;

(iii)	any interest of any member of the ICI Group in real property other than the Properties; and

(iv)	the Excluded Assets;

"Business Assets" means only those assets of the Business agreed to be sold and purchased pursuant to Clause 2.1 (Sale and Purchase of the Business Assets);

"Business Cash Consideration" means the sum of one hundred and twelve million seven hundred thousand U.S. dollars (U.S.$112,700,000) representing the unadjusted consideration for the Business Assets;

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"Business Contracts" means all Contracts which relate predominantly to the Business or the Business Assets entered into by the Business Sellers or any other member of the ICI Group (other than the Companies) prior to Completion which are in effect (in whole or in part) as at Completion, but excluding (i) any lease or licence of any of the Business Properties; (ii) Environmental Permits; (iii) the Guarantees; (iv) any employment or services agreements entered into with any of the Employees or former employees, and (v) the Excluded Contracts;

"Business Day" means any day (not being a Saturday or Sunday) when clearing banks are open for the transaction of general banking business in both London and New York;

"Business Debtors" means, as at Transfer Time, such of the Debtors as are owned by any of the Business Sellers;

"Business Goodwill" means, as at the Completion, all the goodwill of the Business Sellers in relation to the Business, including the exclusive right for the Business Purchasers to trade under the name of the Business and represent itself (or themselves, as the case may be) as carrying on the Business in succession to NSC and the Business Sellers as from Completion, but excluding all goodwill attaching to, and all rights under, the Excluded Trade Marks;

"Business IP" means all Intellectual Property which at Completion is owned by, or proprietary to, any of the Business Sellers and which either:

(a)	within the Specified Territories is predominantly used in, or held for use in, the Business excluding in any event the Excluded IP; and/or

(b)	relates to the development, manufacture or production of ethylene vinyl acetate copolymers, or of ethylene vinyl acetate copolymers with additional co-monomers excluding in any event the Uniqema Patents;

"Business Plant and Machinery" means:

(a)	all the plant, machinery, equipment, computer and communications hardware, loose tools, fixtures, fittings, furniture, and vehicles owned by any of the Business Sellers and located at the Business Properties (including Meredosia Parcel 5) as at Completion, together with the emulsions pilot plant located at Geleen in The Netherlands and the pilot plant located at Woodruff, South Carolina and all equipment used in the cosmetic polymer, solution acrylic polymer and solvent-borne adhesive and contact cement operations at the Business Property located at Meredosia, Illinois;

(b)	all the laboratory equipment used predominantly in the Business and located at the atmospheric and pressure emulsion polymer research and development laboratory facilities located at NSC's headquarters in Bridgewater, New Jersey as at Completion;

(c)	all the laboratory equipment used predominantly in the Business and located at the atmospheric emulsion polymer research and development laboratory

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facilities located at Nacan Products Limited's headquarters in Brampton, Ontario as at Completion; and

(d) for the purposes of Schedule 1 (Conduct of the Business and the Companies until Completion) and Schedule 24 (Step Up Adjustment) only, any plant, machinery, equipment, computer and communications hardware, loose tools, fixtures, fittings, furniture, and vehicles as are owned by each of the Companies at the date of this Agreement, but excluding the Excluded Assets;

"Business Properties" means the properties details of which are set out in Part 3 (List of Business Properties) of Schedule 2 (Property Matters) excluding the Retained Properties;

"Business Purchasers" means the Purchaser and/or such other members of the Purchaser's Group as the Purchaser shall nominate and procure to purchase all or part of the Business Assets and which are wholly owned by:

(a) Celanese A.G.;

(b) the Purchaser; or

(c) Celanese A.G. and the Purchaser taken together;

"Business Sellers" means Ergon and/or such other members of the ICI Group as it shall be necessary for Ergon to procure to sell the U.S. Business, the Canadian Business and all other parts of the Business which are not conducted by the Companies;

"Business Stock" means such of the Stock as is owned by any of the Business Sellers for the purposes of and relating to the Business as at the Transfer Time;

"Business Tax Warranties" means those Warranties (and only those Warranties) in Paragraph 14 (Taxation) of Part 1 (General Warranties (Business and the Companies)) of Schedule 6 (Warranties);

"Calculation Period" means the period of 12 months commencing at the beginning of the month following Completion;

"Canadian Business" means such part of the Business as is conducted by Nacan Products Limited and/or any subsidiaries of Nacan Products Limited;

"Canadian Business Sale Agreement" means the agreement of that name in the Agreed Terms between Nacan Products Limited and the relevant Business Purchaser relating to the transfer of the Canadian Business and the assumption of the relevant Assumed Liabilities and listed in Part 1 (The Transaction Documents) of Schedule 16 (The Documents in the Agreed Terms);

"Canadian Debtors" means all book and other debts (other than Prepayments), and accrued income owing or accrued due to the Business Sellers (other than Prepayments), including all rights of the Business Sellers to receive payments, in each

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case directly related to the operation of the Canadian Business (including any IntraGroup Trading Amounts owed by any other member of the ICI Group) as at the Transfer Time whether or not then invoiced and whether or not then due and payable;

"Canadian Employees" means:

(a) those persons who spend not less than fifty per cent (50%) of their time working in the Canadian Business, including, for the avoidance of doubt, the Brampton Employees; and

(b) the Canadian Specified Transferring Employees;

of whom those who are employed at the date of this Agreement are listed by job title, location and hire date (and, thirty days prior to Completion, by lists of names provided by Ergon to the Purchaser) in Parts 7 (The Brampton Employees) and 11 (The Canadian Employees) of the Employee Lists and each of whom shall also be employed as at the Transfer Time, except for leavers and joiners in the ordinary course provided such leavers and joiners are not as a consequence of Ergon not complying with its obligations pursuant to the terms of Schedule 1 (Conduct of the Business and the Companies until Completion) but excluding in both cases the Specified Retained Employees;

"Cash Balance" means in respect of each Company the cash in hand and cash and deposits with or balances at any Financial Institution (together with all accrued interest) as at the Transfer Time and, for the avoidance of doubt, including: (i) cheques received from third parties but not presented and deducting cheques drawn by any Company but not cleared to the extent that such unpresented or uncleared cheques are not reflected in its accounting records, provided that such cheques have been subsequently honoured by the time of the determination of the Closing Net Debt Statement; (ii) adding back cheques drawn by any Company reflected in its accounting records as being cleared but which have been subsequently dishonoured by the time of the determination of the Closing Net Debt Statement and deducting cheques received from third parties reflected in its accounting records as being cleared but which have been subsequently dishonoured by the time of the determination of the Closing Net Debt Statement; (iii) all accepted bills or notes; (iv) all electronic funds transfers in transit in favour of, but not yet credited against, the accounts of each Company but less all electronic funds transfers transmitted by but not yet debited against, the accounts of each Company; and (v) all securities readily convertible into cash (valued by reference to the cash amount into which they are convertible);

"Celanese Insurance Deductibles" means the deductibles under the Celanese Insurance Programme from time to time;

"Celanese Insurance Programme" shall have the meaning given to that term in Clause 22.3 (Purchaser's Group Insurance Policies);

"Closing Net Debt Statement" means, in relation to the Companies, the closing net debt statement as at the Transfer Time, prepared in accordance with the provisions of Part 1 (Closing Net Debt Statement) of Schedule 12 (Debt);

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"Companies" means the UK Company and the Dutch Company, details of which are set out in Schedule 13 (The Companies);

"Company Assets" means all the assets (tangible and intangible) owned by the Companies, including the benefit of all rights owned by the Companies or to which the Companies are entitled pursuant to the terms of any contractually binding Contract, as at the Transfer Time;

"Company Contracts" means all Contracts entered into by the Companies prior to Completion which are in effect (in whole or in part) and which have not been assigned or novated by the relevant Company as at Completion but excluding (i) any lease or licence of any of the Company Properties and (ii) the Excluded Contracts;

"Company Employees" means the UK Employees and the Dutch Employees, including the Seconded European Employees;

"Company Guarantee" means any guarantee, indemnity or other similar agreement, commitment, covenant or undertaking made or given by either or both of the Companies to any person (including to any of the other members of the ICI Group) in respect of a Retained Liability or any other obligation or liability in relation to the Business as at Completion not assumed or agreed to be discharged by the Purchaser or any other member of the Purchaser's Group under the terms of the Transfer Documents;

"Company IP" means all Intellectual Property which at Completion is owned by or proprietary to any of the Companies;

"Company Properties" means each of the properties described in Part 4 (List of Company Properties) of Schedule 2 (Property Matters);

"Company Purchasers" means the Purchaser and/or such other members of the Purchaser's Group as the Purchaser shall nominate and procure to purchase all of the Shares from the Company Sellers and which are wholly owned by:

(a)	Celanese A.G.;

(b)	the Purchaser; or

(c)	Celanese A.G. and the Purchaser taken together;

"Company Retained Liability" shall have the meaning given to that term in Clause 4.6(a) (Assumption and Discharge of Company Retained Liabilities), and "Company Retained Liabilities" shall be construed accordingly;

"Company Sellers" means TIL Limited and ICI Investments (Netherlands) B.V. and/or such other members of the ICI Group as Ergon shall be required pursuant to the terms of this Agreement to procure to sell the Shares to the Company Purchasers;

"Company Tax Warranties" means those warranties (and only those warranties) in Paragraph 4 (Taxation Matters) of Part 2 (Company specific Warranties) of Schedule 6 (Warranties);

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"Competent Authority" means any competent court or regulatory authority (including, in the case of Canada, any ministerial authority) with responsibility for Environmental Laws;

"Competition Permits" means any Permits required under any applicable competition, anti-trust or similar laws or by any Relevant Competition Authority;

"Completion" means the completion of the sale and purchase of the Business Assets and the Shares pursuant to Clause 9 (Completion);

"Completion Date" means the date on which Completion takes place in accordance with Clause 9 (Completion);

"Condition" means the condition to Completion which is referred to in Clause 7.1 (Condition) and set out in Schedule 15 (Condition);

"Confidentiality Agreement" means the letter agreement entered into by NSC and the Purchaser on 22 August 2001 (as amended from time to time);

"Contracts" means:

(a) any agreements, contracts, commitments, understandings, binding arrangements, licences, purchase orders and all other forms of engagements or agreements of any kind or nature, express, implied, written or oral which relate to the whole or any part of the Business or the Business Assets or which relate to the Companies; and

(b) any offers, tenders or the like which relate to the Business and made by any of the Business Sellers prior to Completion which are, or may be, capable, at any time following Completion, of being converted, by an acceptance or other act of some other person, into obligations of any of the Business Sellers in relation to the Business;

"Contractual Claim" means a claim other than an Indemnity Claim, a Warranty Claim or a Tax Claim (whether in contract, tort or otherwise) by a Purchaser or another member of the Purchaser's Group against all or any of the Sellers for breach of a term of any of the Transaction Documents or relating to any of the transactions contemplated by such agreements;

"Costs" means any reasonable, necessary and direct external costs and capital expenditure (subject to satisfactory reasonable evidence of the applicability and amount of such costs and capital expenditure);

"Covenant Consideration" means the sum of ten million four hundred thousand U.S. dollars (U.S.$10,400,000), representing the consideration for Imperial Chemical Industries PLC entering into the Deed of Restrictive Covenant;

"Covered Liabilities" means any obligation, liability or commitment of whatever nature relating to the Business, whether actual or contingent and whether presently in existence or arising in the future of any of the Business Sellers, any other member of the ICI Group (including the Companies) or any predecessors in interest of any of the foregoing, to the extent incurred on or before or arising prior to Completion or which

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otherwise relates to a period prior to Completion in each case to the extent such obligations, liabilities or commitments are (a) covered under the Celanese Insurance Programme, or (b) would have been covered under the Celanese Insurance Programme had the Purchaser complied with the provisions of Clause 22.3 (Purchaser's Group Insurance Policies), provided, however, that Covered Liabilities shall exclude (i) any obligation, liability or commitment identified as retained by the ICI Group pursuant to Clause 4.4 (Liabilities) (other than Clause 4.4(a)) and (ii) all Losses within the Celanese Insurance Deductibles;

"Creditors" means all amounts owed by the Business Sellers or the Companies to third party creditors in connection with the Business as at the Transfer Time including all amounts owed (whether accrued or due) to trade and other creditors and other members of the ICI Group (including the Companies) in respect of Intra-Group Trading Amounts, to or in respect of the Business but excluding (i) any Liability to Tax of any of the Business Sellers or the Companies arising at or relating to any time prior to the Transfer Time, (ii) liabilities in respect of Dutch Intra-Group Borrowings or UK Intra-Group Borrowings; (iii) borrowings, overdrafts, loan stocks, bonds, debentures and notes (together with all accrued interest) owed to a Financial Institution (apart from indebtedness resulting from operating leases); (iv) the Excluded Creditor Obligations; and (v) Intra-Group Non-Trading Liabilities and (vi) any obligation (whether accrued or due) that may constitute payment or settlement of any Systemic Product Liability;

"Data Rooms" means the facilities provided by the Sellers for the purpose of allowing the Purchasing Companies to undertake due diligence with respect to the Business Assets and the Companies (an index of the various documents in the facilities is dated the same date as this Agreement and has been initialled by the parties for identification);

"Debtors" means all book and other debts, Prepayments and accrued income owing or accrued due to the Business Sellers or the Companies, including any rights of the Business Sellers or the Companies to receive payments, in each case directly related to the operation of the Business (including any Intra-Group Trading Amounts owed by any other member of the ICI Group) as at the Transfer Time, whether or not then invoiced and whether or not then due and payable but excluding (i) the Excluded Debtors; (ii) any amounts due in respect of Dutch Intra-Group Lendings or UK IntraGroup Lendings; (iii) any amounts due in respect of Tax of any of the Business Sellers or the Companies to the extent arising at or relating to any time prior to the Transfer Time; and (iv) Intra-Group Non-Trading Claims;

"Deed of Restrictive Covenant" means the deed of that name in the Agreed Terms between Imperial Chemical Industries PLC and the Purchaser and listed in Part 1 (The Transaction Documents) of Schedule 16 (The Documents in the Agreed Terms). After the Completion Date and where appropriate, reference to the Deed of Restrictive Covenant shall mean the Deed of Restrictive Covenant as executed by the parties to it;

"Deed of Tax Covenant" means the deed of that name in the Agreed Terms between Ergon and the Purchaser and listed in Part 1 (The Transaction Documents) of Schedule 16 (The Documents in the Agreed Terms). After the Completion Date and where appropriate, reference to the Deed of Tax Covenant shall mean the Deed of Tax Covenant as executed by the parties to it;

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"Default Rate" means in relation to interest accruing in respect of any day falling after a Due Date, a rate of four per cent (4%) per annum above the prime rate of Citigroup prevailing at the close of business on that day;

"De Minimis Injury Claim" means any Proceeding (whether previously, now or hereafter arising) by any individual (including claims from Employees as at the Transfer Time but excluding for the avoidance of doubt any claims of former employees of the Business Sellers or the Companies) arising from any injury, illness, medical condition, death, medical expenses or other Losses (whether previously, now or in the future arising and regardless of whether any such injury, illness or condition is diagnosed or discovered) allegedly or actually suffered by him (other than an injury, illness, medical condition, death, medical expenses or Loss suffered by him, a Proceeding in respect of which would constitute a Toxic Tort) in the course of operation of the Business to the extent that such Proceeding contains allegations relating to a period prior to and ending on Completion and where the aggregate amount finally determined or settled in respect of such Proceeding (when taken together with any and all other Proceedings arising or asserted as arising out of the same or a common cause (or causal chain), whether or not occurring at the same time) and including any claims that arise as a result of the certification of a class or group action is of an amount less than seventy-five thousand U.S. dollars (U.S.$75,000) (including for the avoidance of doubt an amount of zero) excluding for the avoidance of doubt costs, interest and expenses incurred in the defence or settlement of such Proceeding;

"De Minimis Routine Product Liability Claim" means any Proceeding (whether previously, now or hereafter arising) (other than in relation to a Toxic Tort or in relation to the ICI Paints Contract) by a third party other than Ergon or any other member of the ICI Group in relation to the failure (including for the avoidance of doubt failure to meet contractual specifications or comply with those terms of sale relating to product specification and fitness for use) of or defects, including defects in manufacturing workmanship, design or performance in products sold by any Business Sellers or by the Companies in each case in relation to the Business prior to Completion where the aggregate amount finally determined or settled in respect of such Proceeding (when taken together with any and all other Proceedings (whether or not instigated or occurring at the same time) arising or asserted as arising out of the same or a common cause (or causal chain), whether or not occurring at the same time) and including any claims that arise as a result of the certification of a class or group action is of an amount less than seventy-five thousand U.S. dollars (U.S.$75,000) (including for the avoidance of doubt an amount of zero), excluding for the avoidance of doubt costs, interest and expenses incurred in the defence or settlement of such Proceeding;

"De Minimis Unclassified Liability" means any obligation, liability or commitment where the aggregate liability finally determined and settled in relation to such obligation, liability or commitment (when taken together with any and all other obligations, liabilities or commitments arising or asserted as arising out of the same or a common cause (or causal chain) whether or not occurring at the same time) and including any claims that arise as a result of the certification of a class or group action is of an amount less than seventy-five thousand U.S. dollars (U.S.$75,000) (including for the avoidance of doubt an amount of zero) excluding for the avoidance of doubt

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costs, interest and expenses incurred in the defence or settlement of any Proceeding relating to such obligation, liability or commitment and which would otherwise be an Unclassified Liability;

"Disclosure Documents" means the documents in the Data Room as listed on the list titled "Project Wright: The Disclosure Documents" version dated the same date as this Agreement and initialled by the Seller's UK Lawyers and the Purchaser's Lawyers for the purpose of identification;

"Disclosure Letter" means the letter of the same date as this Agreement from the Warrantor and addressed to the Purchaser;

"Disposal" means in relation to the Business, the Business Assets, the Shares or the Company Assets, any direct or indirect disposal, including any arrangements by which legal or beneficial title to all or substantially all of (i) the Business; (ii) the Business Assets; and (iii) the Shares or the Company Assets are transferred to a third party, not being a member of the Purchaser's Group;

"DOJ" means the Antitrust Division of the United States Department of Justice;

"Due Date" means, in respect of any sum payable or obligation to be performed under any of the Transaction Documents, the day specified for that payment to be made or that obligation to be performed or, if that day is not a Business Day, the immediately preceding Business Day;

"Dutch Company" means Vinamul B.V. a company incorporated in accordance with the laws of the Netherlands (registered number 14036554) whose principal place of business is at De Asselen Kuil 20, 6161RD, Geleen, the Netherlands;

"Dutch Employees" means:

(a) those persons who spend not less than fifty per cent (50%) of their time working in the Business and who are employed by the Dutch Company; and

(b) the Dutch Specified Transferring Employees;

of whom those who are employed at the date of this Agreement are listed by job title, location and hire date in Section B of Part 9 (The Company Employees) of the Employee Lists and each of whom shall also be employed as at the Transfer Time, except for leavers and joiners in the ordinary course provided such leavers and joiners are not as a consequence of Ergon not complying with its obligations pursuant to the terms of Schedule 1 (Conduct of the Business and the Companies until Completion) but excluding in both cases the Specified Retained Employees;

"Dutch Final Cash Balance" means, in relation to the Dutch Company, the aggregate amount of its Cash Balance (expressed in euros) as reflected in the books of the Dutch Company as at the Transfer Time;

"Dutch Final Cash Balance Interest" shall have the meaning given to that term in Paragraph 1.1 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

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"Dutch Final Financial Debt" means, in relation to the Dutch Company, the aggregate amount (expressed in euros and calculated as at the Transfer Time) of all borrowings, overdrafts, loan stocks, bonds, debentures and notes (together with all accrued interest) of the Dutch Company owed to a Financial Institution (apart from indebtedness resulting from operating leases) in each case as reflected in the books of the Dutch Company;

"Dutch Final Financial Debt Interest" shall have the meaning given to that term in Paragraph 1.1 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

"Dutch Intra-Group Borrowings" means the aggregate intra-group financial indebtedness (expressed in euros) of the Dutch Company owing to any other members of the ICI Group, including all cash sums held by the Dutch Company for or on behalf of any other member of the ICI Group, outstanding as at the Transfer Time (apart from amounts representing Intra-Group Trading Amounts), plus all accrued interest (if any) on such intra-group financial indebtedness (expressed in euros) as at the Transfer Time;

"Dutch Intra-Group Borrowings Interest" shall have the meaning given to that term in Paragraph 1.1 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

"Dutch Intra-Group Lendings" means the aggregate intra-group financial indebtedness (expressed in euros) owing to the Dutch Company by any other members of the ICI Group including all cash sums held by such member(s) of the ICI Group for or on behalf of the Dutch Company, outstanding as at the Transfer Time (apart from amounts representing Intra-Group Trading Amounts), plus all accrued interest (if any) on such intra-group financial indebtedness (expressed in euros) as at the Transfer Time;

"Dutch Intra-Group Lendings Interest" shall have the meaning given to that term in Paragraph 1.1 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

"Dutch Net Debt Adjustment" means the amount by which (i) the sum of the Dutch Final Cash Balance and the Dutch Intra-Group Lendings is greater than or less than (ii) the sum of Dutch Final Financial Debt and the Dutch Intra-Group Borrowings each as set out in the finally agreed or determined Closing Net Debt Statement;

"Dutch Net Debt Interest Adjustment" shall have the meaning given to that term in Paragraph 1.3 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

"Dutch Share Sale Agreement" means the agreement of that name in the Agreed Terms between ICI Investments (Netherlands) B.V. and the relevant Company Purchaser relating to the transfer of the Shares of the Dutch Company and listed in Part 1 (The Transaction Documents) of Schedule 16 (The Documents in the Agreed Terms);

"Dutch Share Consideration" means the sum of fifty five million seven hundred thousand U.S. dollars (U.S.$55,700,000) representing the unadjusted consideration for the sale of the Shares in the Dutch Company;

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"Dutch Works Council" means the Works Council duly constituted by the Dutch Company under the Works Council Act;

"ECMR" means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings;

"Elotex" means the Elotex division of NSC operating under the name "Elotex" through Elotex AG, a Swiss corporation, and through other members of the ICI Group;

"Elotex Exclusive Emulsion Polymers" means Emulsion Polymers manufactured for and sold exclusively to Elotex (or exclusively for and to both Adhesives and Elotex collectively) or, if they have not been manufactured or sold, which have been or are being developed predominantly for Elotex (or exclusively for both Adhesives and Elotex collectively) (as evidenced by documentation existing as at the Transfer Time), in each case for use in the manufacture of powdered polymers, an exhaustive list of which Emulsion Polymers are set out in Part 2 (Elotex Exclusive Emulsion Polymers) of Schedule 14 (Exclusive Emulsion Polymers);

"Employees" means the U.S. Employees, the Hot Melt Employees, the Transitional U.S. Employees, the Canadian Employees, the European Employees and the Company Employees;

"Employee Lists" means the lists referred to in Part 2 to Part 13 of Schedule 19 (Employees) which are attached to the Employee Lists Side Letter;

"Employee Lists Side Letter" means the side letter dated the same date as this Agreement from Ergon to the Purchaser to which the Employee Lists are attached;

"Employee Records" means the medical and other personnel records relating to the US Employees and the Canadian Employees;

"Emulsion Polymers" means vinyl acetate homopolymers, vinyl/acrylic copolymers, ethylene vinyl acetate copolymers and any vinyl acetate copolymers or terpolymers with additional monomers, acrylic copolymers, styrene/acrylic/acrylonitrile terpolymers, ethylene vinyl acetate/vinyl chloride terpolymers ethylene vinyl acetate/acrylic terpolymers, ethylene vinyl acetate/versatate terpolymers; vinyl acetate/versatate/acrylic terpolymers; acrylic/acrylonitrile copolymers; styrene acrylic copolymers; versatate/acrylic copolymers and vinyl acetate/versatate copolymers which in each case are in liquid emulsion form but, for the avoidance of doubt, not including solution polymers that are manufactured in emulsion form and subsequently converted to solution form;

"Encumbrances" means any right to acquire, option, right of pre emption or conversion, mortgage, charge (fixed or floating), pledge, lien, assignment by way of security, hypothecation, trust or other similar third party right or interest (legal or equitable) in the nature of a security interest however created or arising;

"Environment" means all or any of the following media: the air, water or land provided that such media within any building or other man made structure above or below ground are excluded from this definition;

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"Environmental Claim" means any claim by the Purchaser under the Environmental Deed;

"Environmental Deed" means the deed of that name in the Agreed Terms between Ergon and the Purchaser and listed in Part 1 (The Transaction Documents) of Schedule 16 (The Documents in the Agreed Terms). After the Completion Date and where appropriate, reference to the Environmental Deed shall mean the Environmental Deed as executed by the parties to it;

"Environmental Deed Matters" means any fact, matter, event or circumstance or any Losses or other liabilities resulting from it where the Purchaser would have been entitled to make a claim pursuant to the Environmental Deed in respect of that fact, matter, event or circumstance or, as the case may be, recover those Losses or other liabilities but for Schedule 7 of this Agreement (insofar as it relates to the Environmental Deed) or the provisions of the Environmental Deed or any other provisions of this Agreement, any other Transaction Document or any Ancillary Agreement in each case which have the effect of excluding or limiting liability under the Environmental Deed;

"Environmental Indemnity Claim" means any claim by the Purchaser under Clause 3.1 of the Environmental Deed;

"Environmental Indemnity Period" shall have the meaning given to that term in the Environmental Deed;

"Environmental Laws" means all or any applicable laws (whether civil, criminal or administrative), common law, statutes, statutory instruments, subordinate legislation, civil codes, regulations, directives, orders, judgments and all policies and practices imposed by a Competent Authority, each as is legally enforceable and which are in force and binding at the date of this Agreement pertaining to: (a) the protection of the indoor or outdoor Environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water, ground water, ambient air, land surface or subsurface strata; (d) the management, containment, manufacture, possession, presence, use, processing, generation, transportation, treatment, storage, disposal, release, abatement, removal, remediation or handling of any Hazardous Substances; (e) pollution (including any release of Hazardous Substances to the Environment) or (f) public or employee health and safety issues;

"Environmental Permit" means all or any Permits required under Environmental Laws for the operation of the Business on or before Completion;

"Environmental Warranties" means the Warranties set out in Paragraph 15 of Schedule 6 (Warranties);

"Ergon Contractual Obligation" shall have the meaning given to that term in Clause 11.1 (Performance of Exclusive Business Contracts) and "Ergon Contractual Obligations" shall be construed accordingly;

"ERISA" means the United States' Employee Retirement Income Security Act of 1974, as amended;

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"European and Company Employee Records" means

(a)	personnel files;

(b)	performance appraisal records for the three years prior to Completion;

(c)	training records held by the Companies or any member of the ICI Group;

(d)	records of all payments made to Company Employees in the six years prior to Completion;

(e)	works council records; and

(f)	archive employment related Company tax records;

relating to the European Employees and the Company Employees, but excludes all pensions records relating to the European Employees and the Company Employees;

"European Employees" means:

(a)	those persons who spend not less than fifty per cent (50%) of their time working in the Business and who are based in Europe and who are not Company Employees or Seconded U.S. Employees; and

(b)	the European Specified Transferring Employees;

of whom those who are employed at the date of this Agreement are listed by job title, location and hire date in Part 8 (The European Employees) of the Employee Lists and each of whom shall also be employed as at the Transfer Time, except for leavers and joiners in the ordinary course provided such leavers and joiners are not as a consequence of Ergon not complying with its obligations pursuant to the terms of Schedule 1 (Conduct of the Business and the Companies until Completion) but excluding in both cases the Specified Retained Employees;

"Excluded Assets" means collectively the Shared Assets (other than the Business IP, regardless of whether its use is shared) and each of those assets which are listed in Part 1 (The Excluded Assets) of Schedule 9 (The Excluded Assets and Excluded Contracts);

"Excluded Books and Records" means (a) VAT, GST, QST or provincial sales tax records and books and records of the U.S. Business relating to sales tax; (b) any lists of customers and suppliers, business plans and forecasts (prepared by anyone now or previously employed in or furnishing services to the Business), notices, enquiries, orders, correspondence, computer disks, tapes or other machine readable or other records of a financial or marketing nature (including current and historical sales and price data and market and application strategies (if any)) to the extent that they contain Excluded IP or relate to the assets which are listed in Part 1 (The Excluded Assets) of Schedule 9 (The Excluded Assets and Excluded Contracts); and (c) in all cases, items which are or contain Technical Information;

"Excluded Businesses" means all activities of the ICI Group other than the Business;

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"Excluded Contracts" means the Contracts listed in Part 2 (The Excluded Contracts) of Schedule 9 (The Excluded Assets and Excluded Contracts);

"Excluded Creditor Obligations" means all amounts owed by the Business Sellers to third party trade creditors in respect of the supply of goods or services in the ordinary course of the Business directly relating to the U.S. Business and/or the Canadian Business but excluding amounts owed and/or liabilities and obligations under, if any, the Meredosia Property Municipal Bonds and, except to the extent expressly assumed in writing by the Purchaser or the Spartenburg County Leaseback Agreement and/or the Option Agreement (as each such term is defined in Schedule 2 (Property Matters) and which have been invoiced, but remain unpaid as at the Transfer Time;

"Excluded Debtors" means the U.S. Debtors and the Canadian Debtors;

"Excluded IP" means collectively:

(a)	the Excluded Trade Marks and the trade marks HISET, HYLON, NADEX, NATIONAL, AMIDCA and FLOKOTE;

(b)	all Intellectual Property other than patent rights used or held for use exclusively in the manufacture and/or development of Exclusive Emulsion Polymers and all patent rights set out in Part 3 (Patents forming part of the Excluded IP) of Schedule 4 (Intellectual Property);

(c)	all Intellectual Property arising out of, or provided by any participant other than the Business Sellers (in relation to the Business) or the Companies in, "Strategic Research Fund" projects and "Business Link Projects";

(d)	all Intellectual Property in the ICI Group Standards;

(e)	all Intellectual Property in the IT Systems known as "GPM" (or "Global Product Management") and "Product Development System";

(f)	all Intellectual Property other than patent rights (if any) used exclusively at the production facilities at Kleve, Germany and Claviag, Switzerland or used exclusively at any other property, other than the Properties and all patent rights set out in Part 3 (Patents forming part of the Excluded IP) of Schedule 4 (Intellectual Property);

(g)	all Intellectual Property used exclusively outside the Specified Territories;

(h)	rights in Technical Information embodied exclusively in evaluations exclusively carried out for members of the ICI Group and/or, at such member of the ICI Group's request, exclusively for such member's customers or potential customers; and

(i)	the Uniqema Patents;

"Excluded Reports" means the reports listed in Disclosure Document 8.l.67;

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"Excluded Trade Marks" shall have the meaning given to that term in Clause 25.2 (Use of the Excluded Trade Marks);

"Exclusive Business Contracts" means all Contracts which (a) relate exclusively to the Business or the Business Assets and (b) the Exclusive VAM Contracts;

"Exclusive Emulsion Polymers" means the Adhesives Exclusive Emulsion Polymers and the Elotex Exclusive Emulsion Polymers;

"Exclusive VAM Contracts" means all VAM Contracts which relate exclusively to the Specified Territories or Mexico;

"Fair Value" means the fair value of the emulsions fixed assets of the Business (including the Companies) as at the Transfer Time computed in accordance with Part 1 (The Step Up Adjustment Statement) of Schedule 24 (Step Up Adjustment);

"Fair Value Report" means the report prepared for the Purchaser by the Third Party Valuer in accordance with Paragraph 3(b) of Part 1 of Schedule 8 (Allocation of Consideration), setting out the fair value of the Business Assets and the assets of the Companies acquired by the Purchaser pursuant to this Agreement;

"Fair Value Statement" means the statement to be prepared in accordance with Part 1 (The Step Up Adjustment Statement) of Schedule 24 (The Step Up Adjustment);

"Final Certificate of the Working Capital Adjustment" shall have the meaning given to that term in Part 1 (The Working Capital Statement) of Schedule 11 (Determination and Certification of Working Capital Adjustment);

"Financial Institution" means any banking, lending or other similar institution or organisation, which, in each case, is not a member of the ICI Group;

"Financial Statement Date" means 31 December 2003;

"FTC" means the United States Federal Trade Commission;

"GFCO" means the German Federal Cartel Office (Bundeskartellamt);

"Governmental Authority" means any supranational, national, federal, regional, state or local government, court, governmental agency, authority, bureau, instrumentality or regulatory body other than a Tax Authority;

"Group" means, in relation to any party, that party and each of its subsidiaries and subsidiary undertakings from time to time, any holding companies it may have from time to time and all other subsidiaries or subsidiary undertakings of any such holding companies, all of them and each of them as the context admits and "Group Member" shall mean any of those entities;

"GST" means the goods and services tax imposed by the Excise Tax Act, R.S.C., 1985, c E-15 of Canada;

"Guarantee" means any guarantee, indemnity or other similar agreement, commitment, covenant or undertaking made or given by any member of the ICI

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Group (other than the Companies) in relation to the Business prior to Completion whereby that member of the ICI Group remains liable after Completion as a result of such guarantee, indemnity, agreement, commitment, covenant or undertaking in respect of an Assumed Liability or a liability or obligation of the Companies (other than a Company Retained Liability) as at Completion in relation to the Business which is not a Company Retained Liability and in each case in respect of which such member of the ICI Group has not otherwise agreed to remain liable pursuant to the terms of any of the Transaction Documents;

"Hot Melt Employees" means:

(a)	those employees who spend not less than fifty per cent (50%) of their time working in connection with the "Hot Melt" operations at the Business Property located at Meredosia, Illinois; and

(b)	the Hot Melt Specified Transferring Employees;

of whom those who are employed at the date of this Agreement are listed by job title, location and hire date in Part 4 (The Hot Melt Employees) of the Employee Lists and each of whom shall also be employed as at the Transfer Time, except for leavers and joiners in the ordinary course provided such leavers and joiners are not as a consequence of Ergon not complying with its obligations pursuant to the terms of Schedule 1 (Conduct of the Business and the Companies until Completion) but excluding in both cases the Specified Retained Employees;

"ICI Finance" means ICI Finance PLC, a company incorporated in England and Wales (registered number 45690) whose registered office is at 20 Manchester Square, London, W1U 3AN;

"ICI Group" means any of the following from time to time: Ergon, its subsidiaries and subsidiary undertakings and any holding company of Ergon and all other subsidiaries and subsidiary undertakings of any holding company of Ergon, including National Starch & Chemical Limited and National Starch & Chemical B.V., but excluding (after Completion) the Companies, and "member of the ICI Group" shall be construed accordingly;

"ICI Group Standards" means the standards described in Part 2 (ICI Group Standards) of Schedule 4 (Intellectual Property);

"ICI Paints" means the Georgia Company dba ICI Paints a Delaware corporation located at 925 Euclid Avenue, Suite 900, Cleveland, Ohio 44115 together with its successors and assigns;

"ICI Paints Contract" means the toll manufacturing and packaging agreement, effective 21 October 2003 and made between ICI Paints and National Starch & Chemical Company, as amended from time to time;

"ICTA" means the Income and Corporation Taxes Act 1988;

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"Imperial Chemical Industries PLC" means Imperial Chemical Industries PLC, a company incorporated in England and Wales (registered number 00218019) whose registered office is at 20 Manchester Square, London W1U 3AN;

"Increased Rate" means, in relation to interest accruing in respect of any day, a rate of two per cent (2%) per annum above the Initial Rate;

"Indemnities" means the indemnities given by Ergon (or any other member of the ICI Group) in Clauses 4.5(b) (Discharge of Retained Liabilities), Clause 4.6(b) (Assumption and Discharge of Company Retained Liabilities), Clause 11 (Business Contracts), Clause 17.1 (Warrington, Benzene and Asbestos Claims), Clause 17.3 (Sewers), Clause 17.4 (Firewater Systems), Paragraph 2.1(a)(x) (Meredosia Pension Plan) of Part 1 (U.S. Pensions) of Schedule 5 (Pensions and Related Benefits), Paragraph 10.2 of Part 2 (UK Pensions) of Schedule 5 (Pensions and Related Benefits), and Paragraph 4.3 (Termination of Transferring Employees) of Schedule 19 (Employees);

"Indemnity Claim" means a claim by the Purchaser or any other member of the Purchaser's Group against Ergon or any of the other Sellers pursuant to the Indemnities;

"Information Memorandum" means the confidential memorandum relating to the Business, provided by NSC to the Purchaser and/or a member of its Group and/or its financial advisers;

"Initial Payment" means the sum of one hundred and ninety seven million six hundred thousand U.S. dollars (U.S.$ 197,600,000) to be paid by the Purchaser at Completion and representing the aggregate of the Business Cash Consideration and the Share Consideration (in each case for the avoidance of doubt before these sums are adjusted in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment) and Schedule 12 (Debt));

"Initial Rate" means, in relation to interest accruing in respect of any day, a rate equivalent to the three month U.S.$ LIBOR, as quoted by Citigroup prevailing at the close of business on that day;

"Intellectual Property" means all U.S. and Non-U.S. intellectual property, including patents, utility models, patent disclosures, (and all rights relating thereto including reissues, re-examinations, divisions, continuations, continuations-in-part, extensions or renewals), rights in inventions (whether captured in an invention disclosure or not), trade marks and service marks, certification marks, trade names, rights in trade dress, identifying symbols, logos or insignia, domain names, and all goodwill associated therewith, right in designs, copyrights, moral rights, intellectual property rights in all computer hardware, architectures, software, computer programs, source codes, object codes databases and compilations, and rights in all related documentation, topography rights, advertising rights, rights in databases, trade secrets and know-how, rights in discoveries, improvements, processes, formulas, specifications, in all cases whether or not registered or registrable and including registrations and applications for registration or grant of any of these and rights to apply for the same and all rights in Technical Information and all rights to sue at law or in equity for any past

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infringement or other impairment of any and all of the foregoing, including the right to receive all proceeds and damages therefrom, where applicable at law;

"Intra-Group Non-Trading Claims" means all liabilities, obligations and commitments of whatsoever nature, (whether presently in existence or hereafter arising) which are owed by any member of the ICI Group (excluding the Companies) to the Companies and which relate to the period prior to the Transfer Time including pursuant to any claims of any nature against any member of the ICI Group (excluding the Companies) to which any Company may otherwise be entitled at the Transfer Time and any Losses arising in connection with any of the foregoing but excluding the Intra-Group Trading Amounts, the Dutch Intra-Group Lendings and the UK IntraGroup Lendings and any other liabilities, obligations and commitments of any member of the ICI Group assumed or agreed to be discharged or performed by the ICI Group (other than the Companies) pursuant to the Transaction Documents and/or the Reorganisation Documentation;

"Intra-Group Non-Trading Liabilities" means all liabilities, obligations and commitments of whatsoever nature, (whether presently in existence or hereafter arising,) of any member of the ICI Group (including the Companies) in relation to the Business which is owed to any other member of the ICI Group (excluding the Companies) which relates to the period prior to the Transfer Time including pursuant to any claims of any nature against the Companies to which any member of the ICI Group may otherwise be entitled as at the Transfer Time and any Losses arising in connection with any of the foregoing but excluding the Intra-Group Trading Amounts, the Dutch Intra-Group Borrowings and the U.K. Intra-Group Borrowings, liabilities of the Companies in respect of Tax and any other liabilities, obligations and commitment of any member of the ICI Group (including the Companies) assumed or agreed to be discharged or performed by the Purchaser's Group or the Companies pursuant to the Transaction Document and/or the Reorganisation Documentation;

"Intra-Group Trading Amounts" means all amounts owed by or to any Business Seller and/or any of the Companies in the ordinary course of trading in relation to the Business to or by any other member of the ICI Group as at the Transfer Time;

"IP Licence" means the agreement of that name in the Agreed Terms, relating to the licensing of certain Intellectual Property and listed in Part 1 (The Transaction Documents) of Schedule 16 (The Documents in the Agreed Terms);

"Leaseback Properties" means the properties to be leased back from the Purchaser or another member of the Purchaser's Group (including the Companies) to Ergon or another member of the ICI Group, details of which are set out in Part 6 (List of Leaseback Properties) of Schedule 2 (Property Matters);

"Liability to Tax" means a liability to make an actual or increased payment of Tax;

"Local Agreements" means each of:

(a) the Canadian Business Sale Agreement;

(b) the Dutch Share Sale Agreement;

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(c) the U.S. Business Sale Agreement; and

(d) such other local transfer agreements as may be necessary or reasonably required effectively to transfer or evidence the transfer of the Business, the Shares or the Business Assets or the assumption of the Assumed Liabilities in any jurisdiction in accordance with this Agreement and/or applicable law;

"Long Stop Date" means 1 April 2005;

"Losses" in respect of any matter, event or circumstance includes all Proceedings, damages, payments, losses, costs, expenses or other liabilities (including all interest, penalties, reasonable legal and other professional fees, costs and expenses, but excluding any internal costs) arising or incurred in connection with such matter, event or circumstance;

"Material Business Contracts" means any of the Business Contracts (a) whose annual turnover or annual contract value relating directly to the Business is greater than or equal to one million U.S. dollars (U.S.$1,000,000); or (b) which relate to the purchase of vinyl acetate monomer;

"Material Company Contracts" means any of the Company Contracts (a) whose annual turnover or annual contract value relating directly to the Business is greater than or equal to one million U.S. dollars (U.S.$1,000,000); or (b) which relate to the purchase of vinyl acetate monomer;

"Material Contracts" means the Material Business Contracts and the Material Company Contracts;

"Meredosia Business Property" means all that real property as detailed as items numbered 2 and 3 in Part 3 (List of Business Properties) of Schedule 2 (Property Matters);

"Meredosia Property Municipal Bonds" has the same meaning as "Bond or Bonds" in a lease agreement dated 7 August 1975 and made between (1) Village of Meredosia, Illinois and (2) NEVADA and relating to Meredosia Parcel 5 (as defined in Part 1 (General Conditions – Business Properties) of Schedule 2 (Property Matters));

"Meredosia Sewers" means the whitewater/wastewater Sewers at the Meredosia Business Property which are constructed of clay but excluding without limitation those that have been relined in the three (3) years prior to the Completion Date;

"Net Book Value" means the net book value of the emulsions fixed assets of the Business (including the Companies) as at the Transfer Time computed in accordance with Part 1 (The Step Up Adjustment Statement) of Schedule 24 (The Step Up Adjustment);

"Net Book Value Statement" means the statement substantially in the form set out in Part 2 (Pro Forma Net Book Value Statement) of Schedule 24 (Step Up Adjustment) to be prepared in accordance with Part 1 (The Step Up Adjustment Statement) of Schedule 24 (Step Up Adjustment);

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"No Embarrassment Payment" means a sum equal to 50% of the amount by which the Transaction Value exceeds the Sale Threshold and which shall be determined and paid in accordance with the terms of Schedule 23 (No Embarrassment Payment);

"Non-Emulsions Business Plant and Machinery" means:

(a) all equipment used in the cosmetic polymer, solution acrylic polymer and solvent-borne adhesive and contact cement operations at the Business Property located at Meredosia, Illinois; and

(b) all equipment used in the adhesives operations at the Company Property located at Warrington, England;

"Notified Claim" means any claim in respect of a loss incurred in connection with the Business arising from an insured peril which occurred prior to the date of this Agreement and which has been notified to the relevant provider of insurance (whether a third party insurer or a member of the ICI Group) prior to the date of this Agreement to the extent it relates to an Assumed Liability or a liability of a Company in relation to the Business;

"NSC" means National Starch & Chemical, a business division of Imperial Chemical Industries PLC;

"Other Relevant Competition Authorities" means each Relevant Competition Authority other than the GFCO, the FTC and the DOJ;

"Oxy Licence" means the patent licence from Occidental Chemical Corporation to National Starch & Chemical Company dated 24 August 2004;

"Patent Rights" means rights under any patents of any kind, including utility models, and patent applications (and all rights relating thereto including rights under any reissues, re-examinations, divisions, continuations, continuations-in-part, extensions or renewals);

"Permit" means an authorisation, certificate, approval, permit, licence, registration or consent issued by a Governmental Authority but excluding licences to use and registration of Intellectual Property;

"Permitted Disposals" means (i) sale or disposal of assets in the ordinary course of trading of the disposing entity; (ii) disposals of assets in exchange for other assets comparable or superior as to type, value and quality; (iii) the sale, transfer or disposal in the ordinary course of trading of obsolete plant or machinery; (iv) the payment of any dividend or distribution in the ordinary course of business; or (v) transfers of shares and assets intra group;

"Permitted Encumbrances" means Encumbrances which are (i) liens for Taxes, assessments or governmental charges or levies not yet due and delinquent or being diligently contested in good faith, (ii) statutory liens of carriers, warehousemen, mechanics and the like arising in the ordinary course of the Business for amounts not yet due and payable and (iii) minor imperfections of title which do not impair in any

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material respect the conduct of the Business or the use of the Business Assets in the manner currently used;

"Permitted Parties" means members of the Purchaser's Group or the ICI Group from time to time (as the case may be);

"predominantly" means more than fifty per cent (50%);

"Prepayments" means all amounts paid (whether by deposit, prepayment or otherwise) prior to the Transfer Time by or on behalf of any member of the ICI Group so far as the same relate to expenses, liabilities or obligations, or the right to receive goods or services, in connection with the carrying on of the Business in respect of any period after the Transfer Time (but excluding, for the avoidance of doubt, amounts in respect of Taxation of any kind);

"Primary Books and Records" means all lists of customers and suppliers, business plans and forecasts (prepared by anyone now or previously employed in or furnishing services to the Business), notices, enquiries, orders, correspondence, computer disks, tapes or other machine readable or other records of a financial or marketing nature (including current and historical sales and price data and market and application strategies (if any)) to the extent that they relate exclusively to the Business and all of the foregoing to the extent that they relate to ethylene vinyl acetate copolymers, in each case which are owned by any Business Seller, but excluding the Excluded Books and Records;

"Proceedings" means any and all claims, assertions, notices of claim or assertion, complaints, demands, suits, litigation, judgments, actions, proceedings or investigations;

"Pro Forma Working Capital Statement" means the pro forma statement set out in Part 2 (Pro Forma Working Capital Statement) of Schedule 11 (Determination and Certification of Working Capital Adjustment);

"Pro Forma Working Capital Value" means the amount shown against "Total Pro Forma Working Capital Value" in the Pro Forma Working Capital Statement;

"Properties" means the Business Properties and the Company Properties;

"Purchaser Affiliate" any company in which the Purchaser or any other member of the Purchaser's Group (alone or together with any other member of the Purchaser's Group) holds 25% or more of the voting rights;

"Purchaser's Claim" means an Indemnity Claim, an Environmental Claim, a Warranty Claim or a Contractual Claim but not a Tax Claim;

"Purchaser's Group" means any of the following from time to time: the Purchaser, its subsidiaries and subsidiary undertakings and any holding company of the Purchaser from time to time, including (after Completion) the Companies, and all other subsidiaries and subsidiary undertakings of any holding company of the Purchaser and "member of the Purchaser's Group" shall be construed accordingly;

"Purchaser's Lawyers" means Skadden, Arps, Slate, Meagher & Flom (UK) LLP;

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"Purchasing Companies" means the Business Purchasers and the Company Purchasers;

"QST" means the Québec Sales Tax imposed by the Act Respecting the Québec Sales Tax, R.S.Q. c. T-O.1 of Québec;

"Reasonable Reader" means:

(a) in the case of any professional adviser (or its employees) to the Purchaser or any member of the Purchaser's Group, a person reviewing Disclosed Information by reference to any particular Warranty where such person could reasonably be expected to have the requisite knowledge or expertise of a competent professional adviser to evaluate the information provided under the subject matter of review in relation to the Warranty concerned; and

(b) in any other case, such skill and experience as would ordinarily and reasonably be expected from a person engaged in the business of providing services in the course of operation of a business, or the relevant part of a business, which is the same as or similar to the Business under the same or similar circumstances and conditions;

"Recommended" means recommended at Paragraph (j) of the Loss Prevention Survey (at Disclosure Document 8.3.23) with respect to the Boucherville Business Property and recommended in the Loss Prevention Report at Disclosure Document 8.1.12.2 with respect to the Meredosia Business Property;

"Release" means spilled, discharged, leaked, emitted, escaped, dumped, leached, off gassed, dispersal, disposal, migration or release of any kind whatsoever;

"Relevant Competition Authority" means the relevant authority, or regulatory body, in each of the jurisdictions listed in Schedule 18 (Relevant Competition Authorities) with legal authority to make a decision pursuant to antitrust, competition or similar laws granting or refusing consent to a merger or acquisition falling within its jurisdiction and within whose jurisdictions the acquisition of all or part of the Business Assets and the Shares by the Purchaser actually falls together with the relevant authority, or regulatory body in each jurisdiction in which additional mandatory filings may be required in connection with the acquisition of all or part of the Business Assets and the Shares by the Purchaser, by reason of a change in legislation after the date of this Agreement;

"Relief" means any loss, relief, allowance, set-off, or credit in respect of any Tax or any deduction in computing income, profits or gains for the purposes of any Tax or any right to repayment or refund in respect of any Tax;

"Reorganisation" means the transfer of certain assets and liabilities not related to the Business from each of the UK Company and the Dutch Company, and the grant of a lease in respect of the Warrington Leased Property pursuant to the Reorganisation Documentation;

"Reorganisation Documentation" means each of the asset transfer agreements and other documents in the Agreed Terms and as listed in Schedule 17 (the

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Reorganisation Documents) to be entered into prior to Completion by the UK Company and the Dutch Company respectively, and in the case of the lease of the Warrington Leased Property, which has been entered into by the UK Company prior to the date of this Agreement, pursuant to which the Reorganisation will be effected;

"Repeated Warranties" means the Warranties set out in Paragraphs 1, 2, 4, 5.1, 5.2, 5.4, 5.5, 5.6, 5.7, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 8.1(a) and (b), 9.10, 9.13-9.19 (inclusive), 10, 11.1-11.3 (inclusive), 11.9, 11.13-11.16 (inclusive), 11.20-11.22 (inclusive), 12, 13, 15.1, 15.2, 16.1-16.5 (inclusive), 16.7-16.10 (inclusive), 16.12, 16.14-16.16 (inclusive), 16.18, 17, 18 and 19 of Part 1 (General Warranties Business and Companies) and 5 of Part 2 (Company Specific Warranties) of Schedule 6 (Warranties);

"Repeated Warranty Claim" means a claim by the Purchaser against the Warrantor for breach of a Repeated Warranty as they are deemed to be given immediately before Completion pursuant to Clause 16.1(b) (Warranties);

"Retained Environmental Liabilities" shall have the meaning given to that term in the Environmental Deed;

"Retained Employees" means any person who is employed by any member of the ICI Group and who is not a Company Employee; a U.S. Employee; a Canadian Employee; or a European Employee;

"Retained Liabilities" shall have the meaning given to that term in Clause 4.4 (Retained Liabilities);

"Retained Properties" means the properties details of which are set out in Part 5 (List of Retained Properties) of Schedule 2 (Property Matters);

"Sale" means (i) the sale of the Business, Business Assets, Shares and Company Assets constituting a Disposal but not as part of a wider or larger sale including other assets of the Purchaser's Group; (ii) any sale or transfer of shares in any member of the Purchaser's Group which has the sole purpose of effecting a Disposal (whether through a single transaction or a series of transactions) but not as part of a wider or larger sale including other assets of the Purchaser's Group; or (iii) any sale or transfer (whether through a single transaction or a series of transactions) of the business assets or undertaking of the Purchaser or any member of the Purchaser's Group which has the sole purpose of effecting a Disposal, except in each case for Permitted Disposals;

"Sale Threshold" means a sum equal to 150% of the Basic Consideration;

"Secondary Books and Records" means, to the extent such items relate in part but not exclusively to the Business, a copy of any lists of customers and suppliers, business plans and forecasts (prepared by anyone now or previously employed in or furnishing services to the Business), notices, enquiries, orders, correspondence, computer disks, tapes or other machine readable or other records of a financial or marketing nature (including current and historical sales and price data and market and application strategies (if any)), where such portions or sections of such records are used or held for use by any Business Seller, (but only the portions or sections of such

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items which relate to the Business) and excluding, in all cases, the Excluded Books and Records;

"Seconded European Employees" means the individuals (and only those individuals) listed by job title, location and hire date in Section 1 (List of Seconded European Employees) of Part 3 (List of Seconded Employees) of the Employee Lists;

"Seconded U.S. Employees" means the individuals (and only those individuals) listed by job title, location and hire date in Section 2 (List of Seconded U.S. Employees) of Part 3 (List of Seconded Employees) of the Employee Lists;

"Sellers" means collectively the Business Sellers and the Company Sellers;

"Seller's UK Lawyers" means Mayer, Brown, Rowe & Maw LLP (an English limited liability partnership) whose registered office is at 11 Pilgrim Street, London EC4V 6RW;

"Seller's U.S. Lawyers" means Mayer, Brown, Rowe & Maw LLP, (an Illinois limited liability partnership) whose principal place of business is at 190 South LaSalle Street, Chicago, Illinois, 60603-3441, USA;

"Sewer Repairs" means relining, replacement, spot repair and/or patching of the Meredosia Sewers and/or the Warrington Sewers in each case as may be appropriate and:

(a) with respect to the Meredosia Sewers, as identified as required by the Low Pressure Air Testing conducted and evaluated in accordance with the ASTM Standard C 828-03, performed by Ergon or any other member of the ICI Group in accordance with the Drainage Investigation Scope of Work dated the same date as this Agreement; and

(b) with respect to the Warrington Sewers, in accordance with any defects noted in the findings of the Roux Associates, Inc Focused Soil Survey dated 1 July 2004 (at Disclosure Document 8.5.25) but excluding without limitation all sumps and pits;

"Sewers" means any beneath ground pipelines conveying process wastewater;

"Share Consideration" means the sum of eighty four million nine hundred thousand U.S. dollars (U.S.$84,900,000) representing the unadjusted consideration for the sale of the Shares;

"Shared Assets" means all assets listed in Paragraph (e) of Part 1 (the Excluded Assets) of Schedule 9 (The Excluded Assets and Excluded Contracts) owned by Ergon or any other member of the ICI Group (other than Business Contracts and Shared IP) which relate both to any part of the Business and to any other activities and operations of Ergon or any other member of the ICI Group other than any of such assets as are located at the Properties;

"Shared Business Contracts" means those Contracts to which any member of the ICI Group (other than the Companies) is a party as at Completion and which relate to both the Business or the Business Assets and the Excluded Businesses of any member

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of the ICI Group and which (a) predominantly relate to the Business or the Business Assets (b) are listed in Part 1 (Shared Business Contracts) of Schedule 22 (Shared Contracts) or (c) are Shared VAM Contracts but (in any case) excluding (i) any lease or licence of any of the Business Properties; (ii) Environmental Permits; (iii) the Guarantees; (iv) any employment or services agreements entered into with any of the Employees or former employees, and (v) the Excluded Contracts;

"Shared Company Contracts" means those Contracts to which a Company is a party at Completion and which relate both to the Business and the Excluded Businesses and which are listed in Part 2 (Shared Company Contracts) of Schedule 22 (Shared Contracts);

"Shared Company Guarantee" means a Company Guarantee which relates both to the Business and the Excluded Businesses;

"Shared Guarantee" means a Guarantee which relates both to the Business and the Excluded Businesses;

"Shared IP" means any Intellectual Property which is owned by any of the Business Sellers or either Company as at Completion and which is used or held for use in the Business, but not predominantly, and which does not constitute Excluded IP;

"Shared VAM Contracts" means all VAM Contracts which relate to both the Specified Territories or Mexico and to territories in the rest of the world;

"Shares" means all of the issued shares in the share capital of each of the Companies, details of which are set out in Schedule 13 (The Companies);

"Special Purpose Accounts" means the aggregated statements of profit and loss for the Business for each of the twelve (12) month periods ended on 31 December 2001, 31 December 2002 and the Financial Statement Date, including the opinion on such statements given by KPMG Audit PLC, a true copy of which is contained at Disclosure Document 3.1.40;

"Specified Retained Employees" means the individuals listed by job title, location and hire date in Part 12 (The Specified Retained Employees) of the Employee Lists;

"Specified Territories" means the United States, Canada, Albania, Andorra, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Denmark, Germany, Greece, Spain, France, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, the Netherlands, Austria, Portugal, Finland, Sweden, the United Kingdom, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Macedonia, Malta, Moldavia, Monaco, Norway, Poland, Romania, San Marino, Serbia/Montenegro, the Slovak Republic, Slovenia, Switzerland, Turkey, Vatican City, the Russian Federation, the Republic of Armenia, the Republic of Moldova, the Republic of Belarus, Kyrgyz Republic, the Republic of Tajikistan, Turkmenia, the Republic of Uzbekistan, the Republic of Kazakhstan, the Azerbaijan Republic and Georgia;

"Specified Transferring Employees" means the individuals listed by job title, location and hire date on Part 13 (The Specified Transferring Employees) of the Employee Lists and the Brampton Specified Transferring Employees, Bridgewater

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Specified Transferring Employees, Canadian Specified Transferring Employees, the Dutch Specified Transferring Employees, the European Specified Transferring Employees, the Hot Melt Specified Transferring Employees, the Transitional U.S. Specified Transferring Employees, the UK Specified Transferring Employees and the U.S. Specified Transferring Employees means those individuals listed in Paragraphs 1, 2, 3, 4, 5, 6, 7, 8 and 9 of Part 13 respectively;

"Split Contracts" means:

(a) a Shared Business Contract; or

(b) a Shared Company Contract;

"Step Up Adjustment" means a sum equal to the lesser of (a) one million, two hundred and fifty thousand U.S. dollars (U.S. $1,250,000) and (b) 6.25% of the Step Up Value;

"Step-Up Review Period" means, in the case of the Net Book Value Statement the period of thirty (30) Business Days after delivery to the Purchaser of the Net Book Value Statement and, in the case of the certificate of Step Up Value or the Fair Value Statement, the period of thirty (30) Business Days after the delivery to Ergon of the certificate of Step Up Value;

"Step Up Value" means the amount by which the Fair Value is greater than the Net Book Value;

"Step Up Payment Date" means the day falling five (5) Business days after the issue of the Final Certificate of the Step Up Value (in accordance with Paragraph 3.6 (Meaning of "Final Certificate of the Step Up Value") of Schedule 24 (Step Up Adjustment));

"Stock" means all stocks of finished goods and samples, raw materials and consumables, engineering spares, laboratory supplies, work-in-progress and other similar stock in trade wherever located produced or acquired for the purpose of sale or use in the manufacture of finished products or the provision of services, owned by the Business Sellers for the purposes of and/or relating to the Business and/or by the Companies as at the Transfer Time, the value of which shall be determined for the purpose of the Working Capital Adjustment in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment);

"Stock Exchange" means London Stock Exchange PLC;

"Systemic Product Liability" means a series of Proceedings (which term "series of Proceedings" shall include a single Proceeding with multiple claimants), whether presently, now or hereafter arising, made or instigated by third parties to the extent such Proceedings arise or are alleged to arise from the same or substantially the same: (a) failures or malfunctions (including any failure to meet contractual specifications, product specification or fitness for use) or defects (including any defect in manufacturing, workmanship, design or performance regardless of when it arises) of a product supplied prior to Completion by the Business Sellers or the Companies or any other member of the ICI Group or their respective predecessors in title (or any

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material incorporating such product); or (b) events or circumstances relating to the manufacture, sale or use of any product of the Business prior to Completion or materials incorporating any such product (regardless of whether such products met specifications or other terms of sale), including damage to property, but excluding in each case isolated or unrelated defects in the same products, defects in or relating to finished goods forming part of the Stock and/or De Minimis Routine Product Liability Claims and excluding personal injury claims;

"Tax" or "Taxation" means all forms of taxation, impositions, duties, contributions and levies in the nature of taxation including (without prejudice to the generality of the foregoing) income tax, tax on capital gains, corporation tax, VAT, stamp duties, transfer taxes, land taxes (other than rates), fees in lieu of taxes (FILOT), stamp duty land tax, stamp duty reserve tax, GST, QST, provincial sales tax, sales tax or use taxes, social security contributions and any amounts withheld on account of any of the foregoing together with all penalties, charges, surcharges, fines, costs and interest relating thereto (in all cases, regardless of whether such taxes, penalties, charges, surcharges, fines, costs and interest are directly or primarily chargeable against or attributable to the relevant person or any other person and regardless of whether the relevant person has, or may have, any right of reimbursement against any other person);

"Tax Authority" means any taxing or other authority (anywhere in the world) competent to impose any Liability to Tax;

"Tax Claim" means any claim by the Purchaser under the Deed of Tax Covenant or for breach of any of the Tax Warranties;

"Tax Warranties" means the Business Tax Warranties and the Company Tax Warranties;

"Technical Information" means all technical data, know-how, methodologies, techniques, trade secrets, confidential information, drawings (including design and engineering drawings, graphs and plans), formulations, specifications, evaluations, studies, quality policing procedures and specifications, samples and compositions of materials including raw materials, of intermediates and/or of products, technical reports, operating and testing procedures, process conditions, process development, process economics, information relating to manufacturing assets or to the management of wastes and by-products, process chemistry and analysis methods, instructions and operating manuals, raw material and production specifications, the results and records of research and development, pilot plant development, process development and the results of consulting work, in whatever medium they may be composed;

"TGCA" means the Taxation of Chargeable Gains Act 1992;

"Third Party Rights Act" means the Contracts (Rights of Third Parties) Act 1999;

"Third Party Valuer" shall have the meaning given to that term in Paragraph 3(b) of Part 1 of Schedule 8 (Allocation of Consideration).

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"Total Consideration" shall have the meaning given to that term in Clause 3.1 (Calculation of Consideration);

"Toxic Torts" means any Proceedings (whether previously, now or hereafter arising) by a third party arising from an actual or alleged personal injury, illness, medical condition, death, whether previously, now or hereafter arising and regardless of whether or when any such injury, illness or condition is diagnosed or discovered or death occurs or loss suffered by him as a result of actual or alleged exposure to (a) any chemical compound, chemical material or other chemical substances (including asbestos, silica or lead paint), vibration or noise; or (b) mould or other biological growth in any way related to chemical compounds, chemical materials or other chemical substances, in each case actually or allegedly used, produced, present, supplied, acquired or Released in the course of operation prior to Completion of the Business (or the business of any member of the ICI Group, or their respective predecessors in title, or any third party toll manufacturer used in the Business);

"Transaction Documents" means this Agreement and each of the agreements, deeds and documents listed in Part 1 (The Transaction Documents) of Schedule 16 (The Documents in the Agreed Terms);

"Transaction Value" means the aggregated amount of the consideration paid or payable for or in connection with any Sale (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding) plus the amount of any debt securities or other liabilities assumed, redeemed or remaining outstanding or equity securities redeemed or remaining outstanding in connection with any Sale plus the value of any securities cash or other assets distributed to the shareholders of the Purchaser or retained by any member of the Purchaser's Group. If any one or more of the shareholders in the Purchaser or in any member of the Purchaser's Group retains all or a proportion of its holding or the Purchaser or any member of the Purchaser's Group disposed of only a proportion of its business, assets or undertaking the Transaction Value will be calculated on the basis of a disposal of the Purchaser or the entire Purchaser's Group calculating the implied value of the Purchaser or the Purchaser's Group (as the case may be) pro rata from the portion sold;

"Transfer Documents" means this Agreement and each of the following Transaction Documents:

(a)	the Environmental Deed;

(b)	IP Licence;

(c)	Assignments of the Business IP;

(d)	UK Share Sale Agreement;

(e)	Dutch Share Sale Agreement;

(f)	Notarial Deed of Transfer;

(g)	U.S. Business Sale Agreement;

(h)	Assignment and Assumption Agreement;

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(i)	Deed of Transfer of Woodruff Business Property;

(j)	Deed of Transfer of Meredosia Business Property;

(k)	Canadian Business Sale Agreement (incorporating the Assignment and Assumption of Liabilities Agreement); and

(l)	Deed of Transfer of the Boucherville Business Property;

"Transfer Time" means 11.59 pm Greenwich Mean Time on the date Completion occurs;

"Transitional U.S. Employees" means:

(a)	those employees who spend not less than fifty per cent (50%) of their time working in connection with the cosmetic polymer, solution acrylic polymer and solvent-borne adhesive and contact cement operations at the Business Property located at Meredosia, Illinois; and

(b)	the Transitional U.S. Specified Transferring Employees;

of whom those who are employed at the date of this Agreement are listed by job title, location and hire date in Part 5 (The Transitional U.S. Employees) of the Employee Lists and each of whom shall also be employed as at the Transfer Time, except for leavers and joiners in the ordinary course provided such leavers and joiners are not as a consequence of Ergon not complying with its obligations pursuant to the terms of Schedule 1 (Conduct of the Business and the Companies until Completion) but excluding in both cases the Specified Retained Employees;

"UK Company" means Vinamul Limited, a company incorporated in England and Wales (registered number 00357538) whose registered office is at Eastford Road, Warrington, Cheshire, WA4 6HG;

"UK Employees" means:

(a)	those persons who spend not less than fifty per cent (50%) of their time working in the Business and who are employed by the UK Company; and

(b)	the UK Specified Transferring Employees;

of whom those who are employed at the date of this Agreement are listed by job title, location and hire date in Section A of Part 9 (The Company Employees) of the Employee Lists and each of whom shall also be employed as at the Transfer Time, except for leavers and joiners in the ordinary course provided such leavers and joiners are not as a consequence of Ergon not complying with its obligations pursuant to the terms of Schedule 1 (Conduct of the Business and the Companies until Completion) but excluding in both cases the Specified Retained Employees;

"UK Final Cash Balance Interest" shall have the meaning given to that term in Paragraph 1.1 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

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"UK Final Cash Balance" means, in relation to the UK Company, the aggregate amount of its Cash Balance (expressed in pounds) as reflected in the books of the UK Company as at the Transfer Time;

"UK Final Financial Debt" means, in relation to the UK Company, the aggregate amount (expressed in pounds and calculated as at the Transfer Time) of all borrowings, overdrafts, loan stocks, bonds, debentures and notes (together with all accrued interest) of the UK Company owed to a Financial Institution (apart from indebtedness resulting from operating leases) in each case as reflected in the books of the UK Company;

"UK Final Financial Debt Interest" shall have the meaning given to that term in Paragraph 1.1 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

"UK Intra-Group Borrowings" means the aggregate intra-group financial indebtedness (expressed in pounds) of the UK Company owing to any other members of the ICI Group, including all cash sums held by the UK Company for or on behalf of any other member of the ICI Group, outstanding as at the Transfer Time (apart from amounts representing Intra-Group Trading Amounts), plus all accrued interest (if any) on such intra-group financial indebtedness (expressed in pounds) as at the Transfer Time;

"UK Intra-Group Borrowings Interest" shall have the meaning given to that term in Paragraph 1.1 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

"UK Intra-Group Lendings" means the aggregate intra-group financial indebtedness (expressed in pounds) owing to the UK Company by any other members of the ICI Group including all cash sums held by such member(s) of the ICI Group for or on behalf of the UK Company, outstanding as at the Transfer Time (apart from amounts representing Intra-Group Trading Amounts), plus all accrued interest (if any) on such intra-group financial indebtedness (expressed in pounds) as at the Transfer Time;

"UK Intra-Group Lendings Interest" shall have the meaning given to that term in Paragraph 1.1 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

"UK Net Debt Adjustment" means the amount (expressed in pounds) by which (i) the sum of the UK Final Cash Balance and the UK Intra-Group Lendings is greater than or less than (ii) the sum of UK Final Financial Debt and the UK Intra-Group Borrowings each as set out in the Closing Net Debt Statement;

"UK Net Debt Interest Adjustment" shall have the meaning given to that term in Paragraph 1.2 of Part 2 (Repayment of Net Debt) of Schedule 12 (Debt);

"UK Retained Employees" means the Retained Employees employed by the UK Company;

"UK Share Consideration" means the sum of twenty nine million two hundred thousand dollars (U.S.$29,200,000) representing the unadjusted consideration for the sale of the Shares in the UK Company;

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"Unclassified Liability" means all obligations, liabilities or commitments of whatever nature whether actual or contingent, and whether presently in existence or arising prior to, on or after Completion, of any of the Business Sellers or any other member of the ICI Group (including the Companies) (other than in respect of Tax of the Companies) or any predecessors in interest of any of the foregoing, to the extent arising from, or in connection with, the ownership, holding, use or operations of the Business, the Business Assets, the Companies or the Properties prior to Completion or which otherwise relates to the period prior to Completion, to the extent any such obligation, liability or commitment is not otherwise assumed by the Purchaser (or any other member of the Purchaser's Group) pursuant to this Agreement or retained by the ICI Group pursuant to Clause 4.4 (Retained Liabilities) (other than Clause 4.4(a)) or which for the avoidance of doubt are not a De Minimis Unclassified Liability and the expression "Unclassified Liabilities" shall be construed accordingly;

"Uniqema Patents" means the patents and patent applications listed in Part 4 (Uniqema Patents) of Schedule 4 (Intellectual Property) and all Patent Rights therein;

"U.S. Business" means such part of the Business as is conducted by Indopco, Inc. (a corporation incorporated under the law of the State of Delaware under the name Indopco, Inc. and authorised to do business under the name NSC);

"U.S. Business Sale Agreement" means the agreement of that name in the Agreed Terms between Indopco, Inc. and the relevant Business Purchaser relating to the transfer of the U.S. Business and the assumption of the relevant Assumed Liabilities and listed in Part 1 (The Transaction Documents) of Schedule 16 (The Documents in the Agreed Terms);

"U.S. Debtors" means all book and other debts (other than Prepayments), and accrued income owing or accrued due to the Business Sellers (other than Prepayments), including all rights of the Business Sellers to receive payments, directly related to the operation of the U.S. Business (including any Intra-Group Trading Amounts owed by any other member of the ICI Group) as at the Transfer Time whether or not then invoiced and whether or not then due and payable;

"U.S. Employees" means:

(a) the Hot Melt Employees;

(b) the Transitional U.S. Employees;

(c) the Seconded U.S. Employees;

(d) those persons who spend not less than fifty per cent (50%) of their time working in connection with the U.S. Business (other than the Seconded European Employees) and who are based in the United States, including, for the avoidance of doubt, the Bridgewater Employees; and

(e) the U.S. Specified Transferring Employees;

of whom those who are employed at the date of this Agreement are listed by job title, location and hire date in Parts 6 (The Bridgewater Employees) and 10 (The U.S.

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Employees) of the Employee Lists and each of whom shall also be employed as at the Transfer Time, except for leavers and joiners in the ordinary course provided such leavers and joiners are not as a consequence of Ergon not complying with its obligations pursuant to the terms of Schedule 1 (Conduct of the Business and the Companies until Completion) excluding in all cases the Specified Retained Employees;

"VAM Contracts" means:

(a) any agreements, contracts, commitments, understandings, binding arrangements, licences, purchase orders and all other forms of engagements or agreements of any kind or nature, express, implied, written or oral which relate to the purchase by any member of the ICI Group of vinyl acetate monomer; and

(b) any offers, tenders or the like which relate to the purchase by any member of the ICI Group of vinyl acetate monomer made by any member of the ICI Group which are, or may be, capable, at any time following Completion, of being converted by an acceptance or other act of some other person, into obligations of any member of the ICI Group;

"VAT" means the tax imposed by the Sixth Council Directive of the European Communities and any national legislation implementing that directive together with legislation supplemental thereto or any similar sales or turnover tax whether of the United Kingdom, another member state, the European Union or elsewhere;

"VATA" means the UK Value Added Tax Act 1994;

"Vinamul Divisions" means the Vinamul Polymers U.S., Nacan Emulsion Polymers and Vinamul Polymers Europe divisions of NSC;

"Warranties" means the warranties referred to in Clause 16 (Warranties) and set out in Schedule 6 (Warranties) given and made by the Warrantor in favour of the Purchaser and "Warranty" shall be construed accordingly;

"Warrantor" means Ergon;

"Warranty Claim" means a claim by the Purchaser against the Warrantor for breach of Warranty (including, for the avoidance of doubt, a Repeated Warranty);

"Warrington Claims" means the Proceedings (whether previously, now or hereafter arising) brought by employees or former employees of the UK Company for actual or alleged personal injury, illness, medical condition or death alleged to have resulted from exposure to chemicals (including any chemical compound, chemical material or chemical substance identified in any Proceedings brought prior to the date of this Agreement), vibration and/or noise during the course of their presence at or adjacent to the Company Property at Warrington prior to the Transfer Time, together with any and all other Proceedings (whether previously, now or hereafter arising) brought by any person, whether, in the case of an individual, living or deceased (including any active or former employee, active or former contractor, invitee or neighbour of the UK Company or any other member of the ICI Group (or their respective predecessors

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in title that has at any time carried out operations at the Company Property at Warrington), or any estate, fiduciary, guardian, spouse or other beneficiary of the same) arising or asserted as arising out of the same or a common cause (or causal chain), whether or not occurring at the same time;

"Warrington Property" means the properties listed at number 1 and 2 of Part 4 (List of Company Properties) of Schedule 2 (Property Matters);

"Warrington Sewers" means the Sewers at the Warrington Property which are listed on Table 1 (Summary of Video Survey Results) of the Roux Associates Inc Focussed Soil Survey dated 1 July 2004 (at Disclosure Document 8.5.25);

"Warrington Leased Property" means the Adhesives Plant Building at land on South Bank, River Mersey, Warrington, which has been leased by the UK Company to National Starch & Chemical Limited;

"Woodruff Business Property" means all that real property listed at numbers 4 and 5 of Part 3 (List of Business Properties) of Schedule 2 (Property Matters);

"Working Capital Adjustment" means the amount by which the Pro Forma Working Capital Value is greater than or less than the Working Capital Value as the case may be;

"Working Capital Statement" means the statement substantially in the form set out in Part 2 (Pro Forma Working Capital Statement) of Schedule 11 (Determination and Certification of Working Capital Adjustment) to be prepared in accordance with Part 1 (The Working Capital Statement) of Schedule 11 (Determination and Certification of Working Capital Adjustment);

"Working Capital Value" means the value of the working capital as at the Transfer Time computed in accordance with Paragraph 3 (Procedure for determining Working Capital Adjustment) of Part 1 (The Working Capital Statement) of Schedule 11 (Determination and Certification of Working Capital Adjustment); and

"Works' Council Act" means the Dutch Works Council Act which became law in the Netherlands on 28 January 1971.

1.2	Contents Page and Headings

In this Agreement, the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3	Meaning of References

In this Agreement, unless the context requires otherwise any reference to:

(a) this Agreement includes the Background and the Schedules, each of which forms part of this Agreement for all purposes;

(b) "pounds" or "£" are references to the lawful currency of the United Kingdom;

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(c)	"euros" or "€"are references to the lawful currency of participating member states for the purposes of the European Monetary Union;

(d)	"U.S. dollars" or "U.S.$" are references to the lawful currency of the United States;

(e)	"Canadian dollars" or "C$" are references to the lawful currency of Canada;

(f)	save as expressly stated otherwise, a statute or a statutory provision shall include any provision of which it is a re-enactment as well as any subordinate legislation in force under such provisions from time to time and all amendments, modifications or re-enactments from time to time of such provisions, and subordinate legislation except to the extent that any amendment, modification or re-enactment enacted after the date of this Agreement would increase or extend the liability of any party under this Agreement;

(g)	the "Background" is to the statements about the background to this Agreement made above, a Clause or a Schedule is to a clause of or schedule to this Agreement, a Part or Paragraph is to a part or paragraph of a Schedule to this Agreement;

(h)	a document being in "the Agreed Terms" means in the form agreed between the parties and initialled for the purposes of identification by the Purchaser's Lawyers and either of the Seller's UK Lawyers or the Seller's U.S. Lawyers and shall include any subsequent amendments to such form agreed and initialled in the same way;

(i)	a "party" or the "parties" is to a party or the parties (as the case may be) to this Agreement and shall include any permitted assignees of a party;

(j)	the masculine, feminine and neuter genders shall include the other genders and any reference to the singular includes the plural and vice versa;

(k)	a person includes any individual, firm, unincorporated association, corporation, government, state or agency of state, association, partnership or joint venture (whether or not having a separate legal personality);

(l)	a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(m)	any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;

(n)	writing shall include any modes of reproducing words in a legible and non-transitory form;

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	(o)	a time of the day is to London time and references to a day are to a period of twenty four (24) hours running from midnight to midnight; and

	(p)	a plan in Schedule 2 (Property Matters) means the relevant numbered plan in the Agreed Terms.

1.4	No restrictive interpretations

In this Agreement, general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

1.5	Companies Act definitions

In this Agreement, unless the context otherwise requires, words and expressions defined in Part XXVI of the Companies Act 1985 (as amended) shall bear the meanings ascribed to them in that Act.

1.6	English Language Text to prevail

Where the text of any Transaction Document or Ancillary Agreement is written in, or translated into, a language other than English, the English text shall prevail if there are inconsistencies between the two versions and the parties agree that they will, and they will procure that their relevant Group members will, draw the provisions of this Clause 1.6 to the attention of any relevant court, tribunal, arbitrator or expert.

2.	SALE AND PURCHASE OF THE BUSINESS ASSETS AND THE SHARES AND TREATMENT OF SHARED ASSETS

2.1	Sale and purchase of the Business Assets

Subject to the provisions of this Agreement, including fulfilment of the Condition, Ergon shall sell (or procure the sale of), with full title guarantee, and the Purchaser shall purchase (or procure the purchase by the Business Purchasers of), as at and from Completion, free from all Encumbrances (other than Permitted Encumbrances), the U.S. Business and the Canadian Business and any other parts of the Business which are not conducted by the Companies in each case as a going concern comprising the following properties, rights and other assets, namely:

	(a)	the Business Goodwill;

	(b)	the Business Debtors;

	(c)	the Business Stock;

	(d)	the Business Plant and Machinery;

	(e)	the Business Properties;

	(f)	to the extent that they relate to the Business or the Business Assets, the benefit (subject to the burden) (but in each case only to the extent assumed by or

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transferred to the Purchaser pursuant to Clause 11 (The Business Contracts)) of the Business Contracts and Shared Business Contracts;

(g) all right and title of any of the Business Sellers in or to the Business IP, subject to the burden of the IP Licence;

(h) all guarantees, warranties, indemnities and similar rights in favour of any Seller to the extent that they relate to any Business Asset; and

(i) the Employee Records, the Primary Books and Records and the Secondary Books and Records;

and which, in the case of the Business Assets relating to the Canadian Business, the U.S. Business and such other parts of the Business as are not conducted by the Companies, shall be sold on and subject to the terms of the relevant Local Agreement (provided always that the provisions of this Agreement shall prevail over any Local Agreement in the event of a conflict, unless expressly stated otherwise in the relevant Local Agreement). Ergon and the Purchaser (as applicable) shall procure that each of the parties to the Local Agreements shall not assert, or seek to assert, against any other party to them, any provision(s) of a Local Agreement if and to the extent that any such provision(s) shall be in conflict with the provisions of this Agreement.

2.2	Assets excluded from sale of the Business

The Excluded Assets shall be excluded from the sale and purchase of the Business and retained by the relevant Business Seller or another member of the ICI Group, as the case may be.

2.3	Sale of Business Properties

The Business Properties are sold upon and subject to the terms and conditions set out or referred to in Schedule 2 (Property Matters) and the provisions of Schedule 2 (Property Matters) shall have effect as if set out in this Clause 2.

2.4	Sale as a going concern

Each of the U.S. Business and the Canadian Business is being sold on the terms of this Agreement and the Local Agreements as a going concern with effect from Completion with the intent that the Business Purchasers may carry on as a going concern the U.S. Business and the Canadian Business (as the case may be) from Completion in succession to the relevant Business Seller.

2.5	Sale and purchase of the Shares

Subject to the provisions of this Agreement, including fulfilment of the Condition, Ergon shall sell, or procure that the Company Sellers shall sell, with full title guarantee, and the Purchaser shall purchase or procure that the Company Purchasers shall purchase, as at and from Completion, free from all Encumbrances, the Shares, together with all rights attached or accruing to them from Completion and which, in the case of the Shares in the Dutch Company shall be on and subject to the terms of the relevant Local Agreement and associated notarial deed of transfer (provided always that the provisions of this Agreement shall prevail in the event of conflict).

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Ergon and the Purchaser (as applicable) shall procure that each of the parties to each Local Agreement relating to the sale of the Shares shall not assert, or seek to assert, against any other party to them, any provision(s) of that Local Agreement if and to the extent that any such provision(s) shall be in conflict with the provisions of this Agreement.

2.6	Waiver of pre-emption rights

Ergon hereby waives, and shall procure that each of the Company Sellers shall waive, all rights of pre-emption over or other rights to restrict the transfer of the Shares.

2.7	Exercise of Share rights

The Company Purchasers shall be entitled to exercise all rights attached or accruing to the Shares including the right to receive all dividends, distributions or any return of capital declared, paid or made by the Companies on or after Completion.

2.8	Sale of assets inter-dependent

The sale and purchase of each of the Business Assets save in respect of the Business Properties which shall be transferred pursuant to the provisions of Schedule 2 (Property Matters) and the Shares are inter-dependent and shall be completed simultaneously and the Purchasing Companies shall not be obliged to complete the purchase of any of the Business Assets (save for the Business Properties) or Shares unless the purchase of all of the Business Assets and Shares is effected simultaneously.

2.9	Purchaser's Claim

For the avoidance of doubt, the fact that certain Business Assets or Shares are acquired at Completion by a Purchasing Company and not the Purchaser shall not of itself limit the Purchaser's ability to recover the damage, liability or loss suffered or incurred by it in respect of the subject matter of the relevant Purchaser's Claim or Tax Claim.

2.10	Shared Assets

Ergon, for itself and on behalf of each member of the ICI Group, acknowledges and agrees that to the extent the Shared Assets are currently used in the Business or, following Completion, are necessary or desirable for the continued operation of the Business by the Purchaser's Group, Ergon shall, and shall procure that the relevant member of the ICI Group shall, make the Shared Assets available at cost (excluding any internal costs) to the relevant member of the Purchaser's Group on substantially the same basis on which such Shared Assets were being used or made available to the Business prior to the date of this Agreement.

3.	CONSIDERATION

3.1	Calculation of Consideration

The total consideration for the sale and purchase of the Business Assets and the Shares agreed to be sold pursuant to Clause 2.1 (Sale and purchase of the Business

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Assets) and Clause 2.5 (Sale and purchase of the Shares) and for Ergon entering into the Deed of Restrictive Covenant shall be the aggregate sum of:

	(a)	the Business Cash Consideration;

	(b)	the Share Consideration; and

	(c)	the Covenant Consideration

as adjusted by:

	(d)	the No Embarrassment Payment;

	(e)	Working Capital Adjustment;

	(f)	the UK Net Debt Adjustment;

	(g)	the UK Net Debt Interest Adjustment;

	(h)	(the Dutch Net Debt Adjustment;

	(i)	the Dutch Net Debt Interest Adjustment, and

	(j)	the Step Up Adjustment,

such aggregate sum being the "Total Consideration".

3.2	Payment of Basic Consideration

The Basic Consideration shall be satisfied:

	(a)	on Completion by the payment by the Purchaser (on behalf of the relevant Purchasing Companies) in cash of an amount equal to the Initial Payment to ICI Finance (on behalf of each of the Sellers) in accordance with Clause 3.3 (Method of payment);

	(b)	on Completion by the payment by Celanese International Corporation, directly or via the Purchaser as its agent, in cash of an amount equal to the Covenant Consideration to ICI Finance (on behalf of Imperial Chemical Industries PLC) in accordance with Clause 3.3 (Method of payment);

	(c)	on the Balancing Payment Date either:

(i)	(if the Pro Forma Working Capital Value is less than the Working Capital Value) by the payment by the Purchaser (on behalf of the relevant Purchasing Companies) in cash of an amount equal to the Working Capital Adjustment to ICI Finance (on behalf of the relevant Sellers) in accordance with Clause 3.3 (Method of payment); or

(ii)	(if the Pro Forma Working Capital Value is greater than the Working Capital Value) by the payment by ICI Finance (on behalf of the relevant Sellers), in cash of an amount equal to the Working Capital

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Adjustment to the Purchaser (on behalf of the relevant Purchasing Companies) in accordance with Clause 3.3 (Method of payment);

together with accrued interest on the Working Capital Adjustment, which shall be charged (aa) for the period beginning from the Transfer Time and ending on the day which is 120 days after the Transfer Time at the Initial Rate; and (bb) for the period beginning on the day which is 121 days after the Transfer Time and ending on the Balancing Payment Date at the Increased Rate. Interest shall be calculated on the basis of a year of 365 days and for the actual number of days elapsed and shall accrue from day to day and shall be compounded quarterly;

(d)	on the Balancing Payment Date either:

	(i)	(if the sum of the UK Final Cash Balance and the UK Intra-Group Lendings is less than the sum of the UK Final Financial Debt and the UK Intra-Group Borrowings) by the payment by ICI Finance (on behalf of the relevant Sellers) in cash of an amount equal to the UK Net Debt Adjustment to the Purchaser (on behalf of the relevant Purchasing Companies) in accordance with Clause 3.3 (Method of payment); or

	(ii)	(if the sum of the UK Final Financial Debt and the UK Intra-Group Borrowings is less than the sum of the UK Final Cash Balance and the UK Intra-Group Lendings) by payment by the Purchaser (on behalf of the relevant Purchasing Companies) in cash of an amount equal to the UK Net Debt Adjustment to ICI Finance (on behalf of the relevant Sellers) in accordance with Clause 3.3 (Method of payment);

(e)	on the Balancing Payment Date either:

	(i)	(if the sum of the UK Final Financial Debt Interest and the UK IntraGroup Borrowings Interest is less than the sum of the UK Final Cash Balance Interest and the UK Intra-Group Lendings Interest) by payment by the Purchaser (on behalf of the relevant Purchasing Companies) in cash of an amount equal to the UK Net Debt Interest Adjustment to ICI Finance (on behalf of the relevant Sellers) in accordance with Clause 3.3 (Method of payment); and

	(ii)	(if the sum of the UK Final Cash Balance Interest and the UK IntraGroup Lendings Interest is less than the sum of the UK Final Financial Debt Interest and the UK Intra-Group Borrowings Interest) by the payment by ICI Finance (on behalf of the relevant Sellers) in cash of an amount equal to the UK Net Debt Interest Adjustment to the Purchaser (on behalf of the relevant Purchasing Companies) in accordance with Clause 3.3 (Method of payment);

(f)	on the Balancing Payment Date either:

	(i)	(if the sum of the Dutch Final Cash Balance and the Dutch Intra-Group Lendings is less than the sum of the Dutch Final Financial Debt and

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the Dutch Intra-Group Borrowings) by the payment by ICI Finance (on behalf of the relevant Sellers) in cash of an amount equal to the Dutch Net Debt Adjustment to the Purchaser (on behalf of the relevant Purchasing Companies) in accordance with Clause 3.3 (Method of payment); or

(ii)	(if the sum of the Dutch Final Financial Debt and the Dutch IntraGroup Borrowings is less than the sum of the Dutch Final Cash Balance and the Dutch Intra-Group Lendings) by the payment by the Purchaser (on behalf of the relevant Purchasing Companies) in cash of an amount equal to the Dutch Net Debt Adjustment to ICI Finance (on behalf of the relevant Sellers) in accordance with Clause 3.3 (Method of payment);

(g)	on the Balancing Payment Date either:

	(i)	(if the sum of the Dutch Final Financial Debt Interest and the Dutch Intra-Group Borrowings Interest is less than the sum of the Dutch Final Cash Balance Interest and the Dutch Intra-Group Lendings Interest) by payment by the Purchaser (on behalf of the relevant Purchasing Companies) in cash of an amount equal to the Dutch Net Debt Interest Adjustment to ICI Finance (on behalf of the relevant Sellers) in accordance with Clause 3.3 (Method of payment);

	(ii)	(if the sum of the Dutch Final Cash Balance Interest and the Dutch Intra-Group Lendings Interest is less than the sum of the Dutch Final Financial Debt Interest and the Dutch Intra-Group Borrowings Interest) by the payment by ICI Finance (on behalf of the relevant Sellers) in cash of an amount equal to the Dutch Net Debt Interest Adjustment to the Purchaser (on behalf of the relevant Purchasing Companies) in accordance with Clause 3.3 (Method of payment); and

(h)	on the Step Up Payment Date by payment by the Purchaser (on behalf of the relevant Purchasing Companies) in cash of an amount equal to the Step Up Adjustment to ICI Finance (on behalf of the relevant Sellers) in accordance with Clause 3.3 (Method of payment) together with accrued interest on the Step Up Adjustment, which shall be charged (aa) for the period beginning from the Transfer Time and ending on the day which is 120 days after the Transfer Time at the Initial Rate; and (bb) for the period beginning on the day which is 121 days after the Transfer Time and ending on the Step Up Payment Date at the Increased Rate. Interest shall be calculated on the basis of a year of 365 days and for the actual number of days elapsed and shall accrue from day to day and shall be compounded quarterly.

PROVIDED THAT, if any amount due under Clauses 3.2(a), (b), (c), (d), (e), (f), (g) or (h) (Payment of Consideration) is not paid on or before the Due Date interest shall accrue on a daily basis on such outstanding amount at the Default Rate from the Due Date until the date of actual payment (both before and after judgment). Interest shall be calculated on the basis of a year of 365 days and for the actual number of days elapsed, shall accrue from day to day, and shall be compounded quarterly.

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3.3	Method of payment

Each payment to be made under this Clause 3 shall be made by electronic transfer in immediately available funds to the account notified by the relevant party entitled to receive such payment to the party obliged to make such payment in writing not later than five (5) Business Days before the Due Date for payment by the payer. Each such payment to be made shall (except as otherwise required by applicable law) be made by means of a single payment in U.S. dollars (subject to Clause 26.2 (Exchange Rate for Foreign Currencies) to or by ICI Finance (as the case may be), as agent for Ergon and the other Sellers, and by or to the Purchaser (as the case may be), for itself and as agent for any other Purchasing Companies.

3.4	Allocation of Business Cash Consideration

The Business Cash Consideration shall be allocated to each of the Business Assets listed in Clause 2.1 (Sale and purchase of the Business Assets) in accordance with Schedule 8 (Allocation of Consideration). Any payments made in respect of the Working Capital Adjustment in respect of the Business Assets shall be allocated for the benefit of or against the Business Seller to which it relates in accordance with Schedule 8 (Allocation of Consideration). Any payments made in respect of the Step Up Adjustment shall be allocated in accordance with the provisions of Schedule 24 (Step Up Adjustment). Ergon and the Purchaser shall, and shall procure that the other Business Sellers and Business Purchasers shall, report on their respective tax returns the tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, and shall not, unless required to do so by any regulatory or governmental body to which such party, Business Seller or Business Purchaser (as the case may be) submits (including any Tax Authority), take or permit the taking of any position inconsistent with that allocation in connection with any negotiations or any examination, investigation, litigation or proceedings concerning any tax return or any Relief.

3.5	Allocation of Share Consideration

The Share Consideration shall be allocated to the Shares of each Company in accordance with Schedule 8 (Allocation of Consideration). Any payment made in respect of the Working Capital Adjustment, or the Dutch Net Debt Adjustment, the Dutch Net Debt Interest Adjustment, the UK Net Debt Adjustment or the UK Net Debt Interest Adjustment in respect of the Shares shall be allocated to the Shares of each Company in accordance with Schedule 8 (Allocation of Consideration). Ergon and the Purchaser shall, and shall procure that the other Company Sellers and Company Purchasers shall, report on their respective tax returns the tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, and shall not, unless required to do so by any regulatory or governmental body to which such party, Company Seller or Company Purchaser (as the case may be) submits (including any Tax Authority), take or permit the taking of any position inconsistent with that allocation in connection with any negotiations or any examination, investigation, litigation or proceedings concerning any tax return or any Relief.

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3.6	Responsibility for Taxes and fees

(a) Unless expressly stated otherwise all sums payable under this Agreement are (unless expressly stated otherwise) exclusive of and the Purchaser shall be responsible for and bear the cost of any VAT, GST, QST, provincial sales tax, land taxes, transfer taxes, any stamp duty, or stamp duty reserve tax or stamp duty land tax and all sales and use transfer and other similar Taxes, duties and registration fees (including registration fees in connection with any recording, filing, registration or legislation of the transfer or assignment of Business IP or any similar formality in relation to such transfer or assignment and any fees or expenses in connection therewith) as well as any notarial fees (including, for the avoidance of doubt, Dutch notarial fees and any other foreign notarial fees) and company or land registry fees which may be or may become payable in respect of the sale of the Business, the Business Assets and the Shares pursuant to any Transaction Document in any jurisdiction or any document or conveyance related to any Transaction Document (excluding, for the avoidance of doubt, any document or conveyance executed in connection with the Reorganisation), but including, for the avoidance of doubt, the cost of any stamp duty, stamp duty land tax or stamp duty reserve tax which may be or become payable in the United Kingdom in respect of this Agreement and any other document or conveyance transferring the Business or any of the Business Assets or the Shares to the Purchaser or a member of the Purchaser's Group or any Transaction Document.

(b) The Purchaser undertakes to provide this Agreement and any other document or conveyance (including any of the Transaction Documents) to the Inland Revenue of the United Kingdom for stamping or to any other relevant Tax Authority in any other jurisdiction and to pay any stamp duty, stamp duty land tax or stamp duty reserve tax, or analogous transfer Tax payable, as soon as reasonably practicable after notification by Ergon in writing to the Purchaser that the original of this Agreement and/or any other document or conveyance is reasonably required by Ergon to be produced by any Tax Authority or pursuant to any legislation or in evidence in connection with any legal proceedings before the English Courts or any other court of competent jurisdiction.

3.7	No deductions

All sums payable under the Transaction Documents shall be paid to the recipients free and clear of all deductions or withholdings whatsoever, save only as may be required by law in which event the deduction or withholding will not exceed the minimum amount which is required by law to be deducted or withheld and the payer will simultaneously pay to the recipient(s) in question such additional amount as will result in the receipt by the recipient(s) of a net amount equal to the full amount which would have otherwise been receivable by the recipient(s) had no deduction or withholding been required.

3.8	Tax Credit

If an additional amount is paid pursuant to Clause 3.7 (No deductions) above and the relevant payee determines in its absolute discretion that:

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(a) a Tax Credit is attributable either to an increased payment of which that additional amount forms part, or to that additional amount; and

(b) that payee has obtained, utilised and retained that Tax Credit,

the payee shall pay an amount to the relevant payer which that payee determines will leave it (after that payment) in the same after Tax position as it would have been in had the additional amount not been required to be paid.

For the purposes of this Clause 3.8 "Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

3.9	Gross up

(1)	If any amount payable pursuant to any warranty, covenant to pay or indemnity contained in any Transaction Document (a "Relevant Payment") is subject to Tax in the hands of the payee, the payer shall pay to the payee such additional sum as will, after payment of the Tax in question, leave the payee with a net amount equal to the amount that it would have received had there been no liability to Tax.

(2)	Ergon or the relevant member of the ICI Group shall not be liable to pay any additional sum pursuant to Clause 3.9 (1) to the extent that the Tax payable as a result of receipt of any Relevant Payment arises or is increased as a result of:

(a) any transfer by the relevant Business Purchaser or Company Purchaser (or any act or transaction by the relevant Business Purchaser or Company Purchaser which results in a deemed transfer by the relevant Business Purchaser or Company Purchaser) of any of the Business Asset(s) or Shares in respect of which the Relevant Payment is made to a different member of the Purchaser's Group or any third party, other than a transfer or deemed transfer prior to Completion as a result of the Purchaser procuring the purchase by the Business Purchasers of the U.S. Business, the Canadian Business or any other parts of the Business not carried on by the Companies pursuant to Clause 2.1 (Sale and purchase of the Business Assets), or the purchase by the Company Purchasers of the Shares pursuant to Clause 2.5 (Sale and purchase of Shares); or

(b) any voluntary act or voluntary transaction or arrangement of a voluntary nature (or any combination of the same) of the Purchaser or any other member of the Purchaser's Group occurring after the date of this Agreement, other than a transfer or deemed transfer prior to Completion as a result of the Purchaser procuring the purchase by the Business Purchasers of the U.S. Business, the Canadian Business or any other parts of the Business not carried on by the Companies pursuant to Clause 2.1 (Sale and purchase of the Business Assets), or the purchase by the Company Purchasers of the Shares pursuant to Clause 2.5 (Sale and purchase of Shares) otherwise than as a result of any such act, transaction or arrangement taken or undertaken:

(i) upon the written instructions of or with the written consent of Ergon or any member of the ICI Group; or

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(ii) in order to comply with any law or any mandatory requirement of applicable GAAP; or

(iii) in order to comply with its obligations under this Agreement or any such act, transaction, or arrangement as expressly contemplated or expressly permitted by the Transaction Documents; or

(iv) in the ordinary course of business,

PROVIDED THAT if the Purchaser or any other member of the Purchaser's Group is or becomes aware that, if taken or undertaken, any voluntary act or voluntary transaction or arrangement of a voluntary nature (or any combination of the same) would give rise to an obligation on Ergon or any member of the ICI Group to make payment of an additional sum under Clause 3.9(1), the Purchaser shall give notice of that fact to Ergon within fifteen (15) Business Days of becoming aware and Ergon and the Purchaser shall each at its own cost use reasonable endeavours to obtain and procure that arrangements are implemented to ensure that no or the least possible additional sum is required to be paid by Ergon or a member of the ICI Group under Clause 3.9(1) notwithstanding the voluntary act or voluntary transaction or arrangement of a voluntary nature (or any combination of the same).

(3)	For the purposes of Clause 3.9(2) (b) (iv), any reference to anything "in the ordinary course of business" shall not include:

	(a)	the acquisition, disposal or supply or deemed acquisition, disposal or supply of any asset, goods, services or facility (including a loan of money or the letting, hiring or licensing of tangible or intangible property) in a transaction which is not at arm's length to the extent that the consideration (if any) is different to that which would have applied in a transaction entered into at arm's length; or

	(b)	the making of a distribution or deemed distribution for Tax purposes; or

	(c)	the creation, cancellation, redemption or reorganisation of any share or loan capital or any company becoming or ceasing to be a member of a group of companies or fiscal unity for any Tax purpose; or

	(d)	the failure by a member of the Purchaser's Group to deduct, charge, recover or account for Tax; or

	(e)	any change in residence as determined for Tax purposes; or

	(f)	any substantial change in the nature or organisation of the relevant entity's business or structure including:

(i) the sale or transfer of all or substantially all of the assets or undertaking of the relevant entity; and

(ii) any merger, construction, consolidation, amalgamation, winding up of or hive out from the relevant entity.

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3.10	Payments under this Agreement

Whether or not specific reference is made in the relevant provision to this Clause 3.10, where any amount is payable pursuant to any warranty, indemnity or covenant to pay contained in any Transaction Document, then notwithstanding that the warranty, indemnity or covenant to pay is expressed to be given or made by a particular person to another person, Ergon and the Purchaser will procure that, to the extent possible, the relevant obligation is discharged by a payment between the Business Seller or Company Seller (as the case may be) and Business Purchaser or Company Purchaser (as the case may be) of the Business Asset or Shares to which the warranty, indemnity or covenant payment relates (or, if the warranty, indemnity or covenant payment relates to more than one Business Asset or category or class of Share, between the relevant Business Sellers or Company Sellers and the relevant Business Purchasers or Company Purchasers of such Business Assets or Shares) provided that for the purposes of any provision in any Transaction Document which limits or excludes the liability of Ergon or the Purchaser, any payment which but for this Clause 3.10 would have been (but by virtue of this Clause 3.10 is not) made by Ergon or the Purchaser shall be treated as if it had been made by Ergon or, as the case may be, the Purchaser.

3.11	Adjustment

Unless otherwise required by law, the Purchaser, the relevant Business Purchaser or Company Purchaser (as the case may be) and each member of the ICI Group shall treat:

(a) any adjustment made pursuant to Clause 3.2(c) (Payment of Consideration) as an adjustment to the Total Consideration for United States federal, state and local income Tax purposes;

(b) any adjustment made pursuant to Clause 3.2(d) or (e) (Payment of Consideration) as an adjustment to the UK Share Consideration for UK tax purposes; and

(c) any adjustment made pursuant to Clause 3.2(f) or (g) (Payment of Consideration) as an adjustment to the Dutch Share Consideration for Dutch tax purposes.

3.12	No Embarrassment Payment and allocation of No Embarrassment Payment

The No Embarrassment Payment (if any) shall be satisfied, and allocated amongst the Business Assets and the Shares, in accordance with the provisions of Schedule 23 (No Embarrassment Payment).

4.	LIABILITIES

4.1	Discharge of Assumed Liabilities

The Purchaser hereby agrees, covenants and undertakes with Ergon, (for itself and as trustee for each other member of the ICI Group) that it will (and will procure that each other Business Purchaser will) assume each of the Assumed Liabilities and thereafter

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duly and properly perform, pay and discharge when due each of the Assumed Liabilities, and the Purchaser shall indemnify (or shall procure that the relevant Purchasing Company of the Business Asset, or the Shares, to which the Assumed Liability relates shall indemnify) Ergon for itself and as trustee for each other member of the ICI Group to whom the Assumed Liability relates, against all Losses in connection with the Assumed Liabilities or any failure by the Purchaser or any Business Purchaser to perform, pay or discharge when due all or any of the Assumed Liabilities (save where and to the extent that such Losses arise from matters for which Ergon has itself given, or agreed to procure that another member of the ICI Group give, an indemnity under this Agreement or the other Transaction Documents). For the avoidance of doubt nothing in this Agreement shall be deemed to impose any obligation or liability on Ergon or any other member of the ICI Group for the future operation and performance of the Business and the Purchaser acknowledges on its own behalf and on behalf of each other member of the Purchaser's Group but without prejudice to the Warranties or the Indemnities that neither Ergon nor any other member of the ICI Group shall assume or have any liability or obligation in respect of any liability, obligation or commitment which arises out of the operations and performance of the Business by the Purchaser or any other relevant member of the Purchaser's Group which arises or is incurred by any member of the Purchaser's Group after Completion (or, in the case of a Creditor or Stock, after the Transfer Time) which is not an actual or contingent liability, obligation or commitment of the Business or the Companies at Completion (or the Transfer Time, as the case may be) or, to the extent to which it is an actual or contingent liability, obligation or commitment of the Business or the Companies at Completion (or the Transfer Time, as the case may be), is not increased by reason of the operations or performance of the Business or the Companies by the Purchaser or any other member of the Purchaser's Group, but none of this shall affect in any way Ergon's or any other member of the ICI Group's responsibility for any liability, obligation or commitment which is a Retained Liability or which is required to be performed or discharged or procured to be performed or discharged by Ergon or another member of the ICI Group under the terms of the Transaction Documents.

4.2	Effecting release of Assumed Liabilities

The Purchaser agrees and undertakes that:

(a) at any time and from time to time on or after Completion, it will (and will procure that the other Business Purchasers) execute and deliver all documents, deeds and instruments of assumption and acknowledgement, or take such other action in each case as Ergon or any other member of the ICI Group may reasonably request, in order to effect the release and discharge in full of any Assumed Liability with effect from the Transfer Time (or, if later, the time when it falls due); and

(b) the Purchaser's assumption of the Assumed Liabilities and the substitution of the Purchaser as the primary obligor in respect of the Assumed Liabilities both as a matter of contract inter se between the parties and pursuant to any documents, deeds or instruments executed and delivered under Clause 4.2(a) (Effecting release of Assumed Liabilities) is, and will be, in each case, on a non-recourse basis to Ergon or any other member of the ICI Group.

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4.3	Discharge of Assumed Liabilities by Ergon

If Ergon or any other member of the ICI Group shall, after Completion pay or discharge any of the Assumed Liabilities in whole or in part and whether directly or by virtue of any right of return, set-off or counterclaim exercised or claimed by any person in respect of sums otherwise payable to Ergon or such other member of the ICI Group (whether or not by virtue of this Agreement) or otherwise howsoever, then the Purchaser shall pay (or procure payment) to Ergon, for itself or on behalf of the relevant member of the ICI Group (as the case may be), a sum equal to the amount of the Assumed Liabilities so paid or discharged by Ergon or such other member of the ICI Group (as the case may be) within 30 days of receipt of notice from Ergon setting out the amount of the Assumed Liabilities so paid or discharged together with evidence reasonably satisfactory to the Purchaser of such payment or discharge. If the Purchaser fails to pay (or procure payment) within such time interest shall accrue at the Increased Rate computed from 30 days after receipt of the said notice.

4.4	Retained liabilities

Save as otherwise provided in this Agreement or the other Transaction Documents, and save for any liabilities arising in respect of Tax of the Companies, nothing in this Agreement shall transfer or be deemed to transfer any liability or impose any obligation on the Purchaser or any other member of the Purchaser's Group and Ergon acknowledges and agrees, for itself and on behalf of the other members of the ICI Group, that neither the Business Purchaser nor any other member of the Purchaser's Group shall assume or have any liability or obligation, in respect of the following (collectively the "Retained Liabilities"):

	(a)	all Unclassified Liabilities (other than Covered Liabilities);

	(b)	save as provided in Schedule 5 (Pensions and Related Benefits) and Schedule 19 (The Employees), all obligations and liabilities other than Intra-Group Trading Amounts and Assumed Liabilities pursuant to any claims (whether actual or contingent), by any member of the ICI Group or predecessor in interest thereof, or any director, officer, agent or advisor of any member of the ICI Group or any predecessor in interest thereof, outstanding against any Business Seller or either Company (or their respective directors, officers, employees, agents or advisers) at Completion or arising by reason of any act or omission by them (or any one of them) (or their respective directors, officers, employees, agents or advisers) before Completion;

	(c)	all obligations or liabilities for infringement or any other violation of Intellectual Property rights which arise out of or result from the operations of the Business or the Companies or the ownership or use of the Business Assets or the Company IP prior to Completion;

	(d)	all obligations and liabilities of the UK Company and any other members of the ICI Group to the extent relating to any Warrington Claim or Benzene Claim;

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(e)	that portion of any liability, obligation or commitment of a Business Seller or of either Company or of any other member of the ICI Group to the extent that it relates to any Excluded Assets;

(f)	to the extent that they relate to the period prior to and ending on Completion, all liabilities or obligations which arise from a breach, failure to perform, torts related to the performance of, violations of law or regulations associated with, infringements or indemnities under (all to the extent occurring prior to the Transfer Time) guarantees pursuant to, over-charges or under-payments (all to the extent occurring prior to the Transfer Time) arising under, the Business Contracts, Company Contracts, Shared Business Contracts, Shared Company Contracts, Shared Guarantees or Shared Company Guarantees including for the avoidance of doubt the Ergon Contractual Obligations;

(g)	save as provided in Clause 3.6 (Responsibility for Taxes and fees) any liability or obligation of any Business Seller for or in respect of Taxation for any period (or portion thereof) ending on or before the Transfer Time to the extent relating to the Business (other than the Companies) or the Business Assets;

(h)	any liability or obligation of any Business Seller or either Company or of any other member of the ICI Group to the extent relating to any real property which is not a Business Property or a Company Property (including any environmental liability or obligation relating to a Former Site (as defined in the Environmental Deed even if such environmental liability or obligation is not a Former Site Environmental Condition (as defined in the Environmental Deed))) but excluding any liability or obligation relating to off site migration of Hazardous Substances (as defined in the Environmental Deed) from a Business Property or Company Property;

(i)	any liability or obligation of any Business Seller or of any other member of the ICI Group to the extent relating to any company, business, joint venture or partnership interest of the Business in each case sold or disposed of by the relevant Business Seller prior to the Transfer Time;

(j)	any liability or obligation to the extent that it constitutes or arises under a Systemic Product Liability;

(k)	any liability or obligation to the extent that it constitutes or arises under a Toxic Tort;

(l)	any liability or obligation of any Business Seller or the Companies or of any other member of the ICI Group to the extent that it relates to, arises from or was incurred in connection with the Reorganisation or the assets and liabilities transferred pursuant thereto;

(m)	any liability or obligation of any Business Seller or the Companies or any other member of the ICI Group to the extent it constitutes an Intra-Group Non-Trading Liability;

(n)	except as otherwise provided in Schedule 5 (Pensions and Related Benefits) and Schedule 19 (Employees):

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	(i)	any liability or obligation (other than a liability or obligation arising out of the acts or omissions of any member of the Purchaser's Group (whenever arising or accruing) of any Business Seller or any other member of the ICI Group (excluding the Companies)):

		(A)	to the extent relating to any former employee of any of the Business Sellers or either Company who is not an Employee, in respect of the period prior to on or after Completion;

		(B)	to the extent relating to any Retained Employee, who is not a former employee of any of the Business Sellers or either Company, in respect of the period prior to, on or after Completion;

		(C)	to the extent relating to any Employee, in respect of the period prior to or at Completion; and

	(ii)	any liability or obligation (other than a liability or obligation arising out of the acts or omissions of any member of the Purchaser's Group) (whenever arising or accruing) of either Company:

		(A)	to the extent relating to any former employee of any of the Business Sellers or either Company who is not an Employee, in respect of the period prior to Completion;

		(B)	to the extent relating to any Retained Employee, who is not a former employee of any of the Business Sellers or either Company, in respect of the period prior to or at Completion; and

		(C)	to the extent relating to any Employee, in respect of the period prior to or at Completion including in all cases, any liability or obligations arising under any wage, benefit, labour, employment or discrimination law, regulation, ordinance or common law, or under any collective bargaining agreement or other agreement with any labour union employee representative;

(o)	all fines and penalties to the extent arising from the breach by any Business Seller or either Company of any law or regulation having the force of law (including any fines and penalties, which are validly imposed by any Governmental Authority), to the extent that these relate to the activities of the Business or either Company prior to the Transfer Time other than liabilities arising in respect of Tax of the Companies or in respect of non compliance with Environmental Law (other than any criminal sanctions arising under Environmental Law);

(p)	any liability or obligation (whenever arising or accruing) of the Dutch Company or any other member of the Purchaser's Group to the extent relating to any failure by the Dutch Company to comply with the Works Council Act

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in relation to the Dutch Works' Council in respect of the period prior to Completion;

	(q)	the Excluded Creditor Obligations;

	(r)	all liabilities and obligations which are assumed, or agreed to be discharged or agreed to be procured by Ergon or any other member of the ICI Group (other than the Companies) under the terms of the Transfer Documents;

	(s)	the Retained Environmental Liabilities;

	(t)	any liability or obligation arising out of the operation or conduct of any member of the ICI Group of any business other than the Business;

	(u)	all obligations or liabilities of Indopco, Inc. and any other members of the ICI Group to the extent that it relates to the Asbestos Claims; and

	(v)	any liability or obligation arising out of the termination by Ergon, or any other member of the ICI Group, of the PVOH supply agreement (or purported supply agreement) referred to in Part 3 (Other Information) of Appendix B of the Disclosure Letter in force at the date of this Agreement, including those arising out of any Proceedings brought by or on behalf of the counterparty to that agreement in connection with such termination.

For the avoidance of doubt, an obligation or liability referred to in sub-clause (e) of the definition of "Assumed Liabilities" is not a Retained Liability.

4.5	Discharge of Retained Liabilities

	(a)	Ergon hereby agrees, covenants and undertakes with the Purchaser, (for itself and as trustee for each other member of the Purchaser's Group) that it will (and will procure that each other relevant member of the ICI Group will) duly and properly perform, pay and discharge when due each of the Retained Liabilities;

	(b)	Ergon shall indemnify (or shall procure that each relevant Seller of the Business Assets to which the Retained Liability relates shall indemnify) the Purchaser for itself and as trustee for each other Purchasing Company purchasing the Business Assets to which the Retained Liability relates against all Losses in connection with the Retained Liabilities or any failure by Ergon or of any other member of the ICI Group to perform, pay or discharge when due all or any of the Retained Liabilities save where and to the extent such Losses arise from matters for which the Purchaser has itself given or agreed to procure that another member of the Purchaser's Group give an indemnity under this Agreement or under any of the other Transfer Documents and the indemnity in this Clause 4.5 shall include an indemnity to the Purchaser and each member of the Purchaser's Group against any liability which any of them may have in relation to or arising out of the termination of the supply arrangements or any other fact or circumstances referred to in Clause 4.4(v) (Retained liabilities), including any claim against the Purchaser or any

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member of the Purchaser's Group by any party to the agreements or purported agreements referred to therein.

4.6	Assumption and Discharge of Company Retained Liabilities

(a) Ergon hereby agrees, covenants and undertakes with the Purchaser, for itself and as trustee for each other member of the Purchaser's Group, that it will (and will procure that the relevant member of the ICI Group nominated by ICI will) assume all those Retained Liabilities which constitute (or, but for this clause would constitute) liabilities, obligations and/or commitments of the Companies (or either of them) other than liabilities in respect of Tax of the Companies (a "Company Retained Liability").

(b) Ergon shall indemnify (or shall procure that the relevant Seller of the Shares in the Company to which the Retained Liability relates shall indemnify) each Company, against all Losses in connection with the Company Retained Liabilities or any other failure by Ergon or of any other relevant member of the ICI Group to perform, pay or discharge when due all or any of the Company Retained Liabilities save where and to the extent such Losses are liabilities which the Purchaser has itself assumed or arise from matters for which the Purchaser has itself given or agreed to procure that another member of the Purchaser's Group give an indemnity under this Agreement or under any of the other Transfer Documents.

4.7	Effecting release of Retained Liabilities

Ergon agrees and undertakes that at any time and from time to time on or after Completion, it will (and will procure that the other Business Sellers and each other relevant member of the ICI Group) executes and delivers all documents, deeds and instruments of assumption and acknowledgement, or take such other action in each case as the Purchaser or any other member of the Purchaser's Group may reasonably request, in order to effect the release and discharge of the Companies (and/or any other relevant member of the Purchaser's Group) in full of any Company Retained Liability with effect from the Transfer Time (or, if later, the time when it falls due).

4.8	Discharge of Retained Liabilities by the Purchaser

If the Purchaser or any other member of the Purchaser's Group shall, after Completion, pay or discharge any of the Retained Liabilities in whole or in part and whether directly or by virtue of any right of return, set-off or counterclaim exercised or claimed by any person in respect of sums otherwise payable to the Purchaser or such other member of the Purchaser's Group (whether or not by virtue of this Agreement) or otherwise howsoever, then Ergon shall pay (or procure payment) to the Purchaser, for itself or on behalf of the relevant member of the Purchaser's Group (as the case may be), a sum equal to the amount of the Retained Liabilities so paid or discharged by the Purchaser or such other member of the Purchaser's Group (as the case may be) within 30 days of receipt of notice from the Purchaser setting out the amount of the Retained Liabilities so paid or discharged together with evidence reasonably satisfactory to Ergon of such payment or discharge. If Ergon fails to pay (or procure payment) within such time interest shall accrue at the Increased Rate computed from 30 days after receipt of the said notice.

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4.9	Time Limits and effect of Indemnities

For the avoidance of doubt, and notwithstanding any other provision of this Agreement but subject always to Clause 4.9(b) below, the parties agree and acknowledge with each other that:

(a) the obligations of the Purchaser (and each other member of the Purchaser's Group) pursuant to Clauses 4.1 (Discharge of Assumed Liabilities) to 4.3 (Discharge of Assumed Liabilities by Ergon) and of Ergon and each other member of the ICI Group pursuant to Clauses 4.5(a) (Discharge of Retained Liabilities), 4.6(a) (Assumption and Discharge of Company Retained Liabilities), 4.7 (Effecting release of Retained Liabilities) and 4.8 (Discharge of Retained Liabilities by the Purchaser) shall continue without limit in time (save for any limit imposed by applicable law in which case such obligations and liabilities shall continue for the maximum time permitted by such applicable law);

(b) the limitation on the entitlement of the Purchaser to make an Indemnity Claim set out in Paragraph 2.3(c) of Schedule 7 (Provisions Relating to Claims under this Agreement) shall apply in all circumstances.

4.10	Application of Schedule 7

This Clause 4 is subject to the provisions of Paragraphs 5 to 9 of Schedule 7 (Provisions Relating to Claims under this Agreement).

5.	RELEASE OF GUARANTEES

5.1	Purchaser Undertaking

The Purchaser, for itself and on behalf of its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will use all reasonable endeavours to procure the release and discharge in full of the liability of the relevant member of the ICI Group under any Guarantee (other than a Shared Guarantee) as soon as practicable following the Transfer Time and that the Purchaser's assumption of, and (if applicable) the substitution of the Purchaser as the primary obligor in respect of each such Guarantee is, in each case, on a non-recourse basis to any member of the ICI Group. The Purchaser hereby agrees with Ergon (on its own behalf and on behalf of each other member of the ICI Group) that, for so long as the liability of the relevant member of the ICI Group under any Guarantee (other than a Shared Guarantee) has not been released and discharged, it will (and will procure that where relevant the applicable Business Purchasers or Company Purchasers (as the case may be)) assume and duly and properly perform, pay and discharge when due such Guarantee, and the Purchaser shall (or shall procure that the relevant Company or Purchasing Company of the Business Assets, or Shares in the Company to which the Guarantee relates shall) indemnify Ergon (for itself and as trustee for each other member of the ICI Group), against all Losses in connection therewith.

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5.2	Ergon Undertaking

Ergon, for itself and on behalf of its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will use all reasonable endeavours to procure the release and discharge in full of any Company Guarantee (other than a Shared Company Guarantee) as soon as practicable following the Transfer Time and that Ergon's assumption of, and (if applicable) the substitution of Ergon as the primary obligor in respect of each such Company Guarantee is, in each case, on a non-recourse basis to any member of the Purchaser's Group. Ergon hereby agrees with the Purchaser (on its own behalf and on behalf of each other member of the Purchaser's Group) that, for so long as any such Company Guarantee has not been released and discharged, it will assume and duly and properly perform, pay and discharge when due such Company Guarantee, and Ergon shall (or shall procure that the relevant member or members of the ICI Group shall) indemnify the Purchaser (for itself and as trustee for each other member of the Purchaser's Group), against all Losses in connection therewith.

5.3	Shared Guarantees

The Purchaser agrees, covenants and undertakes with Ergon that it shall (or shall procure that the relevant Company or Purchasing Company of the Business Assets, or Shares in the Company, to which the Shared Guarantee relates shall) indemnify Ergon (for itself and as trustee for each other member of the ICI Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant Shared Guarantee after the Transfer Time resulting from the failure on the part of the Purchaser (or any member of the Purchaser's Group) to assume and duly and properly perform, pay and discharge when due the relevant Assumed Liability or other obligation or liability in relation to the Business assumed, or agreed to be discharged, by the Purchaser or any other member of the Purchaser's Group under the terms of this Agreement or under any other Transfer Document and to which the Shared Guarantee relates.

5.4	Shared Company Guarantees

Ergon agrees, covenants and undertakes with the Purchaser that it shall (or shall procure that the relevant member or members of the ICI Group shall) indemnify the Purchaser (for itself and as trustee for each other member of the Purchaser's Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant Shared Company Guarantee after the Transfer Time resulting from the failure on the part of Ergon (or any member of the ICI Group) to assume and duly and properly perform, pay and discharge when due the relevant Retained Liability or other obligation or liability of the ICI Group (excluding the Companies) to which the Shared Company Guarantee relates.

6.	TAXATION

6.1	GST and QST

Ergon shall (or shall procure that the relevant other Business Sellers shall) and the Purchaser shall (or shall procure that the relevant other Business Purchasers shall), on

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or before Completion, jointly execute an election, in the Agreed Terms to elect that each of subsection 167(1) of the Excise Tax Act (Canada) and section 75 of the Act respecting the Québec Sales Tax shall apply to the sale and purchase of the Business Assets under this Agreement pertaining to the Canadian Business so that no tax is payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada) and Part I of the Act respecting the Québec Sales Tax. The Purchaser shall file such election with the Ministère du Revenu du Québec within the time prescribed by the Excise Tax Act (Canada). Notwithstanding such election, in the event that it is determined by the Canada Revenue Agency and the Ministère du Revenu du Québec, as the case may be, that there is a liability of the Purchaser to pay, or of Ergon to collect and remit, the GST and QST on all or part of the Business Assets, such GST and QST shall forthwith be paid by the Purchaser to the Canada Revenue Agency or the Ministère du Revenu du Québec, or to Ergon, as the case may be, and the Purchaser shall (or shall procure that the relevant Purchasing Company shall) indemnify Ergon (for itself and as trustee for each other member of the ICI Group), against all Losses in connection with the imposition of such GST and QST. In the event that it is determined that the GST and QST election referred to in this Clause 6.1 is not applicable to the sale and purchase of the Business Assets pertaining to the Canadian Business, the Purchaser will be liable to pay any applicable GST and QST to the Business Seller of the Canadian Business in accordance with Clause 3.6 (Responsibility for Taxes and fees). GST payable under this Clause 6.1 shall be determined using the consideration payable for the Canadian Business as determined in Clause 3 (Consideration) of this Agreement. For purposes of calculating the QST payable by the Purchaser under this Clause 6.1, if any, the consideration on which the QST will be payable will be equal to the amount of the consideration as determined for GST purposes in addition to the applicable amount of GST payable by the Purchaser for the Canadian Business (under this Agreement).

6.2	Canadian Income Tax Election

The relevant Business Purchasers and the relevant Business Sellers will:

(a) as soon as reasonably practicable after Completion jointly execute an election in the Agreed Terms under s22 Income Tax Act (Canada) and s184 Taxation Act (Québec) as to the sale of the Canadian Debtors (if any) to be purchased under this Agreement. The election will contain an allocation of the applicable portion of the Business Consideration to such Canadian Debtors as set out in Schedule 8 (Allocation of Consideration); and

(b) each file such election with the Canada Revenue Agency and the Ministère du Revenu du Québec with their respective Canadian income tax returns for their respective taxation years that include the Transfer Time.

6.3	Canadian Election in respect of future obligations

The relevant Business Purchasers and the relevant Business Sellers will:

(a) as soon as reasonably practicable, jointly make an election in the Agreed Terms under subsections 20(24) and 20(25) of the Income Tax Act (Canada) and sections 157.10 and 157.11 of the Taxation Act (Québec) in respect of amounts for future obligations; and

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(b) file such election with the Canada Revenue Agency and the Ministère due Revenu du Québec with their respective Canadian income tax returns for their respective taxation years that include the Transfer Time.

7.	CONDITION

7.1	Condition

The parties' respective obligations to complete the sale and purchase of the Business Assets and the Shares, as contemplated by this Agreement, are conditional in all respects on the satisfaction of the Condition.

7.2	Ergon's endeavours to fulfil the Condition

Ergon shall:

(a) to the extent that a separate or a joint notice or filing is required by the GFCO, in the case of the Federal Republic of Germany or the FTC and the DOJ, in the case of the United States of America use its reasonable best endeavours to procure that the Condition is fulfilled as soon as is practical following execution of this Agreement and in any event before the Long Stop Date; and

(b) cause the relevant members of the ICI Group to effect the Reorganisation, as set out in Schedule 17 (The Reorganisation) immediately prior to Completion.

7.3	Purchaser's endeavours to fulfil Condition

The Purchaser shall use its reasonable best endeavours to procure that the Condition set out in Schedule 15 (Condition) is fulfilled as soon as is practical following execution of this Agreement and in any event before the Long Stop Date.

7.4	Notification of other parties

Upon any party becoming aware that the Condition has been fulfilled, will be delayed in fulfilment or has become incapable of fulfilment beyond the applicable time period for Completion, the party so becoming aware shall immediately notify the other party to this Agreement and shall supply to the other party written evidence (if available) of the fulfilment of that Condition or (as the case may be) an explanation for the delay in fulfilment or for it having become incapable of fulfilment.

7.5	Liability if Condition not fulfilled or waived

If the Condition is not fulfilled or waived on or before the Long Stop Date, all rights and obligations of each party under this Agreement (other than those arising pursuant to Clause 24 (Confidentiality), Clause 26 (Costs and Exchange Rates, Payments) and Clause 36 (Law and Jurisdiction)) shall terminate and no party shall have any claim against the other, but without prejudice to the accrued rights and obligations of the parties before that termination.

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7.6	Notifications and consents

	(a)	The Purchaser shall at its sole cost and expense (and shall procure that the relevant Business Purchasers and Company Purchasers shall), and, to the extent that a notice or filing by Ergon is required by the GFCO, the FTC and/or the DOJ or any Other Relevant Competition Authority, Ergon, subject to the provisions of Clause 7.6(b) and (d) (Notifications and consents), at its sole cost and expense, shall as well (and shall procure that the relevant Business Sellers and Company Sellers shall) notify the pending purchase of the Business Assets and the Shares:

		(i)	immediately following the execution of this Agreement (and in any event no later than five (5) Business Days following execution of this Agreement) notify the pending purchase of the Business Assets and the Shares

			(A)	to the GFCO pursuant to s39 paragraph 1, 2 German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) of 1 January 1958 as amended;

			(B)	to the FTC and the DOJ pursuant to the Hart-Scott-Rodino Anti Trust Improvements Act of 1976 as amended, 15 U.S.C. Sec. 18a and the rules promulgated thereunder; and

		(ii)	as soon as reasonably practicable following the execution of this Agreement notify the pending purchase of the Business Assets and the Shares to each and every one of the Other Relevant Competition Authorities.

	(b)	The Purchaser shall use its reasonable best efforts to obtain all the necessary consents from each of the Relevant Competition Authorities to its purchase of the Business Assets and the Shares and to all the transactions contemplated under this Agreement and shall take all steps reasonably necessary to obtain these including:

		(i)	the payment of all filing fees assessed by the Relevant Competition Authority against the Purchaser, the Business Purchasers or the Company Purchasers in connection with or as a result of a notification promptly after those filing fees are due; and

		(ii)	considering, but without any obligation to accept, any request for undertaking or compliance with any conditions (whether structural and/or behavioural) sought by a Relevant Competition Authority, including consulting with the Seller on whether any such undertaking or compliance could be adequately compensated by a price adjustment.

	(c)	In the event that any one or more of the Relevant Competition Authorities indicate that they intend to refer or do refer the purchase (whether pending or not) of the Business Assets, or any portion thereof, and/or the Shares by the Purchaser or any other Purchasing Company to the European Commission under Article 22(1) ECMR, the terms "FTC" and "DOJ" shall for the purpose

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of the definition of "Other Relevant Competition Authority", this Clause 7 and Schedule 15 (Condition) be deemed to include the European Commission, but in all other respects the terms of this Clause 7 and Schedule 15 (Condition) shall remain unchanged and shall apply mutatis mutandis to the Purchaser securing from the European Commission a decision in terms reasonably satisfactory to Ergon and the Purchaser that the Purchasing Companies' acquisition of the Business is compatible with the common market pursuant to Articles 6(1)(b) or 8(1) or 8(2) ECMR (or the time periods laid down in Articles 10(1) or 10(3) ECMR having elapsed without any decision having been made by the European Commission).

	(d)	The parties shall cooperate and use all reasonable endeavours to obtain and to procure that the relevant Purchasing Companies and Business Sellers obtain all necessary consents referred to in Clause 7.6(b) or (c) (Notifications and consents) as soon as possible (and in the case of the Other Relevant Competition Authorities prior to or on the date on which the Condition is fulfilled) and in any event within the relevant statutory or other regulatory timeframe for obtaining the same. The parties shall keep each other apprised of the progress of each application for clearance (including, but not limited to any concerns or objections that are raised by the Relevant Competition Authority, as the case may be, and giving each other opportunity to consider and comment on all of the same) that they make or have made and shall notify each other of all the clearances that are received from each of the Relevant Competition Authorities for the acquisition of the Business Assets and the transactions contemplated under this Agreement on the same day as notice from the Relevant Competition Authority of the same is received. The Purchaser shall have the right to direct the strategy of the parties in a reasonable manner consistent with the terms of this Agreement in any communication, meeting, or proceedings with any Relevant Competition Authority in connection with Completion.

	(e)	The Purchaser and the Seller shall, and shall procure that the substance of all proposed oral communications and the text of all written communications with the Relevant Competition Authorities is provided to the other in advance and shall ensure that no communication is made or correspondence sent to or entered into with a Relevant Competition Authority without the substance of such communication or the text of such correspondence receiving the prior written approval of the other party, such consent not to be unreasonably withheld.

8.	OBLIGATIONS UNTIL COMPLETION

Ergon shall procure that each of the Business Sellers and each of the Companies shall, in relation to the Business from the date of this Agreement until

	(a)	Completion;

	(b)	the Long Stop Date; or

	(c)	termination of this Agreement pursuant to Clause 7.5 (Liability if Condition not fulfilled or waived);

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whichever shall be the first to occur, comply with those provisions of Schedule 1 (Conduct of the Business and the Companies until Completion) which specifically relate to each Seller or Company respectively.

9.	COMPLETION

9.1	Completion Date

Completion shall take place on

(a) the last financial day, as notified prior to the date of this Agreement by Ergon to the Purchaser (the "Financial Day") of the NSC financial month (the "Designated Month") in which the Condition has been satisfied or waived pursuant to Clause 7 (Condition) provided there are at least three (3) Business Days between the day on which fulfilment or waiver of the Condition occurs and such last Financial Day; or

(b) if there are less than three (3) Business Days between such dates then Completion shall take place on the last Financial Day of the next calendar month after the Designated Month

(or such other date as the parties may agree) but in any event not earlier than 4 February 2005 at the offices of the Seller's UK Lawyers.

9.2	Completion arrangements

At Completion, Ergon shall (and shall procure that each other relevant member of the ICI Group shall) and the Purchaser shall (and shall procure that each other relevant member of the Purchaser's Group shall) deliver the documents and take all the actions listed in Part 1 (The Business) and Part 2 (The Companies) of Schedule 3 (Completion Arrangements).

9.3	Compliance with obligations

Neither Ergon nor the Purchaser, nor any other member of the ICI Group or the Purchaser's Group, shall be obliged to complete this Agreement or to take any action to complete this Agreement or give effect to any of their obligations under any of the other Transaction Documents unless the other party (or parties within that party's control) complies with its (or their) obligations under Clause 9.2 (Completion arrangements) and Schedule 3 (Completion Arrangements) applicable to Completion, but without prejudice to their respective rights in respect of any failure to comply.

9.4	Late Completion

If:

(a) Completion does not take place on the date referred to in Clause 9.1 (Completion Date) as a result of one of the parties failing to comply fully with its obligations under this Clause 9 (Completion), Ergon (in the event that such failure is by the Purchaser or a Purchasing Company) or the Purchaser (in the event that such failure is by one of the Sellers), as the case may be, may at its option (but without prejudice to any other right or remedy it may have) by

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notice in writing to the Purchaser (in the case of a failure by the Purchaser or a Purchasing Company) or Ergon (in the case of a failure by one of the Sellers) elect to:

(i) proceed to Completion in so far as reasonably practicable;

(ii) postpone the date for Completion to the first Business Day of the next month following the Completion Date; or

(iii) in circumstances where there is a material failure to comply fully, rescind this Agreement;

(b) any party elects to postpone the date for Completion in accordance with Clause 9.4(a)(ii) then the provisions of this Agreement shall apply as if such postponed date were the relevant Completion Date for all purposes; and

(c) any party elects to rescind this Agreement in accordance with Clause 9.4(a)(iii) all rights and obligations of the parties shall cease to have effect immediately upon rescission except that rescission shall not affect any accrued rights or obligations of the parties as of the date of rescission except in relation to the Warranties.

9.5	Clauses to survive rescission of this Agreement

Clause 24 (Confidentiality), Clause 26 (Costs and Exchange Rates, Payments) and Clause 36 (Law and Jurisdiction) shall survive rescission or termination of this Agreement for whatever reason.

9.6	Indemnity

Ergon, on the one hand, and the Purchaser, on the other hand, each agree, covenant and undertake to indemnify (or procure that the relevant Seller or relevant Purchasing Company, as the case may be, shall indemnify) each other and each other member of the other party's Group (as applicable) against all Losses in connection with any of the agreements or instruments or licences referred to in this Clause 9 (Completion) or set out in Schedule 3 (Completion Arrangements) being invalidly executed by the other party or any other member of the other party's Group.

9.7	Risk and ownership of Business Assets

Subject to any provisions of the Transfer Documents and Schedule 2 (Property Matters) which provide otherwise, risk and ownership of:

(a) all Business Assets (other than Stock and Debtors comprised therein) and of the Shares shall pass to the Purchaser on Completion; and

(b) the Stock and Debtors comprised in the Business Assets, and the Creditors shall pass at the Transfer Time.

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10.	THE EMPLOYEES

The provisions of Schedule 19 (The Employees) shall have effect as if set out in this Clause 10.

11.	THE BUSINESS CONTRACTS

11.1	Performance of Exclusive Business Contracts

Subject to the provisions of this Clause 11:

(a) the Purchaser shall, or shall procure that the relevant Business Purchaser or the relevant member of the Purchaser's Group shall, at its own cost and expense, after and with effect from Completion, carry out and complete for its own account the Exclusive Business Contracts in accordance with their terms to the extent that the same have not been performed prior to Completion;

(b) all contractual rights, benefits and claims under the Exclusive Business Contracts relating to the period from and after Completion (but excluding any to the extent they relate to an Ergon Contractual Obligation) shall vest in or be held in trust by Ergon or the relevant member of the ICI Group for the benefit of the relevant member of the Purchaser's Group;

(c) all contractual rights, benefits and claims under the Exclusive Business Contracts relating to the period prior to Completion and/or arising in connection with the performance of an Ergon Contractual Obligation, shall, to the extent they are not included as a Debtor in the Final Certificate of Working Capital Adjustment or are expressly transferred or assigned to the Purchaser or any member of the Purchaser's Group pursuant to the Transaction Documents or Ancillary Agreements, vest in and remain with Ergon or the relevant member of the ICI Group; and

(d) for the avoidance of doubt, nothing in this Clause 11 shall require the Purchaser or any other member of the Purchaser's Group to carry out or complete any obligation under any Exclusive Business Contract which has not been performed prior to Completion and which was due for performance in accordance with its terms, where such non-performance:

(i) arose from an act or omission of Ergon or any other member of the ICI Group prior to Completion other than an act or omission to which the counter party to the relevant Exclusive Business Contract consented prior to the date of this Agreement in accordance with the terms of such Exclusive Business Contract; or

(ii) constituted a breach of (including any breach of any express or implied warranty pursuant thereto or thereunder), or a neglect, or default in relation to, the terms of that Exclusive Business Contract or the performance thereof by Ergon or any other member of the ICI Group,

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in each case, where the effect of such non-performance was not included as a Creditor in the Final Certificate of Working Capital Adjustment (an "Ergon Contractual Obligation").

11.2	Procurement of novation or assignment

	(a)	The Purchaser shall (or shall procure that the relevant member of the Purchaser's Group shall), at its sole cost and expense, use its reasonable endeavours (including the provision by the Purchaser or any other member of the Purchaser's Group of any information or guarantees reasonably requested by the person, firm or company concerned) to procure, with the co-operation of Ergon, or the relevant member of the ICI Group (which Ergon hereby agrees to provide or to procure shall be provided), that the counterparties to the Exclusive Business Contracts shall, where that consent is necessary, consent to the substitution of the Purchaser or the relevant other member of the Purchaser's Group in place of the relevant Business Seller or other member of the ICI Group as a party thereto with effect from Completion (whether by assignment, novation or otherwise).

	(b)	In any case where the agreement, novation or consent referred to in Clause 11.2(a) is refused or otherwise not obtained and until such agreement or consent is obtained or novation effected or the relevant contract is terminated following Ergon exercising its election under Clause 11.4(b) (Exclusive Business Contracts long stop date), then:

		(i)	the relevant Business Seller or the relevant member of the ICI Group shall hold the Exclusive Business Contract (but excluding any Ergon Contractual Obligation) and any rights, claims, payment, goods or other benefits received under or relating to such Exclusive Business Contract in respect of the period after Completion or which was included as a Debtor in the Final Certificate of Working Capital Adjustment as trustee for the Purchaser (or the relevant member of the Purchaser's Group) and shall, promptly following receipt of the same, account for and pay or deliver to the Purchaser (for itself and as trustee for each member of the Purchaser's Group) all such rights, claims, payment, goods and other benefits;

		(ii)	the Purchaser or any other member of the Purchaser's Group (as the case may be) shall (if sub-contracting or agency is permissible under the Exclusive Business Contract) as the relevant Business Seller's or other member of the ICI Group's sub-contractor or agent, perform on behalf of the relevant Business Seller or other member of the ICI Group (but at the Purchaser's cost and expense) all the obligations of that Business Seller or other member of the ICI Group under the relevant Exclusive Business Contract (but excluding any Ergon Contractual Obligation) to the extent that the same have not been performed prior to Completion;

		(iii)	the relevant Business Seller or other member of the ICI Group shall exercise its rights in respect of the Exclusive Business Contract (but excluding any Ergon Contractual Obligation) as the Purchaser may

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reasonably direct or approve and not otherwise and shall, to the extent permitted under the terms of the relevant Exclusive Business Contract, be deemed to have granted to the relevant member of the Purchaser's Group a licence free of charge to require Ergon to exercise for the benefit, and at the direction, of the Purchaser, all the rights of the Business Seller or other member of the ICI Group under the Exclusive Business Contract.

11.3	Purchaser to reimburse and indemnify Ergon in relation to Exclusive Business Contracts

	(a)	The Purchaser shall:

		(i)	reimburse or procure reimbursement by the relevant member of the Purchaser's Group to the Business Seller (or relevant other member of the ICI Group) of any reasonable costs and expenses properly incurred; and

		(ii)	on behalf of the Business Seller (or relevant other member of the ICI Group) discharge or procure the discharge by the relevant member of the Purchaser's Group of any liabilities (which shall include, for the avoidance of doubt, putting the relevant member of the ICI Group in funds to enable such member of the ICI Group to make payments to suppliers of raw materials in accordance with the terms of the relevant Exclusive Business Contract), in each case arising as a result of the performance and discharge in accordance with Clause 11.2 (Procurement of novation or assignment) by that Business Seller (or relevant other member of the ICI Group) of any Exclusive Business Contract (but excluding any Ergon Contractual Obligation) after Completion and shall provide, or procure the provision of, all reasonable facilities and assistance to that Business Seller or other member of the ICI Group free of charge for such performance and discharge (including providing the reasonable services of any relevant Employee and the reasonable use of the relevant Business Assets).

	(b)	The Purchaser agrees, covenants and undertakes with Ergon (for itself and as trustee for each other member of the ICI Group) that it shall (or shall procure that the relevant Purchasing Company shall) indemnify Ergon (for itself and as trustee for each other member of the ICI Group), against all Losses in connection with:

		(i)	the performance or discharge, in accordance with Clause 11.2 (Procurement of novation or assignment), by Ergon or any other member of the ICI Group of;

		(ii)	the performance or discharge by the Purchaser or any other member of the Purchaser's Group of; or

		(iii)	the Purchaser's failure to perform in accordance with Clause 11.2 (Procurement of novation or assignment))

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the Exclusive Business Contracts after Completion save to the extent such Losses constitute or arise in connection with any Ergon Contractual Obligation and/or any Retained Liabilities or any breach by the Purchaser (or any other member of the Purchaser's Group) of the terms of any licence granted pursuant to or any sub-contracting or agency arrangements entered into pursuant to the terms of the relevant Exclusive Business Contract.

For the avoidance of doubt, the obligations of the Purchaser and the other members of the Purchaser's Group pursuant to Clause 11.3 (a) and (b) shall not constitute Unclassified Liabilities.

11.4	Exclusive Business Contracts long stop date

If, in relation to any Exclusive Business Contract, the consent referred to in 11.2 (Procurement of novation or assignment) shall be sought but refused or otherwise not obtained on terms reasonably satisfactory to both the Purchaser and Ergon within eighteen (18) calendar months after Completion, Ergon shall be entitled after receiving written consent from the Purchaser (such consent not to be unreasonably withheld or delayed) to:

(a) use its own reasonable endeavours to procure that the counterparties to the relevant Exclusive Business Contract shall consent to the substitution of the relevant member of the Purchaser's Group in place of the relevant Business Seller or other member of the ICI Group as a party thereto with effect from and after Completion (whether by assignment, novation or otherwise);

(b) elect by notice to the Purchaser that the Purchaser shall after such date, in the case of any Exclusive Business Contract which by its terms provides for a right of termination, give notice (in the name of and as agent for Ergon) to immediately (or in the case of any Exclusive Business Contract which provides for a right of termination which cannot be exercised until a later date, on the earliest date provided by the relevant Exclusive Business Contract) exercise such rights to terminate the relevant Exclusive Business Contract in accordance with its terms to each counter party to that Exclusive Business Contract; or

(c) elect by notice to the Purchaser that the relevant Business Seller or other member of the ICI Group shall terminate or give notice to terminate (as the case may be) the relevant Exclusive Business Contract in accordance with its terms.

11.5	Purchaser's undertaking

Without prejudice to the right of the Purchaser or a member of the Purchaser's Group to bring a Warranty Claim pursuant to Warranty 5.5, the Purchaser undertakes to Ergon (for itself and as trustee for each other member of the ICI Group) to fulfil (or procure fulfilment by the relevant member of the Purchaser's Group) after Completion as far as reasonably practicable all the unexpired or undischarged obligations (but excluding any obligation to the extent that it is an Ergon Contractual Obligation) of Ergon (or the relevant member of the ICI Group) under all guarantees and indemnities which Ergon (or the relevant member of the ICI Group) has given solely in respect of

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any goods or services sold and/or provided from and after Completion in connection with the Business in the ordinary course and which in turn require or may require repairs, replacement or remedial works to be carried out. The Purchaser shall (or shall procure that the relevant Purchasing Company shall) indemnify Ergon (for itself and as trustee for each other member of the ICI Group) against all Losses arising in connection with payments made or liabilities incurred under or pursuant to such guarantees or indemnities in respect of performance of any obligations arising under any Exclusive Business Contract (but excluding any such part that relates to an Ergon Contractual Obligation) from and after Completion other than to the extent such Losses constitute or arise in connection with any Retained Liabilities or is a liability, obligation or commitment which is required to be performed or discharged or procured to be performed or discharged by Ergon or another member of the ICI Group expressly under the terms of the Transaction Documents. For the avoidance of doubt, the obligations of the Purchaser and the other members of the Purchaser's Group pursuant to this Clause 11.5 shall not constitute Unclassified Liabilities.

11.6	Accounting for payments, goods and benefits by the ICI Group

If at any time after Completion any member of the ICI Group receives any payment, goods or benefit in respect of an Exclusive Business Contract (but excluding any such part to the extent that it relates to an Ergon Contractual Obligation) relating to, payable or accruing in respect of a period after Completion, Ergon shall procure that the relevant member of the ICI Group shall to the extent it relates to, is payable or has accrued in relation to the period after Completion, account for and pay or deliver to the Purchaser such payment, goods or benefits promptly following receipt of the same.

11.7	Accounting for payments, goods and benefits by the Purchaser's Group

If at any time after Completion any member of the Purchaser's Group receives any payment, goods or benefit in respect of an Exclusive Business Contract to the extent to which it relates to an Ergon Contractual Obligation and/or relates to, was payable or accrued in respect of the period before Completion and which was not included as a Debtor in the Final Certificate of the Working Capital Adjustment, the Purchaser shall procure that the relevant member of the Purchaser's Group shall account for and pay or deliver to Ergon (for itself and as trustee for each other member of the ICI Group) such payment, goods or benefits promptly following receipt of the same.

11.8	No assignment

Neither this Agreement nor any action carried out in pursuance of it or under any of the other Transaction Documents shall constitute an assignment or attempted assignment of any of the Exclusive Business Contracts, Shared Business Contracts or Shared Company Contracts which are not assignable without the consent of another person if such assignment or attempted assignment would constitute a breach of such Exclusive Business Contract, Shared Business Contract or Shared Company Contract except to the extent that such consent is obtained.

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11.9	Shared Business Contracts

For the purposes of this Clause 11.9 and Clause 11.11 (Separation of Split Contracts), in the case of a Shared VAM Contract, that part of the Shared VAM Contract that relates to the Specified Territories or Mexico shall be deemed to relate wholly to the Business and that part of the Shared VAM Contract that relates to the territories in the rest of the world shall be deemed to relate wholly to the Excluded Businesses. Subject to Clause 11.11 (Separation of Split Contracts), in relation to the Shared Business Contracts, the parties agree, following Completion, as follows:

(a)	Ergon shall hold or shall procure that the relevant member of the ICI Group shall hold that part of the relevant Shared Business Contract which relates to the Business or the Business Assets for the benefit of and as trustee for the Purchaser (or the relevant member of the Purchaser's Group), and that part of the relevant Shared Business Contract which relates to the Excluded Businesses for itself and/or any such other member of the ICI Group;

(b)	Ergon shall hold any payment, goods or other benefits received under such Shared Business Contracts in respect of the Business or the Business Assets as trustee for the Purchaser (or the relevant member of the Purchaser's Group) and shall, promptly following receipt of the same, account for and pay or deliver to the Purchaser (for itself and as trustee for each member of the Purchaser's Group) such payment, goods and other benefits;

(c)	the Purchaser shall, or shall procure that the relevant member of the Purchaser's Group shall, (if sub-contracting or agency is permissible under the Shared Business Contract) as the relevant member of the ICI Group's subcontractor or agent, perform on behalf of the relevant member of the ICI Group (but at the Purchaser's cost and expense) all the obligations of that member of the ICI Group under the Shared Business Contract which relate to the Business or the Business Assets;

(d)	where agency or sub-contracting is not permissible:

(i) Ergon shall exercise its rights in respect of that part of the relevant Shared Business Contract which relates to the Business or the Business Assets as the Purchaser (or the relevant member of the Purchaser's Group) may reasonably direct or approve and not otherwise and shall account to the Purchaser (or the relevant member of the Purchaser's Group) for any sums arising under such part and shall, to the extent permitted under the terms of the relevant Shared Business Contract, be deemed to have granted to the relevant member of the Purchaser's Group a licence free of charge to require Ergon to exercise for the benefit of, and at the direction of the Purchaser, all the rights of Ergon or other member of the ICI Group under such part of the relevant Shared Business Contract;

(ii) the Purchaser shall (or shall procure that the relevant member of the Purchaser's Group shall):

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	(A)	reimburse Ergon for any reasonable costs and expenses properly incurred by Ergon (or any member of the ICI Group); and

	(B)	on behalf of Ergon, discharge or procure the discharge by the relevant member of the Purchaser Group of any liabilities (which shall include, for the avoidance of doubt, putting the relevant member of the ICI Group in funds to enable such member of the ICI Group to make payments to suppliers of raw materials in accordance with the terms of the relevant Business Contract), in each case arising as a result of the performance and discharge in accordance with this Clause 11.9 by Ergon of that part of the relevant Shared Business Contract which relates to the Business or the Business Assets and shall provide, or procure the provision of, all reasonable facilities and assistance to Ergon or other member of the ICI Group free of charge for such performance and discharge, including providing the reasonable services of any Employee or any employee of any member of the Purchaser's Group and the reasonable use of the Business Assets;

(iii)	at the cost and expense of the Purchaser (subject to Clause 4.5 (Discharge of Retained Liabilities)), Ergon shall give all reasonable assistance to the Purchaser to enable it to enforce the rights of Ergon (or the relevant member of ICI Group) under the relevant Shared Business Contracts to the extent that such contracts relate to the Business or the Business Assets;

(e)	the Purchaser agrees, covenants and undertakes with Ergon (for itself and as trustee for each other member of the ICI Group) that it shall (or shall procure that the relevant member of the Purchaser's Group shall) indemnify Ergon (for itself and as trustee for each other member of the ICI Group) against all Losses in connection with:

	(i)	the performance or discharge by Ergon or any other member of the ICI Group in accordance with this Clause 11.9 of;

	(ii)	the performance or discharge by the Purchaser (or any other member of the Purchaser's Group) of; or

	(iii)	the Purchaser's failure to perform in accordance with this Clause 11.9,

the relevant Shared Business Contract (to the extent the relevant Shared Business Contract relates to the Business or the Business Assets) after Completion or any breach by the Purchaser (or any other member of the Purchaser's Group) of the terms of any licence granted pursuant to or any subcontracting or agency arrangements entered into pursuant to the terms of the relevant Shared Business Contract.

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	(f)	Ergon shall, or shall procure that the relevant member of the ICI Group shall, perform all the obligations of that member of the ICI Group under the Shared Business Contract which relate to the Excluded Businesses;

	(g)	Ergon agrees, covenants and undertakes with Purchaser (for itself and as trustee for each other member of the Purchaser's Group) that it shall (or shall procure that the relevant member of the ICI Group shall) indemnify Purchaser (for itself and as trustee for each other member of the Purchaser's Group) against all Losses in connection with:

(i) the performance or discharge by Ergon or any other member of the ICI Group of;

(ii) the failure of Ergon or any member of the ICI Group to perform its obligations pursuant to this Clause 11.9;

the relevant Shared Business Contract (to the extent the relevant Shared Business Contract relates to the Excluded Businesses) after Completion; and

	(h)	if the provisions of this Clause 11.9 require any apportionment of the Losses or the benefits and rights arising under a Shared Business Contract, the parties agree (on behalf of the relevant parties to the Shared Business Contracts) that such apportionment shall, subject to the provisions of Clause 4 (Liabilities), be effected on a fair and equitable basis.

11.10	Shared Company Contracts

Subject to Clause 11.11 (Separation of Split Contracts), in relation to the Shared Company Contracts the parties agree following Completion as follows:

	(a)	the Purchaser shall hold or shall procure that the relevant Company shall hold that part of the relevant Shared Company Contract which relates to the Excluded Businesses for the benefit of and as trustee for Ergon (or the relevant member of the ICI Group);

	(b)	the Purchaser shall hold or shall procure that the relevant Company shall hold any payment, goods or other benefits received under such Shared Company Contracts in respect of the Excluded Businesses as trustee for Ergon (or the relevant member of the ICI Group) and shall, promptly following receipt of the same, account for and pay or deliver to Ergon (for itself and as trustee for each member of the ICI Group) such payment, goods and other benefits;

	(c)	Ergon shall, or shall procure that the relevant member of the ICI Group shall, (if sub-contracting or agency is permissible under the Shared Company Contract) as the relevant member of the Purchaser's Group's sub-contractor or agent, perform on behalf of the relevant member of the Purchaser's Group (but at Ergon's cost and expense) all the obligations of that member of the Purchaser's Group under the Shared Company Contract which relate to the Excluded Businesses or the Excluded Assets;

	(d)	where agency or sub-contracting is not permissible:

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	(i)	the Purchaser shall or shall procure that the relevant Company shall exercise its rights in respect of that part of the relevant Shared Company Contract which relates to the Excluded Businesses as Ergon (or the relevant member of the ICI Group) may reasonably direct or approve and not otherwise and shall account to Ergon (or the relevant member of the ICI Group) for any sums arising under such part and shall, to the extent permitted under the terms of the relevant Shared Company Contract, be deemed to have granted to Ergon or the relevant members of the ICI Group a licence free of charge to require the Purchaser or the relevant Company to exercise for the benefit of, and at the directions of Ergon, all rights of the Purchaser or the relevant Company under such part of the relevant Shared Company Contract;

	(ii)	Ergon shall (or shall procure that the relevant member of the ICI Group shall):

		(A)	reimburse the Purchaser or the relevant Company for any reasonable costs and expenses properly incurred by the Purchaser or the relevant Company; and

		(B)	on behalf of the Purchaser or the relevant Company, discharge or procure the discharge by the relevant member of the ICI Group of any liabilities (which shall include, for the avoidance of doubt, putting the relevant member of the Purchaser's Group in funds to enable such member of the Purchaser's Group to make payments to suppliers of raw materials in accordance with the terms of the relevant Shared Company Contract), in each case arising as a result of the performance and discharge in accordance with this Clause 11.10 by the Purchaser or the relevant Company of that part of the relevant Shared Company Contract which relates to the Excluded Businesses and shall provide, or procure the provision of, all reasonable facilities and assistance to the Purchaser or the relevant Company free of charge for such performance and discharge, including providing the reasonable services of any employee of any member of the ICI Group and the reasonable use of the assets of any member of the ICI Group;

	(iii)	at the cost and expense of Ergon (subject to Clause 4.1 (Discharge of Assumed Liabilities)), the Purchaser shall or shall procure that the relevant Company shall give all reasonable assistance to Ergon to enable it to enforce the rights of the relevant Company under the relevant Shared Company Contracts to the extent that such contracts relate to the Excluded Businesses;

(e)	Ergon agrees, covenants and undertakes with the Purchaser (for itself and as trustee for each other member of the Purchaser's Group) that it shall (or shall procure that the relevant member of the ICI Group shall) indemnify the Purchaser (for itself and as trustee for each other member of the Purchaser's Group) or the relevant Company against all Losses in connection with:

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		(i)	the performance or discharge by the Purchaser (or any other member of the Purchaser's Group) of; or

		(ii)	the performance or discharge by Ergon (or any other member of the ICI Group) of; or

		(iii)	Ergon's failure to perform in accordance with this Clause 11.10,

the relevant Shared Company Contract (to the extent the relevant Shared Company Contract relates to the Excluded Businesses) after Completion or any breach by Ergon (or any other member of the ICI Group) of the terms of any licence granted pursuant to the terms of the relevant Shared Company Contract;

	(f)	the Purchaser shall, or shall procure that the relevant Company shall perform all the obligations of the relevant Company under the Shared Company Contracts which relate to the Business;

	(g)	the Purchaser agrees, covenants and undertakes with Ergon (for itself and as trustee for each other member of the ICI Group) that it shall indemnify Ergon (for itself and as trustee for each other member of the ICI Group) against all Losses in connection with any breach after Completion by the Purchaser, the relevant Company (or any other member of the Purchaser's Group) of the terms of any Shared Company Contract or any failure after Completion to perform in accordance with this Clause 11.10 such Shared Company Contract to the extent it relates to the Excluded Businesses;

	(h)	if the provisions of this Clause 11.10 require any apportionment of the Losses or the benefits and rights arising under a Shared Company Contract, the parties agree (on behalf of the relevant parties to the Shared Company Contracts) that such apportionment shall, subject to the provisions of Clause 4 (Liabilities), be effected on a fair and equitable basis.

11.11	Separation of Split Contracts

	(a)	The parties agree to use their reasonable endeavours to procure that each counter party to a Shared Business Contract shall:

		(i)	consent to the novation to the Purchaser (or the relevant member of the Purchaser's Group) of those parts of the Shared Business Contract which relate to the Business or the Business Assets and to Ergon (or the relevant member of the ICI Group) remaining as a party to those parts of the Shared Business Contract which relate to the Excluded Business; or

		(ii)	enter into a new contract with effect from Completion with the Purchaser (or the relevant member of the Purchaser's Group) in relation to that part of the Shared Business Contract which relates to the Business or the Business Assets and to enter into a new contract with effect from Completion with Ergon (or the relevant member of the ICI

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Group) in relation to that part of the Shared Business Contract which relates to the Excluded Business.

(b)	The parties agree to use their reasonable endeavours to procure that each counterparty to a Shared Company Contract shall:

	(i)	consent to the novation to Ergon (or the relevant member of the ICI Group) of those parts of the Shared Company Contract which relate to the Excluded Businesses and to the relevant Company remaining as a party to those parts of the Shared Company Contract which relate to the Business or the Business Assets; or

	(ii)	enter into a new contract with effect from Completion with the relevant Company in relation to that part of the Shared Company Contract which relates to the Business or the Company Assets and to enter into a new contract with effect from Completion with Ergon (or the relevant member of the ICI Group) in relation to that part of the Shared Company Contract which relates to the Excluded Businesses.

(c)	In connection with the performance by the parties of their obligations pursuant to this Clause 11.1, the Purchaser (or the relevant member of the Purchaser's Group) in respect of the obligations of any member of the Purchaser's Group and Ergon (or the relevant member of the ICI Group) in respect of the obligations of any member of the ICI Group shall provide any information or guarantee reasonably requested by a counter party (including, if necessary, information or a guarantee from the parent company of the Purchaser's Group or ICI Group, as the case may be) and where such agreement is not obtained, the parties agree that the relevant Split Contract shall continue to be dealt with under the provisions of Clause 11.9 (Shared Business Contracts) or 11.10 (Shared Company Contracts) as the case may be.

(d)	The provisions of Clause 11.4 (Exclusive Business Contracts long stop date) shall apply to any Shared Business Contract or Shared Company Contract which is subject to this Clause 11.11 as if each reference therein to a "Exclusive Business Contract" were to a "Shared Business Contract" or "Shared Company Contract" (as the case may be) and:

	(i)	in the case of any Shared Company Contract as if each reference to "Ergon" was a reference to "the Company", to "the Purchaser" was a reference to "Ergon", to "the ICI Group" was a reference to "the Company" and to "Clause 11.2 (Procurement of novation or assignment)" was a reference to "Clause 11.10 (Shared Company Contracts)"; and

	(ii)	in the case of any Shared Business Contract, as if each reference therein to "Clause 11.2 (Procurement of novation or assignment)" was a reference to "Clause 11.9 (Shared Business Contracts)".

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11.12	Limit to Purchaser's obligations

Subject always to the provisions of Clause 4 (Liabilities) (including the division of Assumed Liabilities and Retained Liabilities), nothing in this Clause 11 shall:

(a) require the Purchaser or any member of the Purchaser's Group to perform any obligation under any Shared Business Contract or Shared Company Contract, which has not been performed prior to Completion and which was due for performance in accordance with its terms, where such non-performance:

(i) arose from any act or omission of Ergon or any other member of the ICI Group prior to Completion, other than an act or omission to which the counter party to the relevant Shared Business Contract or Shared Company Contract expressly and unconditionally consented prior to the date of this Agreement in accordance with the terms of such Exclusive Business Contract; or

(ii) constituted a breach of (including any breach of any express or implied warranty thereunder or pursuant thereto), or a neglect or default in relation to, the terms of that Shared Business Contract or Shared Company Contract by Ergon or any other member of the ICI Group, in each case where the effect of such non-performance was not included as a Creditor in the Final Certificate of Working Capital Adjustment; or

(b) make the Purchaser or any member of the Purchaser's Group liable for any breach of the terms of any Exclusive Business Contract, Shared Business Contract or Shared Company Contract (including in each case a breach of any express or implied warranty given in connection therewith or thereunder) by a member of the ICI Group (including the Companies) occurring prior to, or in relation to the period prior to Completion unless such liability constitutes a Creditor.

Nothing in this Clause 11.12 shall amend or alter the agreement under Clause 4 (Liabilities) with respect to the allocation of Assumed Liabilities and Retained Liabilities.

11.13	The Oxy Licence

The only rights of the Purchaser's Group in relation to the Oxy Licence are as set out in this Clause 11.13. The parties shall (or shall procure that the relevant members of their respective Groups shall) use their reasonable endeavours to procure that Occidental Chemical Corporation shall consent to National Starch & Chemical Company granting to the Purchaser (or another member of the Purchaser's Group) a sub-licence under the Oxy Licence the costs of which shall be dealt with as MON Costs (as defined in the Environmental Deed). Such sub-licence shall relate to the conduct of the Business in the U.S. (or such lesser scope as Occidental Chemical Company shall agree).

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12.	PENSIONS AND RELATED BENEFITS

The provisions of Schedule 5 (Pensions and Related Benefits) shall have effect as if set out in this Clause 12.

13.	REPAYMENT OF DEBT

The provisions of Schedule 12 (Debt) shall have effect as if set out in this Clause 13.

14.	CONSENTS

14.1	Consents

Subject to Clause 14.3 (Ergon to Indemnify the Purchaser), each party shall and shall procure that each other member of the ICI Group (in the case of Ergon) and each other member of the Purchaser's Group (in the case of the Purchaser) shall, at its own cost, cooperate and use reasonable efforts and take all reasonable actions and provide all reasonable assistance to arrange for the issue or transfer to the Purchaser or the relevant Purchasing Company of all Permits (other than Competition Permits) ("Relevant Permits") required by it to carry on the Business after Completion and all or any other Relevant Permits required in connection with the transfer of the Business Assets and the Shares in compliance with all applicable laws, regulations and other legal obligations as promptly as practicable and comfortably within the statutory or other regulatory timeframe for obtaining the same.

14.2	Purchaser to Indemnify Ergon

The Purchaser acknowledges that neither Ergon nor any other member of the ICI Group shall be liable for any failure or refusal by any relevant governmental or other regulatory authority to arrange or effect the transfer or assignment to the Purchaser or other Purchasing Company or the issue or re-issue in the name of the Purchaser or such Purchasing Company of any such Relevant Permit (including Environmental Permits), and the Purchaser agrees, covenants and undertakes with Ergon (for itself and as trustee for each other member of the ICI Group) that it shall (or shall procure that the relevant Purchasing Company shall) indemnify Ergon (for itself and as trustee for each other member of the ICI Group) against all Losses in connection with any breach or infringement by the Purchaser or any other member of the Purchaser's Group after Completion of any of the same which remain in the name of a Business Seller or otherwise pending formal confirmation of the transfer, assignment, issuance or re-issuance thereof.

14.3	Ergon to Indemnify the Purchaser

In the event that the Business and any business of any member of the ICI Group require the benefit of the same Relevant Permit after Completion (a "Shared Permit"), Ergon acknowledges that the Purchaser shall not be liable for any breach by Ergon or any other member of the ICI Group of any such Shared Permit after the date on which such Shared Permit is transferred into the name of the Purchaser or another member of the Purchaser's Group, in accordance with Clause 14.1 (Consents) and Ergon agrees, covenants and undertakes with the Purchaser that it shall (or shall procure that the relevant member of the ICI Group shall) indemnify the Purchaser (for

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itself and as trustee for each other member of the Purchaser's Group) against all Losses in connection with any breach or infringement by Ergon (or any other member of the ICI Group) after the date on which the Shared Permit is transferred into the name of the Purchaser of any such Shared Permit.

15.	PURCHASER WARRANTIES

15.1	Purchaser's warranties

The Purchaser hereby warrants to Ergon that:

(a)	each Purchasing Company is a corporation duly organised, validly existing and in good standing and that the Purchaser has the corporate power and authority to enter into and perform this Agreement and the Purchaser and each other Purchasing Company have the corporate power and authority to enter into and perform any agreements to be entered into pursuant to the terms of this Agreement;

(b)	it has duly authorised, executed and delivered this Agreement;

(c)	the execution, delivery and performance of this Agreement by it and/or the execution, delivery and performance of the Transaction Documents and Ancillary Agreements by each other member of the Purchaser's Group who is a party to such agreement does not and will not:

	(i)	contravene the relevant company's memorandum and articles of association or any order or judgement that applies to or binds it or any of its assets;

	(ii)	require the consent of all or any of the relevant company's or the Purchaser's shareholders; or

	(iii)	result in a material breach of, or constitute a material default under, any instrument to which the relevant company is a party or by which it is bound;

(d)	this Agreement is a legal, valid and binding obligation on it, enforceable against it in accordance with its terms, and each other agreement or document contemplated hereby to be executed and delivered by the Purchasing Companies will on the Completion Date be duly and validly authorised and executed by the Purchasing Companies and be legal, valid and binding obligations of the Purchasing Companies, enforceable against them in accordance with their respective terms;

(e)	no consent, action, approval or authorisation or registration, declaration or filing with any governmental department, commission, agency or other organisation having jurisdiction over the Purchaser (other than a Relevant Competition Authority) is required to be obtained or made by the Purchaser to authorise the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of its terms or by any other Purchasing Company to authorise the execution and delivery by it of any other agreement

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or document to be executed and delivered pursuant to this Agreement or the performance by such Purchasing Company of its terms;

(f)	there are no:

	(i)	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting any member of the Purchaser's Group;

	(ii)	lawsuits, actions or proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting any member of the Purchaser's Group;

	(iii)	investigations by any governmental or regulatory body which are pending or threatened against any member of the Purchaser's Group;

and which, in each case, have or could have an adverse effect on the ability of the Purchaser to execute and deliver, or perform its obligations under, this Agreement and/or on the ability of the Purchaser or any relevant Purchasing Company to execute and deliver, or perform its obligations under, any other documents which are to be executed by the Purchaser or any relevant Purchasing Company pursuant to this Agreement;

(g) the Purchaser has (and at the relevant time will have) immediately available on an unconditional basis the necessary committed bank finance (subject only to Completion and to usual ordinary course banking covenants) to meet its obligations under this Agreement and any other documents which are to be executed by the Purchaser or any relevant Purchasing Company and which are to be delivered at Completion; and

(h) immediately following Completion the Purchaser will have the corporate authorisation from the relevant members of the Purchaser's Group to grant the licences contemplated to be granted by it in the IP Licence.

15.2	Limitations on Claims

Ergon shall not be entitled to make a claim under Clause 15.1 (Purchaser's warranties) unless notice in writing specifying the nature of the claim and the circumstances giving rise to the claim has been given by Ergon to the Purchaser in accordance with Clause 33 (Notices) on or before the date which is eight (8) years after the date of this Agreement and legal proceedings before a competent court in respect of that claim shall not have been issued and served on the Purchaser within twelve (12) months after the date of that notice.

16.	WARRANTIES

16.1	Warranties

The Warrantor:

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(a) warrants to the Purchaser (for itself and as trustee for each of the Purchasing Companies) as at the date of this Agreement in the terms set out in Schedule 6 (Warranties); and

(b) further agrees that it shall be deemed to have warranted immediately before Completion (but, for the avoidance of doubt, after the Reorganisation) in the terms of the Repeated Warranties by reference to the facts and circumstances then existing.

16.2	Claims under this Agreement

The Warranties and the Repeated Warranties are subject to the matters set out in Schedule 7 (Provisions Relating to Claims under this Agreement).

16.3	No right of Purchaser to terminate or rescind

Save in the case of fraud on the part of the Warrantor or any other member of the ICI Group, notwithstanding any breach of this Agreement and notwithstanding any provisions of any applicable laws, the Purchaser agrees (for itself and as trustee for each of the Purchasing Companies) that, following Completion, it shall have no right of termination or rescission (including any right under common law) in respect of any claims arising under or in connection with this Agreement and shall not be entitled to treat the Warrantor as having repudiated this Agreement and the only remedy of the Purchaser or the Purchasing Companies for breach of the Warranties shall be damages and the Purchaser (for itself and as trustee for each of the Purchasing Companies) hereby agrees further to waive any other right, power or remedy it may have in relation to a breach of the Warranties other than as expressly set out herein.

16.4	Purchaser's rights and remedies

Save as provided in Clause 16.3 (No right of Purchaser to terminate or rescind), the Warrantor agrees that the rights and remedies of the Purchaser or the Purchasing Companies in relation to any of the Warranties shall not be affected or limited by Completion.

16.5	Meaning of "so far as Warrantor is aware"

If any of the Warranties are expressed to be given "so far as the Warrantor is aware" or "to the best of the knowledge, information and belief of the Warrantor", or words to that effect, these expressions shall mean that the Warrantor has only made reasonably careful enquiries of those persons listed in Schedule 10 (Persons of whom enquiry was made relating to the Warranties) and Graham Allen has made reasonable enquiries of Jim Marple and Robert Hails of Watson Wyatt and the Warrantor shall, subject always to the final sentence of this sub-clause, be deemed only to have knowledge of all facts, matters and circumstances known by such persons (including in the case of Graham Allen, after reasonable enquiries of Jim Marple and Robert Hails of Watson Wyatt) after reasonably careful enquiry and such expressions shall not have imported to them any wider meaning or interpretation or be deemed to include enquiries or actual awareness of any additional people or departments within the Warrantor or any other member of the ICI Group. Where an area of business is indicated in Schedule 10 (Persons of whom enquiry was made relating to the

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Warranties), the knowledge of such persons (after reasonably careful enquiry) shall be deemed limited to the area of business set out next to the name of the person concerned.

16.6	Meaning of "Transfer Time" and "Completion" and effect of the Reorganisation

	(a)	In and for the purpose of the Warranties (other than the Repeated Warranties, but only when such Repeated Warranties are deemed to be repeated in accordance with Clause 16.1(b) (Warranties) only:

		(i)	insofar as any Warranty (other than the Warranties set out at Paragraph 6.2(b) of Part 1 (General Warranties Business and Companies) of Schedule 6 (Warranties)) refers to any of the definitions set out below, whether expressly or by such definition's incorporation into any other definition, references to "Transfer Time", "Completion" and "Completion Date" in such definitions, shall in construing the Warranties be deemed to refer to the "date of this Agreement" rather than the "Transfer Time", "Completion" or "Completion Date" (as the case may be):

			(A)	"Business Assets";

			(B)	"Business Contracts";

			(C)	"Business Debtors";

			(D)	"Business Goodwill";

			(E)	"Business IP";

			(F)	"Business IP Contract";

			(G)	"Business Plant and Machinery";

			(H)	"Business Stock";

			(I)	"Canadian Debtors";

			(J)	"Company Assets";

			(K)	"Company Contracts";

			(L)	"Company IP";

			(M)	"Company IP Contract";

			(N)	"Contracts";

			(O)	"Debtors";

			(P)	"Environmental Permit";

			(Q)	"Guarantee"

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			(R)	"Stock"; and

			(S)	"U.S. Debtors; and

		(ii)	the Reorganisation shall be deemed to have taken place immediately prior to the date of this Agreement; and

	(b)	in and for the purpose of the Repeated Warranties (other than the Warranties set out at Paragraphs 5.4 and 11.16 of Schedule 6 (Warranties) Part 1 (General Warranties Business and the Companies), but only when such Warranties are deemed to be repeated in accordance with Clause 16.1(b) (Warranties), references to "the date of this Agreement" in any such Warranties shall be deemed to be references to "Completion".

16.7	Certain Warranties specific

Subject to Clause 16.8, the scope of certain categories of Warranties shall be limited as follows:

	(a)	the only Warranties given in respect of employment matters (save for matters relating to pensions) are those set out in Paragraph 9 (Employees) of Part 1 (General Warranties (Business and the Companies)) of Schedule 6 (Warranties) and all other Warranties shall be deemed not to apply to, or be given in relation to, matters dealing with employment;

	(b)	the only Warranties given in respect of Intellectual Property (including licences of Intellectual Property) are those set out in Paragraph 11 (Intellectual Property and Information Technology) of Part 1 (General Warranties (Business and the Companies)) of Schedule 6 (Warranties) and all other Warranties shall be deemed not to apply to, or be given in relation to, matters dealing with Intellectual Property or licences of Intellectual Property;

	(c)	the only Warranties given in respect of pension matters are those set out in Paragraph 13 (Pensions) of Part 1 (General Warranties (Business and the Companies)) of Schedule 6 (Warranties) and all other Warranties shall be deemed not to apply to, or be given in relation to, matters dealing with pensions;

	(d)	the only Warranties given in respect of the Environment, Environmental Laws and/or Environmental Permits are those set out in Paragraph 15 (Environment) of Part 1 (General Warranties (Business and the Companies)) of Schedule 6 (Warranties) and all other Warranties shall be deemed not to apply to, or be given in relation to, matters dealing with the Environment, Environmental Laws and/or Environmental Permits;

	(e)	the only Warranties given in relation to the U.S. Business and the Canadian Business in respect of Taxation are the Business Tax Warranties and, save as provided in sub-clause (f) below, and subject to sub-clause (f) below all other Warranties shall be deemed not to apply to, or be given in relation to, matters dealing with Taxation;

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	(f)	the only Warranties given in relation to the Companies in respect of Taxation are the Company Tax Warranties, and subject to sub-clause (e) above, all other Warranties shall be deemed not to apply to, or be given in relation to, matters dealing with Taxation; and

	(g)	the only Warranties given in respect of property matters are those set out in Paragraph 16 (The Properties) of Part 1 (General Warranties (Business and the Companies)) of Schedule 6 (Warranties) and all other Warranties shall be deemed not to apply to, or be given in relation to, matters dealing with the Properties.

16.8	General Warranties

In relation to any Warranty Claim under the Warranties set out at:

	(a)	Paragraphs 2 (Accounts), 6 (Contracts, Commitments etc.), 8 (Effect of Sale), 10 (Litigation), 12 (Permits and Compliance) and 18 (Improper Payments) of Part 1 (General Warranties (Business and the Companies)) of Schedule 6 (Warranties) (the "Unboxed Warranties") the restrictions in Clause 16.7(a) to (c) and (e) to (g) (Certain Warranties Specific) shall not apply; and

	(b)	Paragraphs 2 (Accounts), and 6 (Contracts, Commitments etc.) and 18 (Improper Payments) of Part 1 (General Warranties (Business and the Companies)) of Schedule 6 (Warranties) the restrictions in Clause 16.7(d) (Certain Warranties Specific) shall not apply, in each case, without prejudice however to the application of all or any other limitations in this Agreement.

17.	INDEMNIFICATION

17.1	Warrington, Benzene and Asbestos Claims

Ergon undertakes to indemnify (or procure that the relevant member of the ICI Group shall indemnify) the Purchaser or at the Purchaser's election, any other relevant member of the Purchaser's Group, against any Losses (whether the relevant matter, event, circumstance to which such Losses relate occurs prior to, on or after the date of this Agreement) in connection with:

	(a)	any Warrington Claim;

	(b)	any Benzene Claim; or

	(c)	any Asbestos Claim,

whether or not:

(i) any settlement has been reached with respect thereto;

(ii) letters of claim have been properly served or other proceedings commenced before the date of this Agreement; or

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(iii) any award of a court of competent jurisdiction or arbitration or other tribunal has been made with respect thereto.

17.2	Conduct of Warrington Claims and Benzene Claims

In relation to any Warrington Claims, Benzene Claims and Asbestos Claims Ergon shall, and shall procure that the relevant member(s) of the ICI Group (other than the Companies) shall:

(a) (where such Proceedings have been commenced against a member of the Purchaser's Group) in the name of and on behalf of the UK Company or the relevant other member of the Purchaser's Group, assume the conduct of all Proceedings relating to the Warrington Claim, Benzene Claim or Asbestos Claim, including the appointment of legal and other professional advisers, provided that Ergon shall not make, or permit to be made, in connection with any settlement or compromise of any Warrington Claim, Benzene Claim or Asbestos Claim any behavioural undertakings (which, for the avoidance of doubt, shall not include payments or other financial awards or accommodations) on behalf of the UK Company or any other member of the Purchaser's Group without the prior approval of the Purchaser (such approval not to be unreasonably withheld or delayed); and

(b) procure that the Purchaser is promptly sent copies of all material written communications or notified in writing as to the substance of all material oral communications pertaining to the Warrington Claims, Benzene Claims or Asbestos Claim transmitted by or on behalf of Ergon, or the other relevant member of the ICI Group, to the other party to the Warrington Claim, Benzene Claim or Asbestos Claim or its agents or professional advisers.

17.3	Sewers

Ergon and the Purchaser each undertake to use all reasonable endeavours in a reasonably timely manner to undertake (or procure another member of their Group undertake) the Sewer Repairs and to pay 50% (fifty per cent) of the Costs of the Sewer Repairs. Ergon undertakes to carry out (or procure another member of the ICI Group carry out) the Sewer Repairs as far as reasonably practicable prior to the Completion Date. To the extent that Ergon (or another member of the ICI Group) has carried out the Sewer Repairs prior to the Completion Date, the Purchaser undertakes to indemnify Ergon (for itself and as trustee for each member of the ICI Group) for 50% (fifty per cent) of the Costs incurred by Ergon (or another member of the ICI Group) in undertaking the Sewer Repairs prior to the Completion Date. To the extent that Ergon (or another member of the ICI Group) has not carried out the Sewer Repairs prior to the Completion Date, the Purchaser undertakes to carry out (or procure that another member of the Purchaser's Group shall carry out) the Sewer Repairs and Ergon undertakes to indemnify the Purchaser (for itself and as trustee for each member of the Purchaser's Group) for 50% (fifty per cent) of the Costs incurred by the Purchaser (or any other member of the Purchaser's Group) in undertaking the Sewer Repairs following the Completion Date. In no event shall the aggregate liability of Ergon (and all other members of the ICI Group) exceed U.S.$150,000 (one hundred and fifty thousand dollars) in respect of the Meredosia Sewers and U.S.$80,000 (eighty thousand dollars) in respect of the Warrington Sewers in each

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case regardless of whether Ergon undertakes (or procures the undertaking of) the Sewer Repairs or indemnifies the Purchaser (for itself and as trustee for each member of the Purchaser's Group) in respect of the Sewer Repairs.

17.4	Firewater Systems

Ergon hereby undertakes to indemnify the Purchaser (for itself and as trustee for each member of the Purchaser's Group) against 50% (fifty per cent of) the Costs incurred by the Purchaser (or any other member of the Purchaser's Group) to bring the firewater systems at the Boucherville Business Property and at the Meredosia Business Property into compliance with National Fire Prevention Act Code Standards as Recommended, to the extent that the same are not in compliance prior to the Completion Date. The aggregate liability of Ergon (and all other members of the ICI Group) under this Clause 17.4 shall be capped as follows:

(a) in relation to the Meredosia Business Property, U.S.$150,000 (one hundred and fifty thousand dollars); and

(b) in relation to the Boucherville Business Property, U.S.$30,000 (thirty thousand dollars).

17.5	Indemnity Claims

Each of the Indemnities are subject to the matters set out in Schedule 7 (Provisions Relating to Claims under this Agreement) to the extent they are specifically expressed to relate to Indemnity Claims.

18.	TECHNICAL INFORMATION AND IP

18.1	Allocation of Technical Information

(a) Ergon and the Purchaser shall:

(i) within one (1) month following signature of this Agreement, ensure that their respective representatives (who shall each be suitably qualified, in the sense of having knowledge of the relevant technologies) enter into discussions in good faith with a view to completing the task of allocating all records (in whatever form or medium, including paper, electronically stored data, magnetic media, film and microfilm) containing Technical Information owned by, or in the possession or control of, any member of the ICI Group, into the categories set out in Clause 18.1(b) (Allocation of Technical Information) below; and

(ii) use their respective reasonable endeavours to ensure that that task of allocating records is substantially completed by their respective representatives prior to Completion and that it is fully completed no later than 180 days from the date of this Agreement.

(b) The categories and the treatment of records containing Technical Information shall be as follows:

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	Contents of category	Treatment of records containing Technical Information within category

	Records containing Technical Information which is predominantly used in the Business, (but excluding for the avoidance of doubt any record which is Excluded IP or any part of a record which is Excluded IP)	Ergon shall provide the Purchaser either with each original record (or the relevant parts of each original record) or, where that is not practicable, with a complete and accurate copy of each original record or relevant parts of it. Where Ergon has not provided an original but the Purchaser reasonably requires one (for example, for the purposes of litigation), Ergon will use reasonable endeavours to provide one.

	Records containing Technical Information which is used in the Business but not predominantly (but excluding for the avoidance of doubt any record which is Excluded IP or any part of a record which is Excluded IP)	Ergon shall provide the Purchaser with a complete and accurate copy of each record (or all relevant parts of each record). The Purchaser's rights to use this are as set out in the IP Licence.

	Records containing Technical Information which does not fall into either of the above categories.	Ergon may retain all such records and the Purchaser shall have no right to use or have access to the same.

	(c)	Where Ergon is obliged under this Clause 18.1 to provide the original or a copy of any record or part of any record to the Purchaser, it shall provide the same to the Purchaser, or to any member of the Purchaser's Group, as directed by the Purchaser, within thirty (30) Business Days of the parties' agreement upon the allocation of that record into a category set out in Clause 18.1(b) (Allocation of Technical Information).

	(d)	Until the expiry of 180 days from the date of this Agreement, Ergon shall provide the Purchaser with reasonable access to those of the technical personnel employed within the ICI Group from time to time, who have knowledge of the records referred to in sub-clause (a)(i) in relation to the Business, for the purpose of enabling the Purchaser to understand and interpret the records to which it is entitled under this Clause 18. The Purchaser shall exercise its rights under this sub-clause (d) in such a way as to minimise disruption to the businesses of the ICI Group.

18.2	Ergon's access to verify Technical Information

The Purchaser shall, and shall procure that each other member of the Purchaser's Group shall, provide Ergon (and any other member of the ICI Group) with reasonable access to all records (in whatever form or medium) containing Technical Information which are in the possession or control of any member of the Purchaser's Group as a

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result of the transactions contemplated by this Agreement. The purpose of such access shall be to enable Ergon (and any other member of the ICI Group):

(a) to verify that no such records which contain Excluded IP are in the possession or control of any member of the Purchaser's Group;

(b) to extract and retain any such records which are Excluded IP or parts of records which are Excluded IP; and

(c) to obtain copies of any such records which contain Shared IP.

This exercise shall commence reasonably promptly after the date of this Agreement and shall cease no later than three months from Completion. The relevant member(s) of the ICI Group shall give the Purchaser reasonable prior notice of its or their intention to take advantage of the access to be given under this Clause 18.2. This access shall take place during normal business hours and in such a way as to minimise disruption to the businesses of the Purchaser's Group. Ergon shall procure that the member(s) of the ICI Group shall sign any non-disclosure agreement reasonably required by the Purchaser to protect its confidential information (but this Agreement and the IP Licence shall prevail in relation to the confidentiality of the Business IP and the Company IP).

19.	INFORMATION TECHNOLOGY

The provisions of Schedule 20 (Information Technology) shall have effect as if set out in this Clause 19.

20.	FURTHER ASSURANCE

20.1	Further assurance

Following Completion, and subject to Clause 3.6 (Responsibility for Taxes and fees) Ergon and the Purchaser shall (and shall respectively procure that each of the other Sellers and Purchasing Companies shall), at their own cost:

(a) do, execute and perform all such acts, deeds, documents and things (or procure the doing, execution or performance thereof) as the others may from time to time reasonably require for the purpose of implementing the provisions of this Agreement; and

(b) subject to Clause 21 (Information, Records and Assistance), from time to time supply to the other such assistance as the other may reasonably require for the purpose of implementing the provisions of this Agreement.

20.2	Wrong-pockets

(a) If and to the extent that after the Completion Date any asset has been transferred by any of the Business Sellers to the Purchaser or any other member of the Purchaser's Group which should not have been transferred pursuant to, or in order to give effect to, the provisions of this Agreement or any assets of the Companies which should have transferred pursuant to the Reorganisation or pursuant to or in order to give effect to the provisions of this

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Agreement have not been transferred to the relevant member of the ICI Group, then the Purchaser shall do, or procure the doing of, all such things as may be required to retransfer (or, in the case of any such assets owned by the Companies to transfer) any such asset to the relevant Business Seller or as Ergon shall otherwise direct provided always that Ergon shall be responsible for all costs and expenses incurred by the relevant member of the Purchaser's Group in giving effect to such retransfer (or transfer).

(b) Notwithstanding Clause 20.2(a) above, if the Purchaser or the Purchaser's Group has spent money in respect of any such assets as are referred to above, the Purchaser and the Purchaser Group shall be promptly reimbursed for such amounts incurred ("Wrong-pocket Costs") in connection with such money invested in connection therewith prior to Ergon's written notice (such notice to contain reasonable details of the basis for Ergon's assertion) that such asset(s) should not have been transferred pursuant to, or in order to give effect to, the provisions of this Agreement or any assets of the Companies which should have transferred pursuant to the Reorganisation or pursuant to or in order to give effect to the provisions of this Agreement have not been transferred to the relevant member of the ICI Group provided that nothing in this Clause 20.2(b) shall require Ergon to make a payment to the Purchaser or any member of the Purchaser's Group unless immediately following such payment, the Purchaser or the relevant member of the Purchaser's Group shall at the cost and expense of Ergon transfer to Ergon any assets directly resulting from such investment by the Purchaser or relevant member of the Purchaser's Group attributable to such payment. Nothing under this Clause 20.2 shall affect any Intellectual Property scheduled as assigned to the Purchaser hereunder.

21.	INFORMATION, RECORDS AND ASSISTANCE

21.1	Employee Records

The parties agree that, to the extent permitted by law:

(a) Ergon or any other member of the ICI Group, shall be entitled to copy the Employee Records before or after Completion and to retain copies of the Employee Records without limitation of time; and

(b) the Purchaser or any other member of the Purchaser's Group, shall be entitled to copy the medical and other personnel records relating to those employees of the Companies as shall be transferred by the Companies to another member of the ICI Group as a result of the Reorganisation before or after Completion and to retain copies of those records without limitation of time.

21.2	Provision of records

Ergon shall, and shall procure that each Business Seller shall, and the Purchaser shall, and shall procure that the Companies and each Purchasing Company shall, each provide the other upon reasonable request and upon providing reasonable justification that the same is required with full and free access (including the right to take copies) during usual business hours to the books, accounts and records to be held by each of

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them after Completion which relate exclusively or predominantly to the Business and which relate to the period up to Completion (the "Financial Records").

21.3	Preservation of records

Subject to the provisions of Clause 21.4 (Litigation) and Schedule 7 (Provisions Relating to Claims under this Agreement) for a period of seven (7) years following the Completion Date, no party shall dispose of or destroy, and shall procure that their respective Group members shall not dispose of nor destroy, any of the Financial Records, Primary Books and Records, Secondary Books and Records or Technical Information (including information recorded or retained in any electronic form) without first giving the other at least two months' notice of its intention to do so and giving the other the opportunity to remove and retain any of them (at that other party's expense).

21.4	Litigation

	(a)	Following Completion, neither Ergon nor the Purchaser will dispose of or destroy, and will procure that no member of the ICI Group or the Purchaser's Group respectively will dispose of or destroy, any records (in whatever form) which relate in any way or may become relevant to:

		(i)	any claim by or against Ergon, or any other member of the ICI Group, or the Purchaser, or any other member of the Purchaser's Group (including any patent oppositions), so far as the same relates in any way to the Business or any predecessor business, including claims relating to employees, claims, product liability or Taxation; or

		(ii)	Ergon's defence of the Warrington Claims, Benzene Claims or Asbestos Claims in accordance with Clause 17.2 (Conduct of Warrington Claims, Benzene Claims and Asbestos Claims),

(together the "Relevant Claims") in its or their possession or control (the "Relevant Records") without first giving the other party (or the relevant member of their respective Groups to whom the Relevant Claim relates) and, in the case of Relevant Records relating to the Warrington Claims, the European legal counsel of NSC, at least six (6) months' prior written notice of its intention to do so and giving them the opportunity to remove and retain or copy (on payment of the party's reasonable copying charges) any or all of such documents;

	(b)	Each party (being a "Providing Party") shall, and shall procure that each other member of that party's Group shall, on reasonable notice from the other party (the "Requesting Party"), give such assistance to that party or the relevant member of its Group as they may reasonably require in relation to the Relevant Claims;

	(c)	the assistance referred to in Clause 21.4(b) (Litigation) shall include:

		(i)	access to the Relevant Records, in accordance with Clause 21.4(d) (Litigation);

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	(ii)	access to the Properties;

	(iii)	access to employees, advisers, agents or consultants of the party and/or of each other member of the Providing Party's Group (collectively the "Relevant Employees"),

such access to be granted to any or all of the Requesting Party, the other members of its Group and its or their representatives and/or advisers during normal business hours;

(d)	in granting access to Relevant Records under Clause 21.4(c)(i) (Litigation), the parties agree that they, and each other member of their respective Groups and its or their representatives and/or advisers as a Requesting Party may make copies of the same and will pay the reasonable copying charges of the Providing Party;

(e)	each party acknowledges that a Requesting Party and its or their representatives and/or advisers may in relation to the Relevant Claims request any Relevant Employee:

	(i)	to travel to the offices of lawyers, other advisors or experts or the chambers of counsel nominated by the Requesting Party, or another member of the Requesting Party's Group, in order to participate in any manner that may be reasonably required in relation to the Relevant Claims, including the preparation of the Relevant Claims for trial;

	(ii)	to answer fully and truthfully to the best of their knowledge, belief and recollection, all questions put to him by those lawyers, advisors, experts or counsel on all matters which, in the judgment of those lawyers, advisors, experts or counsel may be relevant to the Relevant Claims and about which the Relevant Employee may have relevant information;

	(iii)	to co-operate in the preparation, review and execution of any document (including a witness statement, affidavit or other similar document) recording their evidence on those matters;

	(iv)	to attend any hearing or hearings to give evidence on behalf of the Requesting Party (or any other member of the Requesting Party's Group) at such time or times as the Requesting Party, or another member of the Requesting Party's Group, may reasonably require;

and the Providing Party will use its reasonable endeavours to procure that the Relevant Employee complies with any such request;

(f)	when seeking assistance under this Clause 21.4, a Requesting Party, or the other relevant member of the Requesting Party's Group, shall use reasonable endeavours to minimise interference with the Providing Party and the Providing Party 's Group's conduct of the relevant business or the performance by the Relevant Employees of their employment duties;

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(g) the Requesting Party will reimburse or procure the reimbursement of expenses incurred by any Relevant Employee in providing any assistance to any member of the Requesting Party's Group under this Clause 21.4, but limited to reasonable out of pocket expenses incurred by such Relevant Employees, the scope of which shall have been approved in writing by the Requesting Party, or the relevant member of the Requesting Party's Group prior to their being incurred, such approval not to be unreasonably withheld. For the avoidance of doubt, subject to Clauses 21.4(a) and (b) (Litigation) above, the Requesting Party will not be obliged to (and it is hereby expressly agreed that it shall not) make nor procure the payment of any other payment to the Relevant Employees nor to the Providing Party or any other member of its Group, including the cost of any management time or of any loss of opportunity or time away from work.

21.5	Annual Reporting

Following Completion the Purchaser shall, and shall procure that each Company and each Purchasing Company shall, provide to Ergon within thirty (30) Business Days after the Completion Date, such data as Ergon shall reasonably request for the purposes of complying with the statutory reporting requirements of the ICI Group.

21.6	Secondary Books and Records

Ergon shall, as soon as practicable following written request from the Purchaser provide to the Purchaser certified copies of originals of the Secondary Books and Records or, if certified copies are insufficient, originals of such portions or sections of the Secondary Books and Records, in each case, to the extent reasonably required by the Purchaser (a) to perfect the transfer of title in and to the Business Assets or the Shares pursuant to this Agreement or (b) to enable the Purchaser or any member of the Purchaser's Group to submit patent applications.

21.7	U.S. & Canadian Employees

(a) Ergon shall, or shall procure that the relevant Business Sellers shall, at Purchaser's own cost and expense, after and with effect from Completion, assign to Purchaser (or the relevant member of the Purchaser Group), those rights and benefits with respect to confidentiality and restrictive covenants that remain in effect in favour of the Business Sellers to the extent relating to the Business under all employment and services agreements of all U.S. Employees, Canadian Employees and former employees of each of the U.S. and Canadian Businesses, respectively. The foregoing shall not constitute an assignment or attempted assignment to the extent any such rights and benefits are not assignable without the consent of another person if such assignment or attempted assignment would otherwise constitute a breach of any such agreement except to the extent such consent is obtained. In such event, Ergon shall enforce such rights and benefits at Purchaser's cost and expense for the benefit of Purchaser as Purchaser may reasonably direct.

(b) Purchaser agrees, covenants and undertakes with Ergon (for itself and as trustee for each other member of the ICI Group) that it shall indemnify or procure that the relevant member of the Purchaser's Group shall indemnify

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Ergon (for itself and as trustee for each other member of the ICI Group), against all Losses in connection with the actions contemplated in Clause 21.7.

22.	INSURANCE

22.1	ICI Group Insurance Policies

All policies of insurance maintained in relation to the Business Assets (whether provided by third party insurers or a member of the ICI Group) shall cease to provide cover to anyone who owns those Business Assets after Completion including the Purchaser or another member of the Purchaser's Group. For the avoidance of doubt, no liability shall arise under any such policies of insurance in relation to:

(a) any Loss arising from an insured peril which occurred prior to Completion which is not the subject of a Notified Claim; or

(b) any Loss arising from an insured peril which occurs after Completion.

22.2	Company Insurance Policies

From Completion all other policies of insurance maintained in relation to the Companies (whether provided by third party insurers or a member of the ICI Group) which are in place and which insure the Companies prior to Completion shall cease to provide cover to the Companies and no liability (whether by way of indemnity or otherwise) to the Companies shall arise under any such policies of insurance in relation to:

(a) any Loss arising from an insured peril which occurred prior to Completion but which is not the subject of a Notified Claim; or

(b) any Loss arising from an insured peril which occurred after Completion.

22.3	Purchaser's Group Insurance Policies

From Completion the Purchaser will extend to the Business and the Companies the general insurance programme applicable to the Purchaser's Group (the "Celanese Insurance Programme") and:

(a) will apply its normal principles to insurance for the Business and insure the Business in accordance with those principles; and

(b) will not seek to apply exclusions to its insurance for the Business not generally applicable to similar operations within the Purchaser's Group.

23.	ANNOUNCEMENTS

Without prejudice to any other provision of this Agreement, the parties mutually agree to take all reasonable care to avoid any act which may reflect adversely on or be harmful to the business, reputation or prestige of any member of the ICI Group, the Purchaser's Group, the Business, the Companies or of any party to this Agreement and, without prejudice to the generality of the foregoing, agree that (save as required by law or the rules of any securities exchange or regulatory or governmental body to

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which any party is subject or submits, wherever situated) no press or other public announcements (whether to shareholders, employees, customers, suppliers or otherwise) shall be made or sent out (or, so far as is practicable, permitted to be made or sent out) by the Purchaser or any other member of the Purchaser's Group or the ICI Group in respect of the sale and purchase under this Agreement without the text of such announcement receiving the prior written approval of the Purchaser (in the case of an announcement by any member of the ICI Group) or Ergon (in the case of an announcement by any member of the Purchaser's Group), such approval not to be unreasonably withheld or delayed.

24.	CONFIDENTIALITY

24.1	Confidentiality

Each party shall treat and shall procure that each member of their Group shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(a) the provisions or the subject matter of this Agreement or any document referred to herein; or

(b) the negotiations relating to this Agreement or any document referred to herein.

24.2	Technical Information

The Purchaser shall, and shall procure that the other members of the Purchaser's Group shall, treat as strictly confidential and not use or disclose any Technical Information which is Excluded IP (except as permitted under the IP Licence and further unless otherwise agreed in writing by Ergon, for example as part of a supplier/customer arrangement, such agreement not to be unreasonably withheld or delayed). Ergon shall, and shall procure that the other members of the ICI Group shall, treat as strictly confidential and not use or disclose any Technical Information comprised in the Business IP (except as permitted under the IP Licence). For the avoidance of doubt, these obligations of confidence shall not prevent any party (or its Group) (collectively the "disclosing party") from using and disclosing information which the disclosing party can demonstrate, to the reasonable satisfaction of the other (or its Group) (collectively the "owning party"):

(a) was received by the disclosing party from a third party without that third party having breached or owing any obligation of confidence to the owning party provided, however, that in the case in which a member of the ICI Group is the disclosing party, such information must have been received by such member of the ICI Group from a third party after the Completion Date; or

(b) is already in the public domain through no fault of the disclosing party.

24.3	Confidentiality exceptions

Notwithstanding Clauses 24.1 (Confidentiality) and 24.2 (Technical Information), any party may disclose information which would otherwise be confidential if and to the extent that:

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(a)	the disclosure is required by the law of any relevant jurisdiction or for the purpose of any judicial proceedings;

(b)	the disclosure is required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated whether or not the requirement for information has the force of law;

(c)	the information is disclosed on a strictly confidential basis to:

	(i)	the professional advisers, auditors and bankers of such party; or

	(ii)	a director, officer or employee whose functions require such access;

(d)	Ergon has given its prior written approval to the disclosure (in the case of disclosure by the Purchaser) or the Purchaser has given such prior written approval (in the case of disclosure by any of the Sellers), as the case may be;

(e)	except with respect to Technical Information which is licensed to ICI under the IP Licence (the disclosure of which shall be governed by the IP Licence) it does so to a member of the ICI Group (in the case of Ergon) or a member of the Purchaser's Group (in the case of the Purchaser) PROVIDED THAT, notwithstanding such disclosure, the party making such disclosure shall remain fully and completely liable to each other party in accordance with the provisions of this Clause 24;

(f)	(in the case of the Purchaser) it does so to any actual or bona fide prospective:

	(i)	limited partner of the Blackstone Group or any professional adviser, manager or agent of any fund on whose behalf any limited partner of the Blackstone Group holds shares or other equity ownership interest; or

	(ii)	purchaser of all or substantially all of the Business, the Business Assets, the Company Assets and/or the Shares,

PROVIDED THAT:

		(A)	in the case of (f)(i) the disclosure discloses no more than the minimum disclosure reasonably required for the legitimate investment purposes of such recipient;

		(B)	in the case of (f)(ii), discussions with the bona fide prospective purchaser have advanced beyond the preliminary stages of negotiation (which term shall mean the Purchaser having received an indication of value from the bona fide prospective purchaser);

		(C)	in each case the disclosure is made pursuant to a written agreement which imposes obligations of strict secrecy on such recipient;

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	(D)	in each case, notwithstanding such disclosure, the Purchaser shall remain fully and completely liable to Ergon in accordance with the provisions of this Clause 24; or

	(g)	the disclosure is required to enable that party to enforce its rights under this Agreement;

PROVIDED THAT any such information disclosed pursuant to sub-clauses (a) or (b) of this Clause 24.3 shall be disclosed only after notice to Ergon or the Purchaser, as the case may be, unless such prior notice to the other party is unlawful.

24.4	Limit in time

The restrictions contained in this Clause 24 shall survive Completion for a period of ten (10) years following the Completion Date.

24.5	Confidentiality and tax

Notwithstanding Clause 24.1 (Confidentiality) and Clause 24.2 (Technical Information), either party to this Agreement (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the parties relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable securities laws, provided that such disclosure may not be made until the earlier of the date of the public announcement of the transactions relating to the Agreement and the date of the Agreement. In this Clause 24.5, the terms "tax structure" and "tax treatment" have the meanings given to them in United States Treasury Department regulations section 1.6011-4(b)(3)(iii).

24.6	No prejudice to Confidentiality Agreement

This Clause 24 shall be without prejudice to Clause 25.1 (No waiver of legal privilege) and the provisions of the Confidentiality Agreement.

25.	PURCHASER'S UNDERTAKINGS

25.1	No waiver of legal privilege

The Purchaser agrees and undertakes:

	(a)	on behalf of itself and each other member of the Purchaser's Group that it and they will not waive legal privilege in relation to any document which comes into the possession or control of any member of the Purchaser's Group as a result of the transactions contemplated by this Agreement and will not take any steps which may lead to such legal privilege being lost where, in each such case, such document contains or refers to information in relation to the disposal by the ICI Group of the whole or any part of the Business, the Business Assets or the Shares or in relation to the negotiations in respect of the transactions contemplated by this Agreement unless:

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		(i)	such waiver and/or steps are required by the law of any relevant jurisdiction or for the purpose of any judicial proceedings;

		(ii)	such waiver and/or steps are formally required by any securities exchange or regulatory or governmental body to which any party is subject wherever situated whether or not the requirement for information has the force of law;

		(iii)	such waiver and/or steps are necessary to enable the Purchaser or any member of the Purchaser's Group to enforce its rights under the Transaction Documents; and

		(iv)	Ergon has given its prior written approval to such waiver and/or steps; and

	(b)	that it shall, at Ergon's request, execute a common interest agreement (as that term is understood in Canada) in a form reasonably acceptable to the Purchaser governing the exchange of information in relation to the Canadian Business.

For the avoidance of doubt nothing in this Clause 25 shall prevent or restrict the Purchaser from producing any documents which it may require in order to bring or defend proceedings against the Seller.

25.2	Use of the Excluded Trade Marks

	(a)	the "Excluded Trade Marks" means the names and/or trade marks "ICI", "Imperial Chemical Industries", "National Starch & Chemical" (including the stylised version of that name shown in Part 1 (Logos) of Schedule 4 (Intellectual Property)), "National Starch", "NSC" and the device known as the "ICI Roundel" (a copy of which is depicted in Part 1 (Logos) of Schedule 4 (Intellectual Property) and including the "negative" of that depiction). The Purchaser acknowledges and agrees, on behalf of itself and each other member of the Purchaser's Group that nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in any of the Excluded Trade Marks. From the Completion Date, the Purchaser shall not use, and shall procure that no other member of the Purchaser's Group shall use, any of the Excluded Trade Marks except as permitted expressly in this Clause 25.2 (and except for non-trademark historical or descriptive use or in order to refer to the relevant member of the ICI Group, where this would be permitted by local law);

	(b)	the Purchaser shall procure that within six (6) months following Completion the Excluded Trade Marks are no longer used or displayed in the Business or by any of the Companies and that neither the Excluded Trade Marks nor any marks confusingly similar thereto are thereafter used by the Purchaser's Group, whether on any buildings, fixtures, letterhead or invoice or otherwise, except for stocks, which are dealt with in sub-clause (c) below;

	(c)	the Purchaser's Group shall be permitted for a period of six (6) months from Completion to use the Excluded Trade Marks on any stocks of Emulsion

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Polymers and on any sales literature relating to such stocks which bear the same, but have not been sold, prior to Completion. After the expiry of that six (6) month period, the Purchaser shall, and shall procure that the other members of the Purchaser's Group shall, cease all further use of the Excluded Trade Marks, destroy any unused packaging or other materials using the Excluded Trade Marks and remove or permanently obliterate the Excluded Trade Marks from any remaining stocks and sales literature;

(d) all goodwill arising out of the use or display by the Purchaser's Group of any of the Excluded Trade Marks shall accrue to and vest in Ergon, or as it shall direct, absolutely. The Purchaser shall, and shall procure that the other members of the Purchaser's Group and each of the Companies shall, execute all documents reasonably required by Ergon in order to give effect to this provision; and

(e) except as permitted in this Clause 25.2, the Purchaser shall not, and agrees to procure that no other member of the Purchaser's Group shall, use any of the Excluded Trade Marks, nor any name or mark confusingly or colourably similar to any of them.

26.	COSTS AND EXCHANGE RATES, PAYMENTS

26.1	Responsible for own costs

Subject always to Clauses 3.6 (Responsibility for Taxes and fees) and 7.6 (Notifications and consents), each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement, each of the other Transaction Documents, Ancillary Agreements and other documents in the Agreed Terms and the sale and purchase of the Business, the Business Assets and the Shares under the Transaction Documents.

26.2	Exchange Rate for Foreign Currencies

Save as otherwise provided in this Agreement, for the purpose of converting amounts specified in one currency into another currency (including the UK Net Debt Adjustment, the UK Net Debt Interest Adjustment, the Dutch Net Debt Adjustment and the Dutch Net Debt Interest Adjustment or any portion or allocation of those payments as required by any Transaction Document) where required, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the closing mid-point rate for exchanges between those currencies quoted in the Financial Times (London edition) for the nearest Business Day for which that rate is so quoted on or prior to the date of the conversion. Without prejudice to the obligation contained in Clause 3.3 (Method of Payment), for the purposes of calculating the UK Final Cash Balance, the UK Final Financial Debt, the UK Intra-Group Lendings, the UK Intra-Group Borrowings the Dutch Final Cash Balance, the Dutch Final Financial Debt, the Dutch Intra-Group Lendings, the Dutch Intra-Group Borrowings, the payment of the UK Net Debt Adjustment, UK Net Debt Interest Adjustment, Dutch Net Debt Adjustment or Dutch Net Interest Adjustment (or any element of any of these calculations) the date of the conversion of the value of any asset or liability being a component of the relevant calculation shall be deemed to

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be the date on which Completion takes place. For any other purposes, the date of the conversion will be two (2) Business Days prior to the Due Date for payment.

26.3	Payments in U.S. Dollars

Each payment to be made under the Transaction Documents shall, unless specifically provided otherwise in this Agreement and/or as otherwise required by applicable law, be made in U.S. dollars.

27.	ENTIRE AGREEMENT

27.1	Entire Agreement

This Agreement together with each of the other Transaction Documents contain the whole agreement between the parties in relation to the transactions contemplated by this Agreement and supersede all previous agreements whether written or oral between all or any of the parties and the other Sellers in relation to these transactions. Accordingly, all other terms, conditions, representations, warranties and any other statements which would otherwise be implied (by law or otherwise) shall not form part of the Transaction Documents.

27.2	No reliance

The Purchaser acknowledges and agrees (for itself and on behalf of each other member of the Purchaser's Group) with Ergon (on its own behalf and as trustee for each member of the ICI Group) that:

(a) it and they do not rely on and have not been induced to enter into any of the Transaction Documents or the Ancillary Agreements on the basis of any Assurances (express or implied) other than those expressly set out in this Agreement or any other Transaction Document or Ancillary Agreement or, to the extent that it or they have been, it and they have (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto or against such parties;

(b) neither Ergon, nor any other member of the ICI Group, nor any of their respective agents, directors, officers, employees or advisers (and without prejudice to any of the foregoing specifically in respect of any such persons as are named in Schedule 10 (Persons of whom enquiry was made relating to the Warranties)), has given or made any Assurance to the Purchaser or any other member of the Purchaser's Group other than those expressly set out in this Agreement or any other Transaction Document or Ancillary Agreement or, to the extent that any of them have, the Purchaser hereby (for itself and on behalf of each other member of the Purchaser's Group) unconditionally and irrevocably waives (in the absence of fraud) any claim or remedy which it or they might otherwise have had in relation thereto; and

(c) any warranty or other right which may be implied by law in relation to the sale of the Business, the Business Assets or the Shares (other than any warranty or other right included in the term, representations, covenants or other obligations

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that shall be "with full title guarantee") shall be excluded or, if incapable of exclusion, irrevocably waived.

27.3	No representation as to accuracy

Without prejudice to the foregoing provisions of this Clause 26.3 and to the Warranties and any other warranties expressly set out in the Transaction Documents, the Purchaser acknowledges and agrees that no member of the ICI Group makes nor has previously made any representation or warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser (howsoever provided) on or prior to the date of this Agreement, including anything contained in the Information Memorandum, the Disclosure Letter, the Disclosure Documents, the Data Room or the materials provided at or in relation to the presentations by the representatives of the ICI Group and/or the management of the Business to, and the related "Q and A" sessions with, the Purchaser.

27.4	Financial Promotion

Each party acknowledges to each other party, after due and careful consideration, that:

(a) it is not entering into any of the Transaction Documents or the Ancillary Agreements in consequence of or in reliance on any unlawful communication (as defined in s30(1) Financial Services and Markets Act 2000) made by any other party or such other party's professional advisers;

(b) except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigations and advice from its own professional advisers; and

(c) the other parties are entering into this Agreement in reliance on the acknowledgements given in this sub-clause.

27.5	No liability unless statement made fraudulently

Without prejudice to the right of the Purchaser to make a claim in respect of the Warranties (including the Repeated Warranties) the Purchaser irrevocably waives any right it may have to claim damages and/or rescission in respect of any misrepresentation whether oral or in writing or any other similar claim howsoever arising whether in tort or otherwise unless it establishes fraud on the part of the Warrantor.

28	NO SET-OFF

Save as expressly provided for in this Agreement or the other relevant Transaction Document, any payments to be made by any party under this Agreement or any other Transaction Document shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

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29.	CONTINUING EFFECT

Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

30.	INVALIDITY

If all or any part of any provision of this Agreement (the "Relevant Provision") shall be or become illegal, invalid or unenforceable, then the remainder of the Relevant Provision and/or all other provisions of this Agreement shall remain valid and enforceable, and, in addition, the Relevant Provision shall be deemed either: (i) amended to the extent necessary to render the Relevant Provision legal, valid and enforceable; or (ii) (in the event that such amendment is not permitted under applicable law) severed in its entirety from this Agreement, and the rights and obligations of the parties shall be construed accordingly.

31.	AMENDMENTS, VARIATIONS, RELEASES AND WAIVERS

31.1	Amendments to be in writing

Subject only to any deemed amendment to, or severance of, any provision of this Agreement pursuant to Clause 30 (Invalidity), no amendment or variation of the terms of any Transaction Document shall be effective unless it is made or confirmed in a written document signed by all of the parties to such document.

31.2	Release of rights and liabilities

Any liability of:

(a) the Purchaser or any other member of the Purchaser's Group to Ergon or any other member of the ICI Group and/or any right of Ergon under this Agreement may, in whole or in part, be released, compounded or compromised or time or indulgence may be given in respect of it without in any way prejudicing or affecting its rights against the Purchaser or any other member of the Purchaser's Group in respect of any other liability under this Agreement; or

(b) Ergon or any other member of the ICI Group to the Purchaser or any other member of the Purchaser's Group and/or any right of the Purchaser under this Agreement may, in whole or in part, be released, compounded or compromised or time or indulgence may be given in respect of it without in any way prejudicing or affecting its rights against Ergon or any other member of the ICI Group in respect of any other liability under this Agreement.

31.3	Waivers

Any release, delay or waiver by any party in favour of another of any (or any part of any) of its rights under this Agreement shall only be binding if it is given in writing. Any binding release, delay or waiver shall:

(a) be confined to the specific circumstances in which it is given; and

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(b) not affect any other enforcement of the same right or the enforcement of any other right by or against any of the parties.

32.	ASSIGNMENT

32.1	Permitted assignments

Neither the obligations nor the benefits under this Agreement or any of the other Transaction Documents (save as expressly provided for by the terms of the Transaction Documents) shall be assignable except as follows:

(a) the Purchaser may, upon giving written notice to Ergon, assign the benefit of the Transaction Documents in whole or in part (subject, for the avoidance of doubt, to all limitations contained herein including limitations on claims under the Warranties):

(i) to one or more members of the Purchaser's Group (a "Permitted Assignee") subject to the condition (a "Departure from Group Condition") that if such Permitted Assignee shall subsequently cease to be a member of the Purchaser's Group, the Purchaser shall procure that, prior to its ceasing to be a member of the Purchaser's Group, the Permitted Assignee shall assign so much of the benefit of the Transaction Documents as has been assigned to it to the Purchaser or (upon giving further written notice to the Sellers) to another member of the Purchaser's Group;

(ii) by way of security to any bank or other financial institution on behalf of itself or other creditors for the purpose of securing any obligations under banking or other substantial financings made or proposed to be made available to the Purchaser's Group;

(b) Ergon may assign the benefit of this Agreement in whole or in part to one or more members of the ICI Group from time to time subject to a Departure from Group Condition by reference to the ICI Group.

Any purported assignment in contravention of this Clause 32.1 shall be void.

32.2	No increase in liability

The parties hereby agree that where either the Purchaser or Ergon assigns the benefit of this Agreement in whole or in part to any other person the liabilities of Ergon (and all other members of the ICI Group) or the Purchaser (and all other members of the Purchaser's Group), as appropriate under this Agreement to the other shall be no greater than such liabilities would have been had the assignment not occurred.

32.3	Sales to third parties

Ergon (for itself and on behalf of each member of the ICI Group) acknowledges and agrees that if the Purchaser or any other member of the Purchaser's Group (including the Companies) shall sell, transfer or otherwise dispose of any Property (or any part thereof) or any other material part of the Business Assets or Company Assets to any third party and such third party shall bring any Proceeding in relation thereto (a

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"Relevant Third Party Claim") the fact of such sale, transfer or other disposal shall not of itself (but subject always to Clause 32.2 (No increase in liability) and the provisions of Schedule 7 (Provisions relating to claims under the Agreement)), prevent the Purchaser or such member of the Purchaser's Group from a making a Warranty Claim or any other Purchaser's Claim against Ergon or any member of the ICI Group or reduce the liability of Ergon or any other member of the ICI Group in relation thereto.

32.4	Proposed assignment to Purchaser Affiliate

Subject always to Clause 32.1 (Permitted assignments), the Purchaser may give written notice of its proposal to assign the benefit of any Transaction Document in whole or in part to a Purchaser Affiliate, in which case Ergon undertakes to meet with the Purchaser and discuss, in good faith, the proposed assignment.

33.	NOTICES

33.1	Notice requirements

All notices and other communications relating to this Agreement:

(a) shall be in writing;

(b) shall be delivered by hand or sent by post or facsimile (and if sent by facsimile, a hard copy shall also be sent by post but this shall not affect the validity of the facsimile as notice for the purpose of this Clause 33.1);

(c) (subject to Clause 33.1(d)) shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked as shown in Clause 33.2 (Initial details of parties), subject to such amendments as may be notified from time to time in accordance with this Clause 33.1 by the relevant party to the other parties by not less than fifteen (15) Business Days' notice, except that no party may so notify an address outside England and Wales;

(d) may in the alternative in the case of any judgment or other notice or process on any party which is a company incorporated in England and Wales, be delivered or sent to its registered office from time to time or, in the event that any party is not incorporated in England and Wales, be delivered or sent to the appropriate agent referred to in Clause 33.3 (Agent for service); and

(e) shall take effect:

(i) if delivered by hand, upon delivery;

(ii) if posted, at the earliest of the time of delivery and (if posted to an address in the same country as the sender (and for these purposes the United Kingdom shall be regarded as one country) by first class, prepaid, registered post) 10 a.m. on the second Business Day after posting or (if posted to an addressee not in the same country as the sender by first class, pre-paid, registered airmail) 10 a.m. on the fourth Business Day after posting; or

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(iii) if sent by facsimile, when a complete and legible copy of the communication, whether that sent by facsimile or a hard copy sent by post or delivered by hand, has been received at the appropriate address, provided that if any communication would otherwise become effective on a non-Business Day or after 5.00 p.m. on a Business Day, it shall instead become effective at 10 a.m. on the next Business Day and if it would otherwise become effective before 9 a.m. on a Business Day, it shall instead become effective at 10 a.m. on that Business Day.

33.2	Initial details of parties

The initial details for the purposes of Clause 33.1 (Notice requirements) are:

Party:	ERGON INVESTMENTS UK LIMITED
Address:	20 Manchester Square, London, W1U 3AN
Facsimile number:	+44 (0) 20 7798 5834
Marked for the attention of:	The General Counsel

Party:	CELANESE AMERICAS CORPORATION
Address:	Suite 310, 550 U.S. Highway 202/206, Bedminster NJ
07921-1590
Facsimile number:	+908 901 4825
Marked for the attention of:	Legal Department

With a copy (which shall not constitute service) to:

Party:	SKADDEN, ARPS, SLATE, MEAGHER & FLOM
(UK) LLP
Address:	40 Bank Street, London E14 5DS
Facsimile number:	+44 (0)20 7519 7070
Marked for the attention of:	Allan Murray-Jones

33.3	Agent for service

	(a)	The Purchaser shall at all times maintain an agent for service of process in England.

	(b)	The Purchaser appoints the Purchaser's Lawyers (such person or its replacement appointed in accordance with this Clause 33 the "Agent") as its agent for that purpose and that agent has confirmed in writing to each of the parties its acceptance of such appointment. The Agent may not revoke such appointment, nor may it cease to act as such agent without another agent having first been appointed in its place.

	(c)	If for any reason the Agent ceases to act as such, the Purchaser shall promptly appoint another such agent and promptly notify Ergon of the appointment and the new agent's name and address. If the Purchaser does not make such an appointment within seven (7) Business Days of such cessation, then Ergon may do so on its behalf and shall notify the Purchaser if it does so.

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34.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

34.1	No rights except as provided

Save as provided in Clause 34.2 (Third Party Rights), the parties do not intend any term of this Agreement to be enforceable pursuant to the Third Party Rights Act or confer any rights on any persons other than the parties to this Agreement pursuant to any similar legislation or law in any relevant jurisdiction.

34.2	Third Party Rights

Subject to the provisions of Clause 34.3 (Variation and Rescission), each of the Permitted Parties (other than the parties) shall have the benefit of and may enforce pursuant to the Third Party Rights Act each provision of this Agreement which expressly contemplates that Permitted Party receiving a benefit or right.

34.3	Variation and Rescission

This Agreement may be varied from time to time or rescinded without the consent of all or any of the Permitted Parties (other than the parties) and sub-sections 2.1(a) and (c) of the Third Party Rights Act shall not apply to this Agreement.

35.	COUNTERPARTS

35.1	Any number of counterparts

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until all the parties have executed at least one counterpart but all the counterparts shall together constitute but one and the same instrument.

35.2	Each counterpart an original

Each counterpart shall constitute an original of this Agreement.

36.	LAW AND JURISDICTION

This Agreement and (unless otherwise stipulated in the relevant Transaction Document) all the other Transaction Documents shall be governed by and construed in accordance with English law. Each party agrees that save as provided pursuant to the terms of the relevant Transaction Document, the courts of England and Wales are to have exclusive jurisdiction to settle any claim or matter arising under this Agreement and all other Transaction Documents (or their construction, formation, existence, validity or termination) and each party submits to the jurisdiction of the English courts. Nothing in this Clause 36 shall limit the right of any party to apply to any relevant court of competent jurisdiction in any territory outside England and Wales for the purpose of enforcement against any other party within such territory of an order or judgement of any court in England and Wales in respect of this Agreement.

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37.	ACRYLATE SUPPLY FOR THE BUSINESS

The provisions of Schedule 25 (Acrylate Supply for the Businesss) shall have effect as if set out in this Clause 37.

EXECUTION

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

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SCHEDULE 1
 CONDUCT OF THE BUSINESS AND THE COMPANIES
UNTIL COMPLETION

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SCHEDULE 2
PROPERTY MATTERS

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SCHEDULE 3
COMPLETION ARRANGEMENTS

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SCHEDULE 4
INTELLECTUAL PROPERTY

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SCHEDULE 5
PENSIONS AND RELATED BENEFITS

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SCHEDULE 6
WARRANTIES

In this Schedule the following expressions (which are additional to those defined in Clause 1.1 (Defined terms) of this Agreement) shall have the meanings assigned to them below:

"Accounting Systems" means the "Hyperion" and "BPCS" accounting systems used by the ICI Group;

"Business IP Contracts" means all Business Contracts for:

(d)	the licensing of, or agreeing to license, or granting an option to obtain a licence of, Intellectual Property by a third party to any Business Seller for use in the Business; or

(e)	the licensing of, or agreeing to license, or granting an option to obtain a licence of, Business IP by any Business Seller to a third party,

but excluding the Excluded Contracts;

"Company IP Contracts" means all Company Contracts for:

(a)	the licensing of Intellectual Property by a third party to either Company; or

(b)	the licensing of Company IP by either Company to a third party,

but excluding the Excluded Contracts and, in the case of (a) above, excluding any licenses solely of software;

"Encumbrances" means any right to acquire, option, right of pre-emption or conversion, mortgage or deed of trust, charge (fixed or floating), pledge, lien, assignment by way of security, deposit arrangement, claim, hypothecation, trust or trust arrangement, or any agreement to create the same or other similar third party right or interest (legal or equitable) in the nature of a security interest however created or arising, easements, servitudes, restrictive covenants, or encumbrances affecting any real property or portion thereof, any preference, priority or other security agreement and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law in Canada;

"Financial Data" means the financial information and data contained:

(a)	in the document titled "Project Wright Financials: Vinamul Adjusted 3P P&L" contained in Disclosure Document 3.1.4;

(b)	in the document titled "Project Wright Financials: Adj 3P Emul P&L" contained in Disclosure Document 3.1.5; and

(c)	in the document titled "Project Wright Financials: 3P Emul P&L" contained in Disclosure Document 3.1.6;

"GAAP" means, in relation to any jurisdiction, generally accepted accounting principles and practices in that jurisdiction;

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"Geleen Company Property" means the Company Property located in the Netherlands as more particularly described in Part 4 of Schedule 2 at numbers 3 and 4;

"ICI Accounts" means the audited worldwide accounts for the ICI Group for each twelve (12) month period ended on 31 December;

"IP Documents" means the documents referred to in section 11 of the Disclosure Letter and the documents listed in sections headed "Contracts", "Information Technology" and "Intellectual Property" of the index of Data Room documents;

"UK GAAP" means generally accepted accounting principles and practices in the United Kingdom;

"U.S. Business Properties" means the Woodruff Business Property and the Meredosia Business Property; and

"WARN Act" means the U.S. federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and all the rules and regulations related thereto.

Part 1
General Warranties (Business and the Companies)

1.	ACCOUNTING RECORDS

The accounting books and records of each of the Business Sellers and the other members of the ICI Group (in each case in relation to the activities of the Business and/or to the extent used in connection with the preparation of the Special Purpose Accounts) and the Companies required to be maintained by law in any jurisdiction in which any of the Business Sellers or the Companies are incorporated and/or the Business is conducted or by Canadian GAAP to the extent the Business is carried on in Canada or otherwise by UK GAAP, are maintained in all material respects in accordance with such laws and Canadian GAAP to the extent the Business is carried on in Canada or otherwise by UK GAAP and are to the extent practicable up-to-date.

2.	ACCOUNTS

2.1	The accounting standards, principles and practices used in the preparation of the Special Purpose Accounts comply in all material respects with UK GAAP to the extent relevant to the financial information contained in the Special Purpose Accounts.

2.2	None of the Sellers (in relation to the Business) nor the Companies are engaged in any financing or hedging (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the ICI Accounts, the Special Purpose Accounts or otherwise on a balance sheet on the basis of the accounting policies and practices used in their preparation (in the case of the ICI Accounts or the Special Purpose Accounts) or under applicable law, Canadian GAAP or UK GAAP.

2.3	The significant accounting policies used in the preparation of the Special Purpose Accounts in relation to stock valuation, depreciation, fixed assets, foreign currency and research and development, bad and doubtful debts, slow moving and obsolete

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stock and capitalisation of profits (to the extent not expressly set out in the Special Purpose Accounts) and the accounting policies used in the preparation of the Pro-forma Working Capital Statement are set out at Disclosure Documents 3.1.32.1 to 3.1.32.4.

2.4	[NOT USED]

2.5	The unaudited financial information contained in the Special Purpose Accounts has been prepared in good faith with all due care and has been properly extracted and compiled from the ICI Group's books and records for each of the twelve (12) month periods ended on 31 December 2001, 31 December 2002 and the Financial Statement Date respectively:

(a) in accordance with the accounting standards, principles and practices expressly set out therein and the basis of preparation memorandum, a true copy of which is contained at Disclosure Document 3.1.33;

(b) on a consistent basis for each of the years to which the Special Purpose Accounts relate; and

(c) in accordance with UK GAAP,

and on the basis of (a) to (c) fairly present in all material respects the profits and losses of the Business for the periods to which they relate.

2.6	The Financial Data has been properly extracted from the Accounting Systems without any addition, subtraction or amendment and in all respects is the same information and data as was used by Imperial Chemical Industries PLC in the preparation of the ICI Accounts for the year ended on the Financial Statement Date.

2.7	The Special Purpose Accounts have not (except as disclosed, noted or specifically provided for in the Special Purpose Accounts) been affected by any extraordinary, exceptional or non-recurring item (as such terms are understood under UK GAAP) other than fluctuations in the price of raw materials and energy making the profits or losses for the periods covered by the Special Purpose Accounts unusually high or low.

2.8	The ageing of the accounts receivable due from the customers of the Business as carried on by the Business Sellers and the Companies in the U.S., Canada, the UK and the Netherlands (being in each case the amount due according to the terms of sale and the number of days overdue) set out in the receivables aging report at Disclosure Documents 3.1.34.1 to 3.1.34.3 have been extracted from the Accounting Systems and when taken as a whole represents in all material respects the age of the receivables of the Business as at 31 March 2004.

2.9	The accounts receivable of the Business Sellers and the Companies due from the customers of the Business which were written off during the year ending on the Financial Statement Date are set out in the bad debt history report disclosed at Disclosure Document 3.1.25.

2.10	A list as at 31 March 2004 of all fixed assets used in the Business and owned by the Business Sellers or the Companies with a net book value (as recorded in the

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accounting books and records of the Business Sellers or the Companies) in excess of three hundred and seventy five thousand U.S. dollars (U.S. $375,000) is disclosed at Disclosure Documents 3.1.35.1 and 3.1.35.2 and as at the date of this Agreement all such fixed assets continue to be owned by the Business Sellers or Companies.

3.	EVENTS SINCE FINANCIAL STATEMENT DATE

Since the Financial Statement Date:

	(a)	each member of the ICI Group (other than the Companies) that has carried on the Business or any part thereof at any time, has, in relation to the Business, carried on the Business and each Company has carried on its business, in the ordinary and usual course and without any material interruption or alteration in its scope or manner and no member of the ICI Group (other than the Companies) has discontinued or ceased to operate all or a material part of the Business in North America and neither Company has discontinued or ceased to operate all or a material part of its business;

	(b)	save as to increases in the costs of petroleum-based raw materials (including VAM) and utility costs (including oil, gas, electricity and steam) in line with general market increases in oil and gas prices, there has been no material adverse change in the trading or financial position or trading profits of the Business, taken as a whole;

	(c)	no member of the ICI Group (other than the Companies) that has carried on the Business or any part thereof at any time, in relation to the Business, or Company has acquired or agreed to acquire any asset:

		(i)	otherwise than in the ordinary and normal course of trading; or

		(ii)	for a consideration which is higher than open market arm’s length value at the time of its acquisition;

	(d)	no member of the ICI Group (other than the Companies) that has carried on the Business or any part thereof at any time, in relation to the Business, or Company has:

		(i)	disposed of or agreed to dispose of or granted any option or right of pre-emption in respect of any asset (excluding Stock) for a consideration in excess of $500,000 (exclusive of any amount in respect of VAT, GST or QST) other than in the ordinary course of business;

		(ii)	disposed of or agreed to dispose of any other asset:

			(A)	otherwise than in the ordinary and normal course of trading;

			(B)	for a consideration which is lower than open market value or book value (whichever is the higher) at the time of its disposal; or

			(C)	on terms which were not by way of bargain at arm’s length;

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(e)

(i) no member of the ICI Group (other than the Companies) that has carried on the Business or any part thereof at any time, in relation to the Business, or Company has assumed or incurred, or agreed to assume or incur, any liability (actual or contingent), obligation, commitment or expenditure otherwise than in the ordinary and normal course of trading; and

(ii) no member of the ICI Group (other than the Companies) that has carried on the Business or any part thereof at any time, in relation to the Business, or Company has an outstanding or unfulfilled obligation or commitment involving an amount in excess of three million U.S. dollars (U.S. $3,000,000) individually or five million U.S. dollars (U.S. $5,000,000) in the aggregate with the same customer or supplier (as the case may be) otherwise than with another member of the ICI Group;

	(f)	no member of the ICI Group (other than the Companies) that has carried on the Business or any part thereof at any time, in relation to the Business, or Company has made, or agreed to make, capital expenditure exceeding in total three hundred and seventy five thousand U.S. dollars (U.S. $375,000) or incurred, or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total three hundred and seventy five thousand U.S. dollars (U.S. $375,000);

	(g)	there has been no catastrophic loss suffered or damage incurred in respect of any major item of Business Plant and Machinery which has resulted in a major impairment to the production capacity of the Business in any relevant jurisdiction;

	(h)	no member of the ICI Group (other than the Companies) that has carried on the Business or any part thereof since such date, in relation to the Business, or Company has incurred, or agreed to create or incur, borrowing or indebtedness in the nature of borrowing, other than in the ordinary course of business or with a term in excess of one year or agreed to do any of the foregoing.

4.	RELATIONSHIP WITH THE SELLERS AND ICI GROUP

4.1	At and following Completion (except for payments due under the Transaction Documents) there will be (i) no outstanding indebtedness or (ii) (other than the contractually binding arrangements contemplated by the Transaction Documents and Ancillary Agreements) no outstanding contract, commitment or contractually binding arrangement between the Companies or any Purchasing Company, on the one hand, and any of the following, on the other:

	(a)	any of the Sellers;

	(b)	Ergon;

	(c)	any member of the ICI Group (other than the Companies);

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(d) any director of or a member of any entity referred to in (a) to (c) above; or

(e) any person connected with such a member or director,

other than that which arises from contracts, commitments or contractually binding arrangements for the supply of goods and services entered into in the ordinary course of trading.

5.	ASSETS

5.1	Except for Stock disposed of in the ordinary course of business or assets acquired subject to retention or reservation of title by the supplier or manufacturer of such assets, all the Business Assets and Company Assets:

(a) are in each case legally and beneficially owned by the Business Sellers or the Companies free from and clear of all Encumbrances (other than Permitted Encumbrances);

(b) are not held subject to any finance lease or hire purchase agreement or any contractually binding arrangement of a similar nature which would fall to be reported as a finance lease in accordance with UK GAAP; and

(c) are in the possession of or under the control of the Business Sellers or the Companies.

5.2	The Business Sellers and the Companies are the only entities carrying on the Business as at the date of this Agreement.

5.3	Where any facilities or services are provided to a Business Seller (in relation to the Business) or a Company by a third party (not being a member of the ICI Group), no event of default has occurred on the part of the Business Sellers or the Companies or, so far as the Warrantor is aware, on the part of such third parties or is subsisting or has been alleged in writing, which would entitle any such third party to terminate any agreement, licence or other contractually binding arrangement in respect of the provision of such facilities or services to the Business Sellers or the Companies (as the case may be).

5.4	The Business Assets and the Company Assets which are being transferred under this Agreement together with the rights to be conferred upon or acquired by the Purchaser and/or any Purchasing Company and/or the Companies under or pursuant to the Transaction Documents or the Ancillary Agreements, taken together comprise in all material respects all the assets (tangible or intangible) and rights which are necessary for the Purchasing Companies and the Companies to carry on the Business as at and immediately following Completion in all material respects in the manner it was carried on by the Business Sellers and the Companies or any other member of the ICI Group prior to the date of this Agreement.

5.5	The Business has not manufactured quantities of finished goods which form part of the Stock which fail to meet the specification to which they were manufactured in such manner as to render them unsaleable in the ordinary course at a price not less than the cost of production.

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5.6

None of the Business Sellers nor the Companies have acquired or entered into a contract or contractually binding arrangement to acquire any material quantities of Stock on contractual terms and/or conditions that the title to such Stock does not pass until full payment is made, save for Stock subject in the ordinary course of business to reservation of title or similar provisions.

5.7	No receivables of the Companies or the Business have been factored, sold or agreed to be sold by the Business Sellers, any other member of the ICI Group or the Companies.

6.	CONTRACTS, COMMITMENTS, ETC.

6.1

None of the Companies or the Business Sellers, nor any other member of the ICI Group is in default or, if a notice were given, would be in default in any material respect under any Material Contract nor have any of them received written notice of any circumstances which give rise to any such default nor, so far as the Warrantor is aware, do any circumstances exist which could reasonably be expected to give rise to any such default.

6.2	There is no Material Contract:

	(a)	which was entered into other than in the ordinary course of business and on arm’s length terms;

	(b)	which is or would become terminable by a third party (not being a member of the ICI Group) as a result of the sale of the Business, the Business Assets or the Shares as contemplated by the terms of this Agreement or any other transaction contemplated by the other Transaction Documents or Ancillary Agreements;

	(c)	which requires either party to give in excess of 120 days' notice to effect its termination;

	(d)	in respect of which any consent is required for the assignment thereof or any notice or security has to be given or payment made as a result of the entering into or implementation of this Agreement, the other Transaction Documents or any of the Ancillary Agreements; or

	(e)	under which the goods or services are to be sold or supplied to, or purchased or taken from, or provided by, any person on a sole or exclusive basis.

6.3

There is no contract, agreement or other contractually binding arrangement (and for the purposes of this Warranty "material in the context of the Business when taken as a whole" or "a material adverse effect" shall mean that there has been an impact on the revenue of the Business of at least one million U.S. dollars (U.S. $1,000,000)):

	(a)	in respect of which any liability, obligation or commitment which is material in the context of the Business when taken as a whole on the part of a Company or any member of the ICI Group is incapable of performance in accordance with its terms within twelve (12) months of it being entered into;

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	(b)	which involves individual expenditure in excess of one million U.S. dollars (U.S. $1,000,000) or aggregate expenditure or other liability in any twenty-four (24) month period by the relevant Business Seller or Company of one million U.S. dollars (U.S. $1,000,000);

	(c)	that restricts or will, following Completion, restrict the freedom of the Companies or any Purchasing Company to engage in any activity or business or confine its activity or business to a particular place which restriction is material in the context of the Business in the U.S., Canada or Europe (as a whole);

(d)	under which any member of the ICI Group (other than the Companies) acts or is to act as sales agent, distributor or franchisee or in any substantially similar capacity in any Specified Territory in which the overall sales turnover by such sales agent, distributor or franchisee is in excess of $250,000;

	(e)	which is an agreement or contractually binding arrangement relating to any joint venture or partnership;

	(f)	which is an agreement or contractually binding arrangement relating to any consortium or association (other than a bona fide trade association) which is material in the context of the Business when taken as a whole; and

	(g)	which is a contract of guarantee or suretyship in support of the obligations of a third party not being a member of the ICI Group (excluding for the avoidance of doubt any Guarantee).

6.4	No written notice of any intention to terminate, rescind, repudiate or avoid any Material Contract has been given by any party to a Material Contract and, so far as the Warrantor is aware, no grounds exist for the rescission, avoidance, termination (other than pursuant to a right to give notice of a period of time specified by the terms thereof otherwise than for breach) or repudiation of any such Material Contract.

6.5

Complete and accurate copies of the standard terms and conditions of sale and purchase of the Companies and of the Business Sellers (relating to the Business) for the purchase and/or sale of goods, services and materials in force at the date of this Agreement are disclosed in the Disclosure Letter or the Disclosure Documents.

6.6	Complete and accurate copies of all Material Contracts, the terms of which are recorded in a written document signed on behalf of each party to such Contract, and, in respect of Material Contracts which are not so recorded, an accurate and not misleading written summary setting out: (i) the parties to such Contract; (ii) which product(s) or service(s) the Contract relates to; (iii) the location at which delivery takes place or services are performed; (iv) any binding commitment to purchase or sell minimum quantities or volumes of product(s) or service(s) under such Contract (v) any binding maximum limits on the quantities or volumes of product(s) or service(s) to be purchased or sold under such Contract (vi) any binding term and termination provisions (vii) in relation to any such Contract with customers of the Business, an indication of which of the categories listed below best describes the applicable pricing mechanism under such Contract and (viii) unless otherwise disclosed against Warranty 6.2 or 6.3, any other binding terms which are unusual or

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unique and which are material are disclosed in the Disclosure Letter or the Disclosure Documents.

For the purposes of disclosure against part (vii) of this Warranty 6.6, the categories are as follows:

Market Pricing - if prices under the Contract are freely negotiated on an order by order, monthly or quarterly basis;

Fixed Pricing - if prices under the Contract are fixed for a period in excess of 6 months;

Market Pricing with Caps - if prices under the Contract are subject to a maximum price for a period in excess of 6 months;

Formula Pricing - if prices under the Contract move with raw materials or market indicators in a formulaic way;

MFN - if the Contract requires that the customer is entitled to enjoy the same pricing as the best pricing offered by the Business to another customer.

6.7	There is no agreement or contractually binding arrangement in force to which a Business Seller, in relation to the Business or a Company, and a director or former director of any member of the ICI Group (or so far as the Warrantor is aware a person connected with any of them (other than a member of the ICI Group)) is a party.

6.8	Except for a guarantee or warranty implied by law or contained in any standard terms of business of the Business, no Business Seller in connection with the operation of the Business nor either of the Companies has in the two (2) years immediately preceding the date of this Agreement given a guarantee or warranty or made a representation or accepted an obligation in respect of goods supplied or agreed to be supplied by it which would require a payment to be made which would be regarded as unusual or excessive in light of guarantees or warranties ordinarily given or obligations ordinarily accepted in the industry.

6.9	Since 31 December 2001:

(a)	there have been no decisions which have been communicated in writing to the Warrantor (and, so far as the Warrantor is aware, there have been no other decisions) by any governmental authority stating that any product of the Companies or, in relation to the Business, the Business Sellers is unsafe or fails to meet any standards promulgated by such governmental authority; and

(b)	there have been no mandatory or voluntary product recalls with respect to any products of the Companies or, in relation to the Business, the Business Sellers within the three (3) years immediately preceding the date of this Agreement and, so far as the Warrantor is aware, there is no fact relating to any product of the Companies or, in relation to the Business, the Business Sellers that would impose a duty on the Companies or, in relation to the Business, the Business Sellers to recall any product line from all of its customers.

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6.10

All claims for return or disposal or rectification of non performing products within the three (3) years immediately preceding the date of this Agreement relating to the Companies or, in relation to the Business, the Business Sellers involving amounts in excess of one million U.S. dollars (U.S. $1,000,000) in any year that have occurred, and for which written notice has been received by the Companies, the Business Sellers or any other member of the ICI Group are listed in Paragraph 6.10 of Part B (Specific Disclosures) of the Disclosure Letter.

7.	CUSTOMERS AND SUPPLIERS

7.1	A complete and accurate list of:

(a) the "top twenty (20)" customers by value, as at each of the Financial Statement Date and 31 March 2004 (each such customer being a "Substantial Customer"); and

(b) the "top ten (10)" suppliers by value, as at each of the Financial Statement Date and 31 March 2004 (each such supplier being a "Substantial Supplier"),

is annexed to the Disclosure Letter at Disclosure Documents 3.1.37 and 3.1.38 respectively.

7.2	The Business has not been materially and adversely affected by the loss, since the Financial Statement Date, of any Substantial Customer or Substantial Supplier whether as a result of dissatisfaction with the performance or delivery of products supplied or the quality of service provided by the Business or otherwise.

7.3	No Substantial Customer has since 31 March 2004 ceased to do business with the Business, the Companies or any Business Seller (in relation to the Business) or has since that date materially reduced or given written notice (or any other form of notice provided that the person giving such notice had authority to give such notice or such notice was otherwise legally effective pursuant to the terms of any Contract or other terms of business with the relevant Substantial Customer) to the relevant Business Seller or Company that it will or may materially reduce its purchases from the Business, the Companies or any Business Seller (in relation to the Business) or otherwise materially changed the terms on which it does business with the Business, the Companies or any Business Seller (in relation to the Business) which would have a material adverse effect (which expression shall, for the purposes of this Warranty have the meaning given to that expression in warranty 6.3) and the Warrantor is not aware of any intention of any Substantial Customer to so cease to do business, reduce its purchases or so change its terms.

7.4

No Substantial Supplier has since 31 March 2004 ceased to do business with the Business, the Companies or any Business Seller (in relation to the Business) or has since that date substantially reduced or given written notice (or any other form of notice provided that the person giving such notice had authority to give such notice or such notice was otherwise legally effective pursuant to the terms of any Contract or other terms of business with the relevant Substantial Supplier) to the relevant Business Seller or Company that it will or may substantially reduce its supplies to the Business, the Companies or any Business Seller (in relation to the Business) or

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otherwise materially changed the terms on which it does business with the Business, the Companies or any Business Seller (in relation to the Business) which would have a material adverse effect (which expression shall, for the purposes of this Warranty have the meaning given to that expression in warranty 6.3) and the Warrantor is not aware of any intention of any Substantial Customer to so cease to do business, reduce its supplies or so change its terms.

8.	EFFECT OF SALE

8.1

Neither the execution nor performance of this Agreement, any Transaction Document or any Ancillary Agreement or any other document to be executed at or before Completion pursuant to any of the foregoing documents will of itself or as a result of the transactions contemplated thereby:

	(a)	result in the Business or either Company losing the benefit of any material asset, licence, grant, subsidy or right which it enjoys at the date of this Agreement;

	(b)	result in a breach of, or give rise to an event of default under, or enable a person to terminate (other than by the giving of notice of a period of time specified by the terms thereof otherwise than for breach), or relieve a person from an obligation under, any Material Contract pursuant to its terms;

	(c)	result in any Substantial Customer being entitled pursuant to the terms of a written contract or other applicable contractually binding purchase terms to substantially reduce its existing level of business or to change the terms upon which it deals with the Business; or

	(d)	result in any Substantial Supplier being entitled pursuant to the terms of a written contract or other applicable contractually binding terms of supply substantially to reduce its supplies to or to change the terms upon which it supplies the Business.

9.	EMPLOYEES

9.1

Except to the extent otherwise prohibited by applicable data protection legislation, the Disclosure Letter either summarises the following details or identifies documents made available to the Purchaser which contain such details in relation to the Employees as of the date of this Agreement:

	(a)	any written service or employment agreement or (as appropriate) any standard form of particulars of employment applicable to and issued to employees and staff, including any policies, handbooks or manuals to which Employees are subject or from which they benefit;

	(b)	particulars of all part-time working arrangements;

	(c)	any bonus, commission, financial incentive and profit sharing scheme and/or arrangements;

	(d)	basic salary information and other material benefits (including all the material benefits that the Purchaser is to provide to each of the U.S. Employees,

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Canadian Employees, European Employees and Company Employees pursuant to Paragraphs 1.2(a), 2.3(a), 3.3(a) and 4.2(a) of Part 1 to Schedule 19), except as otherwise disclosed against Paragraph 13.1 to this Schedule 6;

	(e)	any severance plans, programmes or benefits provided by or for the benefit of the Companies or the Business to the Employees together with particulars of the formulae for computing benefits payable under such plans, programmes or benefits (and the circumstances in which benefits are payable) including those which become payable by virtue of Paragraphs 1.3(a), 2.3(b), 3.3(b) and 4.2(b) of Part 1 to Schedule 19, except as otherwise disclosed against Paragraph 13.1 to this Schedule 6 and except as required by general law in each jurisdiction in which the Companies or the Businesses are based;

	(f)	particulars of any collective agreement or other contractually binding arrangement with any trade unions, labour organisations, staff associations, and/or any other representative bodies and elected representatives of such Employees;

	(g)	particulars of disciplinary or grievance procedures and any procedures to be followed in the case of redundancy or dismissal;

	(h)	any material oral promise binding on the Purchaser or the Companies under applicable law after Completion and not contained in any document;

	(i)	employment termination notice entitlements of any Employee in excess of the greater of one month and any statutory notice period; and

	(j)	dates of commencement of employment.

9.2	The Employees and the temporary workers disclosed against Paragraph 9.19 to this Schedule 6 constitute all those persons who were engaged or employed by the Sellers and any other members of the ICI Group who are necessary to carry on the Business and the business of the Companies in the manner such Business and businesses were carried out at the date of this Agreement.

9.3	The only employees employed by the UK Company as at the date of this Agreement, save for the UK Retained Employees, are the UK Employees. None of the UK Employees work wholly or mainly in the business which is to be carried on by Nebraska Limited after the Reorganisation.

9.4	The UK Retained Employees will not at Completion be employed by the UK Company.

9.5	The only employees employed within the European Economic Area who spend 50% (or, in the case of Belgium, 40%) or more of their time working within the Business, save for the UK Employees, the Dutch Employees and the Seconded U.S. Employees, are the European Employees. The European Employees are not employed by the Companies.

9.6	No Employee has, at the date of this Agreement, given or received notice terminating his employment and no Employee (other than an Employee who is entitled to give

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notice for any reason) is entitled to give such notice as a result of the entering into or implementation of this Agreement.

9.7	During the ninety (90) days preceding the date of this Agreement, fewer than fifty former employees of the U.S. Business or U.S. Employees (including, for this purpose only, any person who ceased to be such an employee during such period as a result of lay-off) experienced an "employment loss" as such term is defined under the WARN Act.

9.8	There are no share schemes, (whether contractual or discretionary) applicable to any Employee nor has any proposal been announced to establish any such scheme.

9.9	Job titles, locations, and expected date of return of all Employees who have been absent from work since 1 July 2004 in excess of twenty (20) days have been disclosed in the Disclosure Letter for the following classes of absentee (identifying into which class each absentee falls subject to any applicable data protection or privacy legislation): those on maternity leave, unpaid leave, long-term sickness, military leave or otherwise (except for those absent on paid vacation time).

9.10	No Employee is receiving any permanent disability benefit (whether state paid or paid by an insurance company) and, so far as the Warrantor is aware and subject to any data protection or privacy or confidentiality obligations under applicable law of the Companies or the Business or the Warrantors, no Employee has during the six months prior to Completion made a claim for benefits under any permanent health insurance scheme or had such a claim refused by the relevant member of the ICI Group or the relevant insurance company.

9.11	Each of the Business Sellers and Companies is in compliance, in all material respects, with (i) all the agreements (including any collective bargaining agreement or employment agreement between the Employees and the Companies) with or for the benefit of the Employees which would be binding upon the Purchaser or the Companies after Completion; and (ii) all requirements of law respecting employment and employment practices, labour relations, discrimination, terms and conditions of employment, wages, hours of work, labour standards, pay equity and employee benefit plans (other than pension or retirement plans), in either case where non-compliance would have a material adverse effect upon either the Business (of either North America or Europe respectively), Business Properties or of either Company immediately following Completion.

9.12	Details of all equal opportunity and affirmative action policies and procedures and pay equity plans relating to the Employees have been disclosed in the Disclosure Letter.

9.13	There is no material litigation, grievance, arbitration, complaint, charge, claim or other dispute or proceeding existing, or, so far as the Warrantor is aware, pending or threatened between the relevant Business Seller or Company and any Employee, applicant for employment or any former employee whose employment terminated on or after 1 January 2004 of the Business or the Companies or between the relevant Business Seller or Company and any trade union, labour organisation, staff association, works council or any other employee representative of any Employee or any former employee whose employment terminated on or after 1 January 2004.

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9.14	No notice has been received from any federal, provincial, state, local or foreign agency or similar authority in any jurisdiction responsible for the enforcement of labour or employment laws that it is conducting or intends to conduct an investigation or to bring, pursue or prosecute an action or claim or charge with respect to the Employees and, so far as the Warrantor is aware, no such investigation, action, claim or charge is in progress.

9.15	There is no labour strike, slowdown, work stoppage, work to rule, industrial action (official or unofficial) or lockout existing, or, so far as the Warrantor is aware, pending or threatened against or materially affecting the Business, the Business Properties, Business Sellers (in relation to the Business) or Companies which (with respect to North America or Europe, respectively) would reasonably be expected to have a material adverse effect upon the financial position of the Business, the Business Properties the Business Sellers (in relation to the Business) or Companies and during the two (2) years immediately preceding the date of this Agreement there has been no such action.

9.16	So far as Warrantor is aware, there are no current union organising campaigns or activities among the Employees, nor is there any dispute concerning representation of such Employees.

9.17	There are no outstanding obligations to reinstate, re-engage, pay compensation to or comply with any award, judgment, recommendation, order or declaration of any court, agency, arbitrator, tribunal or governmental or other regulatory authority in respect of any Employee or former employee of the Business or the Companies which would be outstanding obligations which would reasonably be expected to result in any material liability for the Purchaser or the Companies after Completion.

9.18	No offer of employment is outstanding which has been made by a Business Seller (in relation to the Business) or any other member of the ICI Group (in relation to the Business) or the Companies to any person pursuant to which such person is entitled to total remuneration in excess of seventy five thousand U.S. dollars (U.S. $75,000) per annum.

9.19	There are no apprentices or trainees and no written consultancy agreements or contractually binding arrangements which are currently in effect with any person nor any contract for services to be provided to the Companies by any individual as a subcontractor, outworker or otherwise and neither of the Companies are a party to any service agreements with any of their directors.

9.20	Subject to any rights of reinstatement under the law, all contracts of employment between a Business Seller or any member of the ICI Group in relation to the Business or the Companies and their directors, employees and officers respectively are terminable without compensation except for contractual notice, compensation in the normal course of business or under applicable law.

9.21	The aggregate amount of base pay payable to Employees has not increased by more than seven and a half per cent (7.5%) within the twelve (12) months immediately preceding the date of this Agreement nor have the Companies or the Business Sellers (in respect of the Business) increased or offered to increase the base pay of, or altered

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any of the terms and conditions of any Employees so as to increase the aggregate level of remuneration by more than seven and a half per cent (7.5%).

9.22	The Companies have not within the period of twelve (12) months immediately preceding the date of this Agreement given notice of any redundancies to the Secretary of State (in the UK) or the Centre of Work and Income (in the Netherlands) or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or the applicable collective labour agreement in the Netherlands, nor have the Companies failed to comply with such obligation under that Part or any such agreement.

9.23	The Business Sellers and Companies have in relation to each of the Employees of the Business Sellers and Companies maintained personnel records as required by applicable law which are now up to date and complete in all material respects.

9.24	During the period of six years prior to the date of this Agreement no Employee or former employee of the UK Company has had his contract of employment transferred to the UK Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied to the transfer of that contract.

9.25	In relation to the Dutch Company and the employees of the Dutch Company, a Works Council is in place and during the three (3) years immediately preceding the date of this Agreement there have been no material disputes with the Works Council or any court proceedings between the Dutch Company and the Works Council over that period.

10.	LITIGATION

10.1	No member of the ICI Group (including, for the avoidance of doubt, the Companies) is, or has during the three (3) years immediately preceding the date of this Agreement been, a party to any litigation, administrative, arbitration or other proceedings in any jurisdiction (in the case of any member of the ICI Group other than the Companies, in relation to the Business) which (a) would or would reasonably be expected to involve a liability (including actual or expected legal costs and expenses) for the Companies or any other member of the Purchaser's Group in excess of five hundred thousand U.S. dollars (U.S. $500,000); or (b) would or would reasonably be expected to have a material adverse effect on the financial position of the Business and no written notice of such proceedings has been received by any member of the ICI Group nor, so far as the Warrantor is aware, are any such proceedings pending or threatened either by or against any of them.

10.2	There is no outstanding judgment, order, injunction, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Companies or any Business Seller in relation to the Business in excess of five hundred thousand U.S. dollars (U.S. $500,000) and, so far as the Warrantor is aware, no matter exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving either Company or involving or relating to the Business, or the Business Assets or the Company Assets which (a) would reasonably be expected to involve liability (including actual or expected legal costs and expenses) for the Companies or any other member of the Purchaser's Group in

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excess of five hundred thousand U.S. dollars (U.S. $500,000; or (b) would reasonably be expected to have a material adverse effect on the financial position of the Business.

10.3	In the five (5) years immediately preceding the date of this Agreement none of the Companies, the Business Sellers nor any other member of the ICI Group has, so far as the Warrantor is aware, been subject to any governmental, regulatory or official investigation concerning the Business, the Companies or the Business Assets and so far as the Warrantor is aware, no such governmental, regulatory or official investigation is in progress, pending or threatened and, so far as the Warrantor is aware, no matter exists which would or would reasonably be expected to give rise to any such investigation.

10.4	So far as the Warrantor is aware, no request for any information from any court or governmental or regulatory authority (including any national or international competition authority) under any anti-trust or similar legislation has been received by the Companies or, in relation to the Business, any other member of the ICI Group in the five (5) years immediately preceding the date of this Agreement.

11.	INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

11.1	Details of all registrations and applications for registration or grant which are comprised in the Business IP and in the Company IP are disclosed in the Disclosure Letter or the IP Documents. The Purchaser has been (a) offered access by the Business Sellers to true and complete originals or copies of Nebraska's internal files relating to the Business IP and the Company IP and (b) provided with true and complete copies of Nebraska's internal file relating to the opposition by Rockwool International A/S against EP No. 0 888 402. The Disclosure Letter or the IP Documents identifies each material unregistered trade mark, service mark or trade name that is part of the Business IP and the Company IP.

11.2	All renewal and other fees in respect of all Company IP and Business IP due up to the date of this Agreement have been paid or will be paid before the relevant deadline. The Company IP and Business IP are not subject to any renewal or other fees or other actions in patent offices or IP registries falling due within ninety (90) days after the Completion Date.

11.3	No member of the ICI Group has agreed to assign any of the Business IP to any person other than the Business Sellers and no Company has agreed to assign any of the Company IP to any other person.

11.4	No member of the ICI Group has received any written notice alleging that the Business may be subject to a claim pursuant to ss40 and 41 Patents Act 1977 or any analogous legislation in any other jurisdiction in which the Business operates.

11.5	No person has notified any member of the ICI Group in the three (3) years immediately preceding the date of this Agreement in writing of any allegation that any pending or registered patent or trade mark comprised in the Business IP or the Company IP is or may be invalid. Other than trade mark registrations and applications outside the Specified Territories, each item of registered Business IP and Company IP is, so far as the Warrantor is aware, valid, subsisting and in full force and effect.

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11.6	No member of the ICI Group has in the three (3) years immediately preceding the date of this Agreement received written notice of:

(a) any infringement or misappropriation of the Intellectual Property rights of others in connection with the conduct of the Business or the business of any of the Companies;

(b) any material dilution of the Intellectual Property rights of others in connection with the conduct of the Business or the business of any of the Companies; or

(c) any challenge to such member's exclusive ownership of the Business IP and Company IP.

11.7	So far as the Warrantor is aware, no third party is infringing any of the Business IP or the Company IP such that the same will have a material impact on the Business. No member of the ICI Group has sent written notice in the three (3) years immediately preceding the date of this Agreement stating that any person has, or may be, infringing any Business IP or Company IP.

11.8	Copies or details of all material Business IP Contracts and Company IP Contracts have been disclosed in the Disclosure Letter or the IP Documents.

11.9

So far as the Warrantor is aware, no member of the ICI Group is in default in any material respect under any Business IP Contract or Company IP Contract which constitutes a Material Contract, nor has any of them received written notice of any circumstances likely to give rise to any such default.

11.10	Copies of the IT security and disaster recovery policies which relate to the Business have been disclosed in the Disclosure Letter or the IP Documents.

11.11

No written notice has been served on any member of the ICI Group in relation to the Business alleging that it has failed to comply with any requirement of the Data Protection Act 1998 or any analogous legislation relating to the protection of data in any jurisdiction in which the Business processes or stores data.

11.12	A copy of the notification under the Data Protection Act 1998 or any analogous legislation in the United States, Canada or the Netherlands relating to the Business and a copy of the Business' policy relating to such legislation have been disclosed in the Disclosure Letter or the IP Documents.

11.13	The Business Sellers and the Companies are the current sole and exclusive owners of the Business IP and Company IP, and (a) the Business IP is held by its owners free and clear of all Encumbrances, licences, and other similar rights such as options to obtain licences (other than the Business IP Contracts and other than Permitted Encumbrances) and (b) the Company IP is held free and clear of all Encumbrances, licences, and other similar rights such as options to obtain licences (other than the Company IP Contracts and other than Permitted Encumbrances).

11.14	Those members of the ICI Group which will be parties to the IP Licence have the right to grant the licences in and to the Intellectual Property contemplated to be licensed to the Purchaser and the Purchaser's Group under the IP Licence.

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11.15	No member of the ICI Group has entered into any agreement under which any Business IP or Company IP is subject to a requirement to license to any third party, or any agreement with standards bodies or similar industry standards setting organisations which would oblige such member to grant licenses of such Intellectual Property to third parties.

11.16	Taken together, (a) the Business IP, (b) the Company IP, (c) the Intellectual Property licensed to the Purchaser under the IP Licence, under this Agreement, under the Ancillary Agreements, or under the contracts comprised in the Business Assets and (d) the rights to be conferred upon or acquired by the Purchaser and/or any Purchasing Company and/or the Companies under the Transaction Documents and the Ancillary Agreements, comprise all Intellectual Property, other than the Excluded IP, owned by, proprietary to, or licensed-in for use by any member of the ICI Group or the Companies which any of them have used in or held for use in the conduct of the Business, other than for the purpose of toll manufacturing for other members of the ICI Group, in the same manner in which it has been carried on by the Business Sellers and the Companies as at the date of this Agreement.

11.17	The Companies and the Business have not funded any "Strategic Research Fund" projects or "Business Link Projects" except for those projects named in the IP Licence, and do not use any Intellectual Property arising out of any "Strategic Research Fund" projects or "Business Link Projects", except for that assigned to it pursuant to this Agreement or licensed to it under the IP Licence.

11.18	None of the sales of the Vinamul Divisions or Companies reflected in the Special Purpose Accounts include any sales of products (whether directly or via another ICI Group Member) to persons who are not members of the ICI Group that (a) fall within the definition of "Exclusive RFU Emulsion Applications" as set out in the IP Licence, (b) use the VINYL-DEX trademark (or any mark confusingly similar thereto), or (c) are of any wood adhesives technology.

11.19	So far as the Warrantor is aware, no item of the Business IP or the Company IP is subject to any outstanding order, settlement or coexistence agreement, writ, judgment, injunction, decree, nor any legally binding stipulation, ruling, determination or award.

11.20	So far as the Warrantor is aware, no current or former officer, employee or independent contractor of a member of the ICI Group owns or is claiming an interest in any of the Business IP or the Company IP.

11.21	The Business Sellers have taken commercially reasonable steps (in the context of the relevant business sector and the needs of the Business) to protect the confidentiality of trade secrets comprised in the Business IP and the Company IP (including measures to protect secrecy and confidentiality).

11.22	All employees of each member of the ICI Group who have had access to confidential or proprietary information relating to the Business have a legal obligation of confidentiality to a member of the ICI Group with respect to such information.

11.23	Completion of the transactions contemplated by this Agreement will not:

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	(a)	violate or result in the material breach, material modification, cancellation, termination (other than pursuant to a right to give notice of a period of time specified by the terms thereof otherwise than for breach), suspension of, or material acceleration of any payments with respect to, or material change in the rights to use Intellectual Property under, the Business IP Contracts or the Company IP Contracts;

	(b)	cause source code with respect to any Company IP or Business IP that is currently held in escrow to be released from such escrow;

	(c)	cause any member of the Purchaser's Group to become obligated under the terms of any such Contracts to (i) pay royalties at a higher rate than the rate at which such royalties are payable by the ICI Group, or (ii) pay any other material amounts to any third party in excess of those payable by the ICI Group, prior to the date of this Agreement; or

	(d)	cause any Company IP to become subject to any Encumbrances, licences and other similar rights such as options to obtain licences, other than the Company IP Contracts and Permitted Encumbrances.

11.24	Details of all oppositions against and all re-examinations, reissues, interferences and similar proceedings involving the Business IP, and which are currently under way have been disclosed in the Disclosure Letter or the IP Documents.

12.	PERMITS AND COMPLIANCE

12.1	A complete and accurate list of all material Permits required for the carrying on of the Business and/or the use, occupation, maintenance and/or ownership of the Properties as carried on at the date of this Agreement by Ergon, the Companies, the Business Sellers or any other member of the ICI Group (each a "Material Business Permit") is annexed to the Disclosure Letter at Disclosure Document 11.4.5. All Material Business Permits have been obtained and are in full force and effect. No member of the ICI Group has received written notice of any proceedings that would or would reasonably be expected to result in any Material Business Permit being suspended, revoked, terminated or cancelled or becoming invalid and, so far as the Warrantor is aware, there are no pending or threatened proceedings or any other actions which would or would reasonably be expected to result in the cancellation, revocation, termination or suspension of any Material Business Permit.

12.2	Neither the execution nor performance of this Agreement, any Transaction Document or any Ancillary Agreement will of itself or taken together:

	(a)	result in the cancellation, revocation, termination or suspension of any Material Business Permit by virtue of its terms of grant;

	(b)	so far as the Warrantor is aware, result in the cancellation, revocation, termination or suspension of any Material Business Permit.

12.3	No member of the ICI Group is in material default under, or has committed any material violation of, any Material Business Permit.

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12.4	None of the Companies, the Business Sellers or any other member of the ICI Group is or has at any time been in violation of, or in default with respect to, any statute, regulation, order, decree, administrative requirement or judgement of any court or any governmental agency in any jurisdiction which violation or default would or would reasonably be expected to have a material adverse effect upon the financial position of the Business, or the Properties, in any jurisdiction or the Companies.

13.	PENSIONS

13.1	The Disclosure Letter includes a list of each Retirement Plan.

13.2	The Warrantor has made available the following documents to the Purchaser:

	(a)	true and complete copies of all the text of the Retirement Plans (where no text exists, a summary has been provided) and any related trust agreements, insurance contracts or other documents governing those plans, all as amended to the date of this Agreement;

	(b)	a copy of all material documents distributed to new or existing members of the Assumed U.S. Benefit Plans during the two (2) years immediately preceding the date of this Agreement;

	(c)	the most recent actuarial valuation of each Retirement Plan for which such valuation is required by law;

	(d)	the most recent certified financial statement of each Assumed U.S. Benefit Plan for which such statement is required by law;

	(e)	the most recent United States Internal Revenue Service determination letter for each U.S. Retirement Plan that is intended to be "qualified" within the meaning of section 401(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

	(f)	all legal opinions relating to the administration or funding of each Assumed U.S. Benefit Plan; and

	(g)	the most recent Form 5500 filed with Employee Benefits Security Administration and such other information returns that are required to be filed with the United States Department of Labor, United States Pension Benefit Guaranty Corporation or United States Internal Revenue Service in respect of each Assumed U.S. Benefit Plan.

This Warranty 13.2 shall only apply to a Retirement Plan of which ten (10) or more Employees are members. In the case of any other Retirement Plan, a summary of the benefits which that Retirement Plan will provide for any Employees has been made available to the Purchaser.

13.3	The Retirement Plans comply, and have been administered in form and in operation in all material respects in accordance with, their terms and with all applicable requirements of law where the failure to so administer a Retirement Plan (other than an Assumed U.S. Benefit Plan) would become a liability (or, in the case of a Retirement Plan that is an Assumed U.S. Benefit Plan, a material liability) of the

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Purchaser or the Purchaser's Group. There are no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) that have not been corrected with respect to (i) any Assumed U.S. Benefit Plan or (ii) a U.S. Employee or Former U.S. Union Employee under any other U.S. Retirement Plan. Any excise taxes or civil penalties imposed by ERISA section 406 or Code section 4975 with respect to any prohibited transactions described in the preceding sentence have been timely paid. With respect to the Union Welfare Plan, the provisions of section 4980B(f) of the Code and Sections 601-609 of ERISA have been complied with in all material respects.

13.4	The material particulars of the Retirement Plans disclosed in the Disclosure Letter are sufficient to enable the Purchaser to identify the material benefits provided for or in respect of each Employee and Former U.S. Union Employee covered under such Retirement Plan (including any discretionary practices and/or augmentations).

13.5	No U.S. Retirement Plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, as of the last day of the most recent plan year of such U.S. Retirement Plan. Except as otherwise provided in Schedule 5 (Pensions and Related Benefits). No member of the ICI Group has incurred (and no member of the ICI Group reasonably expects to incur) any liability under Title IV of ERISA that would become a liability of the Purchaser or the Purchaser Group after the Completion. No action by the Pension Benefit Guaranty Corporation is pending nor, so far as the Warrantor is aware, threatened to terminate a defined benefit plan of the ICI Group.

13.6	Each U.S. Retirement Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favourable determination letter from the United States Internal Revenue Service as to its qualification and, so far as the Warrantor is aware, no event has occurred that is likely to result in disqualification of such U.S. Retirement Plan. No U.S. Retirement Plan is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

13.7	There are no pending nor, so far as the Warrantor is aware, threatened claims in relation to any of the Retirement Plans, by any Employee or former employees of the Companies or other members of the ICI Group (other than routine claims for benefits) which would become a liability of Purchaser or a member of the Purchaser Group after the Completion.

13.8	Except as required by applicable law, no member of the ICI Group has any formal plan or commitment, whether contractually binding or not, to create any new Retirement Plan or contractually-binding retirement programme, arrangement or plan in respect of any Employee, or Former U.S. Union Employee for whom the Purchaser or any member of the Purchaser's Group will be required to provide benefits after Completion or to modify or change any existing Retirement Plan in a way that would increase the benefits of any Employee or Former U.S. Union Employee for whom the Purchaser or any member of the Purchaser's Group will be required to provide benefits after Completion. No promises or commitments that would be binding on Purchaser or the Purchaser's Group have been made by any member of the ICI Group to amend any Retirement Plan after the date of this Agreement so as to provide increased benefits thereunder or to establish any new retirement plan that would result

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in an increase in benefits for Employees or Former U.S. Union Employees, except as required by applicable laws.

13.9	No member of the ICI Group is a party to any binding agreement with the United States Pension Benefit Guaranty Corporation, the United States Internal Revenue Service, the United States Department of Labor or the United States Centers for Medicare and Medicaid Services which (a) is in respect of the U.S. Employees or any former employees of the U.S. Business for whom the Purchaser or other member of the Purchaser Group will be required to provide benefits after Completion and (b) would be binding upon Purchaser or other member of the Purchaser Group after the Completion.

13.10	With respect to each Non-U.S. Retirement Plan:

(a) all employer and employee contributions required by law or by the terms of such Non-U.S. Retirement Plan to be paid, deducted or remitted with respect to an Employee have been so paid, deducted, or remitted in a timely fashion;

(b) each Non-U.S. Retirement Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and

(c) each Non-U.S. Retirement Plan has all necessary legal, governmental, regulatory, or tax authorizations required for it to operate in accordance with its governing provisions.

13.11	Neither of the Companies has provided or agreed to provide any pension or retirement benefits (including ex gratia benefits or any similar payment) other than as disclosed against Warranty 13.2.

13.12	No member of the ICI Group contributes or is required to contribute to any multi-employer pension plan in respect of the Canadian Employees (other than the Canadian Group RRSP).

13.13	All U.S. Non-Union Employees are eligible for post retirement medical, dental and prescription drug benefits under the ICI PRB Plan upon satisfying the age and service criteria set out in the ICI PRB Plan.

13.14	No binding representations or with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under any Assumed Benefit Plan or the Spin-Off DB Plan have been made to any Employees or Former U.S. Union Employees which are not in accordance with the terms of such plans and which would require the Purchaser, under applicable law, to provide benefits at a level greater than that required under the terms of such plan.

13.15	So far as Warrantor is aware, no person currently engaged by the U.S. Business Seller or other member of the ICI Group as an independent contractor, third party contract laborer, temporary or "leased employee" (collectively "Temporary Employees") is improperly excluded from participation in the Assumed Benefit Plans. Further, no Temporary Employees will participate in the Spin-Off DB Plan during the period that a member of the ICI Group is the sponsor of the Spin-Off DB Plan. So

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far as Warrantor is aware, no member of the ICI Group has used the services of a Temporary Employee in respect of the U.S. Business to any extent that would reasonably be expected to result in the disqualification of any Assumed Benefit Plan, intended to be qualified under Code section 401(a), or the Spin-off DB Plan or the imposition of material penalties or excise taxes with respect to the Assumed Benefit Plans or the Spin-Off DB Plan by the Internal Revenue Service, Department of Labor, or the Pension Benefit Guaranty Corporation.

13.16	From the date the applicable scheme was established through the date of this Agreement, the UK Company has not participated in any occupational pension scheme other than the ICI Scheme and the Dutch Company has not participated in any occupational pension or early retirement scheme other than the Noblesse Pension Scheme.

13.17	The Noblesse Pension Scheme Rules comply, and have been administered in form and operation in all material respects in accordance with all applicable requirements of law with respect to discrimination or inequality in the provision of any Relevant Benefit (as defined in Part 4 of Schedule 5 (Pensions and Related Benefits) on the grounds of sex, sexual orientation, race or religion, where the failure to so administer the Noblesse Scheme would become a material liability of the Purchaser or the Purchaser's Group at Completion.

13.18	Except as set forth in the Disclosure Letter or as otherwise contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (in and of itself or in conjunction with any other event that is expressly conditioned on such consummation) (i) entitle the Transferred U.S. Employee to any severance payment from a member of the ICI Group that would become a liability of the Purchaser or the Purchaser Group (ii) or accelerate the time of payment to, vesting of or increase the amount of any benefit paid to a Transferred U.S. Employee or Former U.S. Union Employee under any Assumed Benefit Plan.

13.19	During the period of six years prior to the date of this Agreement no Employee or former employee of the UK Company has had his contract of employment transferred to the UK Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied to the transfer of that contract.

13.20	For purposes of this Paragraph 13, the following terms shall have the following meanings:

"U.S. Retirement Plan" shall mean:

(a) Any employee pension benefit plan, within the meaning of Section 3(2) of ERISA that is subject to ERISA, and

(b) The portion of any employee welfare benefit plan, within the meaning of Section 3(1) of ERISA, that is subject to ERISA, that provides post retirement welfare benefits;

(c) And any other material plan, policy or arrangement providing pension, retirement, or post retirement welfare benefits that is not subject to ERISA.

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to the extent, that it is maintained or contributed to or by any member of the ICI Group (or to which any member of the ICI Group is at the date of this Agreement required to contribute) for the benefit of a U.S. Employee or Former U.S. Union Employee;

"Non-U.S. Retirement Plan" shall mean any material plan, policy or arrangement providing pension, retirement or post retirement welfare benefits to the extent, that it is maintained or contributed to or contributed by any member of the ICI Group (or to which any member of the ICI Group is at the date of this Agreement required to contribute) for the benefit of an Employee (other than a U.S. Employee or Former U.S. Union Employee).

"Assumed U.S. Benefit Plan" shall mean:

(a) Meredosia DC Plan, as defined in Part 1 of Schedule 5 (Pensions and Related Benefits);

(b) Meredosia Pension Plan, as defined in Part 1 of Schedule 5 (Pensions and Related Benefits); and/or

(c) Union Welfare Plan, as defined in Schedule 19 (The Employees).

"Retirement Plan" means either a U.S. Retirement or Non-U.S. Retirement Plan.

14.	TAXATION

14.1	Neither the Warrantor nor any other member of the ICI Group is involved in any dispute with or subject to any investigation by any Tax Authority concerning any matter likely to affect the Business or any of the Business Assets in any material way.

14.2	Neither the Warrantor nor any other member of the ICI Group has made any election under Paragraph 2 of Schedule 10 (Election to Waive Exemption) of VATA in relation to any of the Properties.

14.3	A member of the ICI Group has made returns and payment for the purposes of GST, QST and/or provincial sales tax in relation to the Business that are adequate in all material respects.

14.4	The Sellers (or the relevant member of the ICI Group) have complied in all material respects with their obligations relating to Tax deductions in relation to the Business including those relating to national insurance and social security contributions and have made and accounted to the appropriate Tax Authorities in all material respects for all such deductions required or authorised to be made under those obligations.

14.5	A member of the ICI Group has duly and within any appropriate time limits made returns that are adequate in all material respects, given notices that are adequate in all material respects and supplied all other material information required to be made, given or supplied to the relevant fiscal authorities in relation to the Business or any of the Business Assets.

14.6	All material Tax returns with respect to the Business or income attributable to the Business that are required to be filed by the relevant Business Seller on or before

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Completion have been or will be filed in a timely manner, the information provided on such Tax returns is or will be complete and accurate in all material respects and there are no Tax liens, pledges, charges, security interests or other encumbrances ("Tax Liens"), except for statutory Tax Liens for taxes not yet due, on any of the Business Assets.

14.7	The Business Seller of the Canadian Business is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

14.8	The sale and purchase of the Business Assets relating to the U.S. Business will not be subject to the carryover basis rule of United States Treasury Regulation s1.338-8(d)(1).

14.9	None of the Business Assets consists of ownership interests in any entity taxable as a corporation or as a partnership.

15.	ENVIRONMENT

15.1	The current operations of the Companies, the Business Sellers (in relation to the Business) or any other member of the ICI Group (in relation to the Business) are in compliance, with all Environmental Laws and all Environmental Permits except where non compliance with the same would or would reasonably be expected to involve Losses for the Companies or any other member of the Purchaser's Group of one hundred thousand U.S. dollars (U.S. $100,000) or less.

15.2	Within the preceding three (3) years, no notice, notification, demand, citation, summons, complaint or order, in each case in written form, has been issued to any member of ICI Group in relation to the Business and no written complaint has been filed, no penalty has been imposed and so far as the Warrantors are aware no investigation or review is pending or threatened by any Competent Authority or third party with respect to any:

(a) alleged violation in respect of the Properties by either of the Companies or, in relation to the Business or the Business Assets, the Business Sellers or any member of the ICI Group, of any Environmental Law; or

(b) alleged failure in respect of the Properties, either of the Companies or, in relation to the Business or the Business Assets, the Business Sellers or any member of the ICI Group, to have any Environmental Permit in each case which violation or failure would or would reasonably be expected to involve Losses for the Companies or any other member of the Purchaser's Group in excess of one hundred thousand U.S. dollars (U.S. $100,000).

15.3	All material Environmental Permits as are now required for the lawful conduct of the Business and the ownership and use of the Business Assets and the Properties by the Companies and the Business Sellers have been obtained.

15.4	There is no material order, decree or judgment of any Competent Authority outstanding in relation to the Business or the Companies under Environmental Laws.

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15.5	None of the Companies or the Business Sellers or any other member of the ICI Group are engaged in any litigation or arbitration proceedings under Environmental Laws in respect of the Business, the Business Assets, the Properties or any other assets of the Companies, which in each case would or would reasonably be expected to involve Losses for the Companies or any other member of the Purchaser's Group in excess of one hundred thousand U.S. dollars (U.S. $100,000).

15.6	There are no Encumbrances under Environmental Laws on any of the Business Assets or Company Assets and neither of the Companies nor any of the Business Sellers nor Company Sellers nor any other member of the ICI Group is required to place any notice or restriction relating to Hazardous Substances at any Property in any deed to such Property.

15.7	There are no Environmental Permits that are not transferable to the Purchasing Companies or that require any consent from a third party or other action to remain in full force and effect following Completion other than as prescribed under Environmental Laws.

15.8	Within the period of three (3) years immediately preceding the date of this Agreement, there has been no audit, study, report, analysis, representative sample and monitoring data in, each case relating to a non-compliance with Environmental Laws which would or would reasonably be expected to involve Losses for the Companies or any other member of the Purchaser's Group in excess of one hundred thousand U.S. dollars (U.S. $100,000), conducted internally (for purposes other than day-to-day routine monitoring and data analysis) or by any outside consultant or engineer, with respect to the Business Assets or the Properties, (other than any publicly available study or report submitted to regulatory agencies), which is not disclosed in the Disclosure Letter or the Disclosure Documents.

16.	THE PROPERTIES

16.1	The particulars of the Properties set out in Parts 3, 4 and 5 of Schedule 2 (Property Matters) are true, correct and complete.

16.2	The Properties are the only real property or interests in real property necessary for the conduct of the Business.

16.3	Ergon or the relevant member of the ICI Group has in its possession or under its control all deeds and documents which are necessary to prove title to the Properties.

16.4	No portion of the Properties is subject to any agreements of sale, commitments to sell, rights of first refusal or any options, or other rights of parties to acquire any interest therein which would affect the rights of occupancy, use, entry or possession.

16.5	No Properties are subject to any leases, subleases, licenses or other agreements granting rights of occupancy, use, entry or possession to third parties which would have a materially adverse affect on the Business operated at the relevant Property.

16.6	So far as the Warrantor is aware, neither the Seller nor the Companies have received written notice that any condemnation proceedings, eminent domain proceedings or

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similar actions or proceedings are now pending, proposed or threatened against any Property.

Business Properties

16.7	The relevant Business Seller is the sole legal and beneficial owner of each of the U.S. Business Properties and is absolutely entitled to their proceeds of sale and the U.S. Business Properties are free from Property Encumbrances (as defined in Schedule 2 (Property Matters)) other than the Permitted Property Encumbrances (as defined in Schedule 2 (Property Matters)).

16.8	The relevant Business Seller is the sole legal and beneficial owner of the Boucherville Business Property and is absolutely entitled to its proceeds of sale and the Boucherville Business Property is free from Encumbrances (as defined in Clause 1.1 of this Agreement) other than Permitted Encumbrances.

16.9	In relation to the U.S. Business Properties only and insofar as the Warrantor is aware, the relevant Business Seller now has or will have on Legal Completion (as defined in Schedule 2 (Property Matters)) all easements rights of way or similar rights (which rights shall exist pursuant to recorded instruments) which are necessary to use the relevant U.S. Business Property as it is used on the date of this Agreement.

16.10	So far as the Warrantor is aware, there are no easements covenants or restrictions affecting the legal title of the U.S. Business Properties which would have a materially adverse affect on the Business operated at the relevant U.S. Business Property.

16.11	So far as the Warrantor is aware, the Seller has not received written notice of any public plans or public proposals for changes in public road grade, access or other related improvements which affect the Business Properties.

16.12	The Seller of the Boucherville Business Property (the "Boucherville Seller") is not a non-Canadian resident for the purposes of the Income Tax Act (Canada) and the Taxation Act (Quebec).

16.13	The Seller has not received or made a claim for any insurance proceeds for "mine subsidence" (as such term is defined in the Illinois Mine Subsidence Disclosure Act, 765 ILCS 95/2) with respect to the Meredosia Business Property. This warranty is made pursuant to the Illinois Mine Subsidence Disclosure Act.

16.14	There are no "Recapture Agreements", as defined under 65 ILCS 5/9-5-1, existing at or associated with the Meredosia Business Property that will bind the Purchaser or the relevant Business Purchaser or the Meredosia Business Property from and after Legal Completion.

Company Properties

16.15	The Company Properties comprise all of the real property interests, land and premises owned, leased, occupied or used by or in the possession of the Companies.

16.16	The Company Properties and title deeds are not subject to any Encumbrances (as defined in Clause 1.1 of this Agreement) other than Permitted Encumbrances.

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16.17	Replies to all written enquiries before contract raised by the Purchaser's lawyers in the United Kingdom, Pinsent's, on behalf of the Purchaser in correspondence with the Seller's UK Lawyers in relation to the Company Property at Warrington detailed in Schedule 2, Part 4 and which are contained in the Disclosure Documents are true and accurate and not misleading in any respect.

16.18	With respect to the Company Properties or a part thereof there has been no application for or grant of a government subsidy in relation to which obligations have to be fulfilled by the relevant Company.

16.19	So far as the Warrantor is aware:

(a) there is no intention to expropriate the Geleen Company Property; and

(b) the Geleen Company Property is not subject to any special charges or restrictions of a public law nature, including any decisions or orders as referred to in the Soil Protection Act (Wet bodembescherming) given by the competent authorities.

16.20	So far as the Warrantor is aware and in relation to the Geleen Company Property only, the relevant Company has not received notice in writing that any works that have been required by any governmental or regulatory authorities have not yet been carried out to the satisfaction of the authority concerned.

17.	INSURANCE

17.1	Each of the Business Assets and the assets of the Companies (together the "Assets") which is of an insurable nature has at all material times been and is now insured to its full replacement value against all risks to which the insurable assets of a person operating the types of business operated by the Business Sellers would be exposed where a failure to so insure would reasonably be expected to have a material adverse effect on the financial position of the Business.

17.2	There are disclosed in or annexed to the Disclosure Letter details of all policies of insurance maintained in respect of material assets (the "Insurance Policies").

17.3

No member of the ICI Group has since the Financial Statement Date intentionally or knowingly taken any action for the purpose of or with the intention to cause all or any part of the insurance coverage in place for the Business to become void or voidable. So far as the Warrantor is aware, no member of the ICI Group has done or omitted to do anything and the Warrantor is not aware of anything which in either case would entitle the insurers under any Insurance Policy to disclaim or avoid liability for any claim made thereunder.

18.	IMPROPER PAYMENTS

None of the Companies or the Sellers nor any other member of the ICI Group, nor, any director, trustee, officer nor, so far as the Warrantor is aware, employee, beneficiary, agent or representative of such entity nor, so far as the Warrantor is aware, any person associated with or acting for or on behalf of any such entity, has directly or indirectly: (a) made any illegal and/or unlawful contribution, gift, bribe,

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rebate, payoff, influence payment, kickback, or other payment to any person, private or public, whether in money, property, or services; or (b) established or maintained any fund or asset that has not been recorded in the books or records of the relevant Company, Seller or other member of the ICI Group.

19.	DUE INCORPORATION AND CAPACITY

19.1	Each member of the ICI Group which is a party to a Transaction Document or Ancillary Agreement is a corporation duly organised, validly existing and in good standing in its jurisdiction of incorporation with the corporate power and authority to enter into and perform such document to which it is a party and any agreements to be entered into pursuant to the terms of such document(s).

19.2	Each of the Sellers has duly authorised, executed and delivered this Agreement.

19.3	The execution, delivery and performance of this Agreement by each of the Sellers and the execution, delivery and performance of the Transaction Documents and Ancillary Agreements by each member of the ICI Group party to such agreements does not and will not:

(a) contravene the relevant company's memorandum and articles of association (or equivalent constitutional documents) or any order or judgement that applies to or binds it or any of its assets;

(b) require the consent of all or any of the relevant company's shareholders; or

(c) result in a material breach of, or constitute a material default under, any instrument to which the relevant company is a party or by which it is bound.

19.4	This Agreement is a legal, valid and binding obligation on each of the Sellers, enforceable against it in accordance with its terms, and each other agreement or document contemplated hereby to be executed and delivered by Ergon, the Companies, the Sellers or any other member of the ICI Group will on the Completion Date be duly and validly executed by the relevant company and be legal, valid and binding obligations of the relevant company, enforceable against them in accordance with their respective terms.

19.5	No consent, action, approval or authorisation or registration, declaration or filing with any governmental department, commission, agency or other organisation having jurisdiction over the Sellers (other than a Relevant Competition Authority) is required to be obtained or made by the Sellers to authorise the execution and delivery by the Sellers of this Agreement or by any other member of the ICI Group to authorise the execution and delivery by it of any other agreement or document to be executed and delivered pursuant to this Agreement or the performance by such company of such agreement or document's terms.

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Part 2
Company Specific Warranties

For the purposes of this Part 2 of this Schedule 6 (Warranties) references to "Company" or to "Companies" shall be to either or both of the Companies.

1.	COMPANY RETURNS, RECORDS AND ACCOUNTS

1.1	The particulars of the Companies and the Shares contained in Schedule 13 (The Companies) to this Agreement are correct.

1.2	Copies of the current memorandum and articles of association (or other statutes and bye-laws) of each of the Companies are disclosed in or annexed to the Disclosure Letter and are complete, and no changes to the memoranda or articles of association (or other statutes and bye-laws) of either of the Companies have been made since the Financial Statement Date.

1.3

Each of the Companies is duly organised and validly existing under the laws of the country and state in which they are incorporated and have all requisite corporate powers and authority to own their properties and to conduct the business being carried on by them.

1.4	The register of members and all other statutory books of each of the Companies are in their possession and have been properly kept.

2.	SHARES AND SHARE CAPITAL

2.1	The Shares comprise the whole of the issued and outstanding share capital of the Companies and all of them are fully paid up.

2.2	No person has the right to call for the issue of any share capital or convertible loan capital of either of the Companies under any option or other agreement or under any conversion rights.

2.3

No loan or share capital of any nature or any other securities in the Companies have been created, issued, allotted since the Financial Statement Date nor have the Companies agreed to create, issue or allot any loan or share capital of any nature or any other securities in the Companies since such date.

2.4

Neither of the Companies has since the Financial Statement Date repaid, cancelled or redeemed or agreed to repay, cancel or to redeem any loan or share capital of any nature or any other securities in the Companies or otherwise reduced or agreed to reduce its issued share capital.

2.5

The Company Sellers are the legal and beneficial owners of the Shares and the Shares are free of any Encumbrances or other third party rights and neither of the Company Sellers nor any member of the ICI Group nor, any other person has agreed to create any such Encumbrances or rights over the Shares.

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3.	SUBSIDIARIES, PARTNERSHIPS ETC.

3.1

Neither of the Companies has any subsidiaries nor is either the legal or beneficial owner of any shares or other securities or capital of any other company or corporation whether limited or unlimited nor has it agreed at any time since the Financial Statement Date to acquire any such shares or securities.

3.2	Neither of the Companies is a member of any partnership and neither of the Companies has any place of business, branch or permanent establishment outside its jurisdiction of incorporation.

3.3	Neither of the Companies is nor has agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association.

3.4

Neither of the Companies has at any time been a member of any partnership, joint venture, consortium or other unincorporated association in connection with which it has retained any material liability.

3.5	Neither of the Companies has any former subsidiaries in connection with which it has retained any material liability.

4.	TAXATION MATTERS

4.1

Each of the Companies has submitted all tax returns, computations and declarations required to be submitted before the date of this Agreement, within any applicable time limits. Such tax returns, computations and declarations were when made true and accurate in all material respects, are not the subject of any material dispute with the UK Inland Revenue, HM Customs & Excise or the equivalent tax authorities in the Netherlands and, as at the date of this Agreement, the Warrantor does not expect that the Companies will become so liable to any material dispute.

4.2

The Companies have preserved and have in their possession (and in the case of the Dutch Company available for inspection at the Dutch Company's premises) records required for the delivery of correct and complete returns (including as required by Schedule 18 Finance Act 1998 and for the purposes of applicable VAT legislation) to substantiate any claim or position taken in relation to tax and for the computation of any tax.

4.3

The Disclosure Letter or the Disclosure Documents contain details of periods for which corporation tax returns are not yet agreed with the UK Inland Revenue, or the equivalent tax authority in the Netherlands.

4.4

All clearances obtained by the Companies since 8 July 1997 have been properly obtained and all information supplied to the Inland Revenue, H.M. Customs & Excise, the Netherlands tax authorities or other appropriate authority in connection with such clearances was true and complete in all material respects.

4.5

The Disclosure Letter or the Disclosure Documents contain details of any grant of relief pursuant to section 13ca of the Corporate Income Tax Act 1969 or any request for an extension of time for filing of a return or document.

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4.6	All taxation of any nature whatsoever whether of the United Kingdom, the Netherlands or elsewhere for all periods beginning after 8 July 1997 and ending on or before the date of this Agreement for which the Companies are liable or for which they are liable to account has been duly paid insofar as such taxation ought to have been paid (including but not limited to payments under the Corporation Tax (Instalment Payments) Regulation 1998) and without prejudice to the generality of the foregoing the Companies have made all such deductions and retentions for or of Tax as they were obliged to make after 8 July 1997.

4.7	The Companies have not within the past five (5) years paid or become liable to pay any penalty, fine, surcharge or interest.

4.8	The Companies have not within the five (5) years immediately preceding the date of this Agreement suffered any non-routine investigation, audit or visit by any Tax Authority and the Warrantor is not aware of any such investigation, audit or visit planned for the period of twelve (12) months immediately following the date of this Agreement.

4.9	So far as the Warrantor is aware the Companies are not liable to pay or make reimbursement or indemnity in respect of any taxation for which it is not primarily liable in consequence of the failure by any other person (other than by another of the Companies) to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion (including secondary liabilities pursuant to the Tax Collection Act 1990 ("Invorderingswet 1990") and the Social Security Coordination Act ("Coördinatiewet Sociale Verzekeringen") and as at the date of this Agreement, the Warrantor does not expect that the Companies will become so liable.

4.10	So far as the Warrantor is aware, no securities (other than shares) issued by the Companies and remaining in issue at the date of this Agreement were issued in such circumstances that any interest or other distribution out of assets in respect thereof falls to be treated as a distribution.

4.11	The Dutch Company's capital is not tainted ("fusie-agio") by reason of section 3a of the Dividend Withholding Tax Act 1965 ("Wet op de dividendbelasting 1965").

4.12	The Dutch Company is not subject to any additional corporate income tax pursuant to the surtax provision (article IV(B) Invoeringswet Wet inkomstenbelasting 2001), upon distributions of any dividends within the meaning of section 3 of the Dividend Withholding Tax Act 1965 ("Wet op de dividendbelasting 1965").

4.13	The Disclosure Letter and the Disclosure Documents set out full particulars of all claims, elections made since 8 July 1997 and/or exemption (in whole or in part) from Taxation granted under s.23, s.24, s.247, s.248, s.152 to s.l58, s.16l, s.165, s.171A or s.280 TCGA 1992 (indicating which claims are provisional) insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Financial Statement Date by the UK Company of any of its assets.

4.14	The Companies are not under an obligation to pay nor have they since the Financial Statement Date paid or agreed to pay any compensation for loss of office or any

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gratuitous payment not deductible in computing its income for the purposes of corporation tax.

4.15	The UK Company is not and has not been a close company as defined in s.414 ICTA or close investment-holding company as defined by s.13A ICTA.

4.16	Copies of all applications for clearance made and all consents or clearances obtained by either of the Companies since the Financial Statement Date (together with all relevant particulars) have been provided to the Purchaser.

4.17	Each of the Companies is and always has been resident for the purposes of Taxation in the country in which it was incorporated.

4.18	Neither of the Companies has a permanent establishment in a jurisdiction other than the jurisdiction of its incorporation nor has it had such a permanent establishment in the three (3) years immediately preceding the date of this Agreement.

4.19	Each Company has in its possession or power or under its control sufficient records and information to determine its liability to Taxation.

4.20	So far as the Warrantor is aware, neither Company has received any written notice or enquiry in the three (3) years immediately preceding the date of this Agreement from a Tax Authority in connection with the price charged or payments received by such Company pursuant to transactions with connected or associated persons and as at the date of this Agreement, the Warrantor does not expect that either Company will receive any such notice or enquiry.

4.21	Neither Company has received any written notice or enquiry in the three (3) years immediately preceding the date of this Agreement from a Tax Authority that a value other than that equal to the consideration given or received on the acquisition or disposal of any asset by either Company could be substituted for tax purposes in respect of such disposal or acquisition and as at the date of this Agreement, the Warrantor does not expect that either Company will receive any such notice or enquiry.

4.22	The Disclosure Letter gives details of any transaction (other than in the ordinary course of business) in the twelve (12) months before termination of the fiscal unity between the Dutch Company and any other member of the fiscal unity to which the Dutch Company belonged as well as the losses of the Dutch Company which have been set off against profits of the other fiscal unity members during the twelve (12) months before termination of the fiscal unity.

4.23	Since 8 July 1997 the UK Company has not been party to a surrender of tax refund under s.102 of the Finance Act 1989.

4.24	No asset of the Companies shall be deemed (under s.179 TCGA 1992 or under the law of The Netherlands) to have been disposed of and reacquired and no charge to tax arises in the Companies by virtue of or in consequence of the entering into or performance of this Agreement or any acquisition or disposal (actual or deemed) of any capital asset since the Financial Statement Date.

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4.25	No tax has been or may be assessed on the Company pursuant to s.190 TCGA 1992 in respect of any chargeable gain accrued prior to the date of this agreement and the Companies have not since 8 July 1997 transferred any asset other than trading stock (including any transfer by way of share exchange within s.135 TCGA 1992) to any company which at the time of disposal was a member of the same group (as defined in s.170 TCGA 1992).

4.26	Since 8 July 1997 the UK Company has not been party to an election under s171ATCGA 1992.

4.27	The Companies have not carried out or caused or permitted to be carried out any of the transactions:

	(a)	specified at the relevant time in s.765(1) ICTA otherwise than with the consent of H.M. Treasury and (in the case of a special as opposed to general consent) particulars of which are contained in the Disclosure Letter; or

	(b)	specified at the relevant time in s.765A ICTA, without having duly provided the required information to the Board of Inland Revenue.

4.28	The UK Company has obtained clearance from the relevant Tax Authority for any transactions entered into by it since 8 July 1997 to which any of the following provisions apply:

	(a)	s.139 TCGA 1992 (company reconstruction of amalgamation: transfer of assets);

	(b)	s.135 or s.136 TCGA 1992 (exchange of securities and reconstruction or amalgamation involving the issue of securities);

	(c)	s.140A or s.140C TCGA 1992 (transfers concerning companies in different member states);

	(d)	s.213 to s.218 ICTA 1988 and s.192 TCGA 1992 (demerger);

	(e)	s.219 ICTA 1988 (purchase by unquoted trading company of its own shares);

	(f)	s.776 ICTA 1988 (transactions in land: taxation of capital gains).

4.29	Neither Company has received any written notice or enquiry in the three (3) years immediately preceding the date of this Agreement from a Tax Authority pursuant to the following provisions in connection with any transaction entered into by either Company and as at the date of this Agreement, the Warrantor does not expect that either Company will receive any such notice or enquiry:

	(a)	Paragraph 13 Schedule 9 FA 1996 (loan relationship for unallowable purposes);

	(b)	s730 to s746 or s774 to s787 in Part XVII ICTA 1998;

	(c)	s801A ICTA 1998 (restriction of relief for underlying tax).

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4.30	So far as the Warrantor is aware the UK Inland Revenue has not taken steps to apply s.770A or schedule 28AA ICTA 1988 to any transaction involving the UK Company and the equivalent tax authority in the Netherlands has not taken steps to apply section 8b of the Corporate Income Tax Act to any transaction entered into by the Dutch Company and as at the date of this Agreement, the Warrantor does not expect that any such steps will be taken.

4.31	The Companies have not written off and will not write off debt claims prior to the Completion Date that may result in any Taxation charge (including, for the avoidance of doubt, any write off that may reduce the carry forward of losses (including of the Dutch Company pursuant to sections 13b, 13ba, 13bb of the Corporate Income Tax Act 1969) nor do they owe debt claims the fair market value of which is below the value recorded in the Companies' books for tax purposes.

4.32	Since the Financial Statement Date no payment has been made to the Companies to which s.601 ICTA applies.

4.33	The Dutch Company is not a real estate company as meant in section 4 of the Dutch Legal Transactions Act ("Wet belastingen van rechtsverkeer").

4.34	Neither Company has received any written notice or enquiry in the three (3) years immediately preceding the date of this Agreement from a Tax Authority that any transaction or series of transactions or any part thereof may for Tax purposes be disregarded, recharacterised or reconstructed by reason of any motive to avoid a possible liability to Tax and as at the date of this Agreement, the Warrantor does not expect that either Company will receive any such notice or enquiry:

4.35	The Companies are duly registered for the purposes of VAT in their countries of incorporation with quarterly prescribed accounting periods and the registration of the UK Company is not pursuant to Paragraph 2 of Schedule 1 to VATA 1994 or subject to any conditions imposed by or agreed with HM Customs & Excise and the UK Company is not under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

4.36	The Companies are and have been treated for VAT purposes as members of groups of companies, details of which are given in the Disclosure Letter.

4.37	The Disclosure Letter or the Disclosure Documents contain full particulars of all elections to waive exemption made or agreed to be made under Schedule 10 to VATA1994 by:

(a) the Companies; or

(b) any person in relation to which the Companies are a relevant associate as defined in Paragraph 3(7) of that Schedule.

4.38	The Disclosure Letter and the Disclosure Documents contain details of the total value of all expenditure on capital assets acquired by the UK Company since 31 December 2002 and of the total disposal values falling to be brought into account by the UK Company for disposals of such assets since 31 December 2002.

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4.39	The UK Company has not entered into any agreement governing the making of any claim for or surrender of group relief under the provisions of s.402 to s.413 (inclusive) ICTA that relates to any accounting period of the UK Company beginning after 31 December 2002 or which provides for or permits any amendment to any past claim or surrender of group relief by the UK Company.

4.40	In relation to the accounting period beginning after 31 December 2002 or to Tax that would be (or but for the relevant claim, election, disclaimer, notice or consent would be the subject of a tax return to be filed in respect of that accounting period), neither Company has entered into any agreement governing the making of any claim, election or disclaimer or the giving of any notice or consent for the purpose of any Relief or in connection with any claim for repayment of Tax or any appeal against any assessment to Tax or any application for the postponement of Tax.

4.41	The Dutch Company is not a party to any contractual arrangement pursuant to which it is or could become liable to pay or make any reimbursement in respect of Tax to the head of the fiscal unity of which the Dutch Company forms part immediately before the date of this Agreement.

5.	INSURANCE

There are disclosed in or annexed to the Disclosure Letter true and complete details of all policies of insurance maintained by or on behalf of either of the Companies.

6.	POWERS OF ATTORNEY

There are not in force any powers of attorney given by either of the Companies, other than powers of attorney given in the normal course of business in relation to either of the Companies' bank accounts, the prosecution and maintenance of Intellectual Property and the handling of legal and tax matters by professional firms.

7.	INSOLVENCY

7.1	No winding up petition

No order has been made or petition presented or resolution passed for the winding up of either of the Companies or for an administration order in respect of either Company nor has any distress, execution or other process been levied on any of their respective assets.

7.2	No receiver

No administrative receiver or receiver and manager of the business or assets of either of the Companies or any part thereof has been appointed by any person and there is no unfulfilled or unsatisfied judgment or court order outstanding against either Company.

7.3	No arrangements with Creditors

No arrangement has been made by either of the Companies with their creditors (within the meanings of insolvency laws).

7.4	Ability to pay debts as they fall due

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Neither Company is insolvent or unable to pay its debts as they fall due.

7.5	Other Matters

So far as the Warrantor is aware, no circumstances exist which are likely to give rise to any of the matters referred to in Paragraphs 7.1 (No winding up petition) or 7.2 (No receiver).

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SCHEDULE 7
PROVISIONS RELATING TO CLAIMS UNDER THIS AGREEMENT

In this Schedule 7 each of the following expressions which are additional to those defined in Clause 1.1 (Defined terms) shall have the meanings assigned to them below:

"Disclosed Information" means the contents of the Data Room, the Information Memorandum, the Searches referred to in Appendix A.1(3) and (4) of the Disclosure Letter, the Disclosure Letter and all Disclosure Documents;

"General Warranty Claim" a Warranty Claim other than a Tax Warranty Claim;

"Regulatory Compliance Matter " means a Warranty Claim based on a breach of the Warranty set out at Paragraph 15.1 of Part 1 (General Warranties – Business and the Companies) of Schedule 6 (Warranties) where such claim arises as a result of any formal written notice or written Proceeding issued, initiated or pursued by a Competent Authority or Governmental Authority, acting in accordance with Environmental Laws alleging any non-compliance with Environmental Laws or Environmental Permits;

"Tax Warranty Claim" means any claim based upon a breach of any Tax Warranty; and

"Unascertained Liability" means:

(a)	a Systemic Product Liability Claim;

(b)	proceedings by a third party arising from an actual or alleged personal injury, illness, medical condition or death (other than a Toxic Tort);

(c)	an Unclassified Liability;

(d)	a De Minimis Routine Product Liability Claim;

(e)	a De Minimis Injury Claim;

(f)	a De Minimis Unclassified Liability; and

(g)	any other claim or liability which is or may give rise to a claim or liability under any of (a) to (f) above.

1.	OBLIGATIONS OF THE PURCHASER AND ERGON

1.1	Subject to Paragraph 1.2 below, the Purchaser shall, and shall procure that any other relevant member of the Purchaser's Group shall, in relation to any loss or liability which might give rise to a Purchaser's Claim (other than an Environmental Indemnity Claim) against Ergon, or any other member of the ICI Group, take reasonable steps to avoid or mitigate such loss or liability, it being acknowledged and agreed by Ergon (for itself and on behalf of each other member of the ICI Group) that the Losses incurred or suffered by the Purchaser or any other member of the Purchaser's Group as a result of such mitigation will, to the extent such Losses are reasonable, be recoverable by the Purchaser (for itself and as trustee for each other member of the Purchaser's Group) from Ergon or the relevant member of the ICI Group.

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1.2	Ergon covenants and undertakes with the Purchaser (for itself and as trustee for each other member of the Purchaser's Group) that whenever the Purchaser or any other member of the Purchaser's Group takes any steps pursuant to Paragraph 1.1 to avoid or mitigate a loss or liability in respect of a Purchaser's Claim, Ergon shall reimburse the Purchaser (for itself and as trustee for each other member of the Purchaser's Group) promptly after they are incurred or suffered for all reasonable Losses relating thereto.

1.3	If in relation to any Purchaser's Claim other than in the case of an Environmental Indemnity Claim the Purchaser, or any other relevant member of the Purchaser's Group, is or may be entitled to recover from some other person (not being a member of the Purchaser's Group and excluding insurers) (a "Third Party") any loss or damage arising in relation to or in connection with that Purchaser's Claim, the Purchaser, or such other relevant member of the Purchaser's Group, shall at Ergon's cost (which costs shall, for the avoidance of doubt, include the reasonable third party costs and expenses of the Purchaser which have been reasonably incurred in taking the relevant steps) take appropriate steps to enforce such right of recovery (keeping Ergon informed on a timely basis of any action so taken) provided that the Purchaser shall be entitled to elect not to take such steps where to do so would be commercially disadvantageous to the Business or any member of the Purchaser's Group, in which event the amount of the relevant Purchaser's Claim shall be reduced by an amount equal to the amount which the Purchaser (or relevant member of the Purchaser's Group) would or could reasonably be expected to have recovered from the Third Party in connection with such Purchaser's Claim.

1.4	If, notwithstanding any other provision of this Schedule 7, any payment is made by Ergon, or any other member of the ICI Group, in or towards the settlement of any Purchaser's Claim other than an Environmental Indemnity Claim (an "Ergon Payment") and the Purchaser, or any other member of the Purchaser's Group, subsequently recovers or procures the recovery from a Third Party of an amount which is referable to that Purchaser's Claim (other than Environmental Indemnity Claim), or part thereof (a "Third Party Payment") the Purchaser shall forthwith repay to Ergon, or the relevant other member of the ICI Group, an amount equal to whichever is the lesser of:

(a) the amount of the Third Party Payment after deduction of all reasonable costs, fees and expenses of recovery and any Liability to Tax suffered by the Purchaser or any other member of the Purchaser's Group in connection with such recovery; and

(b) the relevant Ergon Payment.

PROVIDED THAT the Purchaser shall only be obliged to make a payment to Ergon pursuant to this Paragraph to the extent that the sum of the Ergon Payment and the Third Party Payment (after any Liability to Tax suffered by the Purchaser on the payment and all other reasonable expenses of the Purchaser and any other member of the Purchaser's Group have been paid) is more than the full amount of its Loss including any deductible under Paragraph 2.1 of this Schedule 7 in respect of the matters giving rise to the claim.

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1.5	Notwithstanding any other provision of this Schedule 7, if any payment is made by Ergon or any other member of the ICI Group pursuant to a Purchaser's Claim and the Losses incurred in relation to that Purchaser's Claim are used by any member of the Purchaser's Group to offset any past, present or future liability to Tax, the Purchaser shall promptly account to Ergon for an amount equal to the lower of:

	(a)	the amount of Tax that the Purchaser or the relevant member of the Purchaser's Group saves by virtue of the receipt of the Relief (less the amount of all costs and expenses (but excluding any internal costs) reasonably incurred or suffered by it in obtaining such Relief); and

	(b)	the payment made by Ergon in discharge of the relevant Purchaser's Claim provided always that no payment shall be made under this Paragraph 1.5:

(i) before the date on which Tax would have been payable but for the use of the Relief; or

(ii) to the extent that, but for the use of the Relief, the Purchaser would have had a claim under the Tax Warranties or the Deed of Tax Covenant and provided further that the Purchaser shall use Reliefs arising in respect of any Losses incurred in relation to a Purchaser's Claim in priority to any other Reliefs.

1.6	The Purchaser (on behalf of itself and each other member of the Purchaser's Group) agrees that:

	(a)	the terms of this Agreement and the provisions of this Schedule 7 shall apply to all Purchaser's Claims in the manner and to the extent set out in this Schedule 7 as may arise under this Agreement or a Local Agreement and, in particular, that notwithstanding any provision of any Local Agreement in relation to the making, or limitation, of Purchaser's Claims under that Local Agreement the provisions of this Schedule 7 shall apply in relation to such Purchaser's Claim in the manner and to the extent set out in this Schedule 7; and

	(b)	neither the Purchaser nor any other Purchasing Company shall be entitled to bring any Proceedings under a Local Agreement until the Threshold (as defined at Paragraph 2.2(b) of this Schedule 7) has been exceeded and each other provision of this Schedule 7 (as may be applicable) has been applied to each Purchaser's Claim.

2.	LIMITATION OF LIABILITY OF THE SELLERS

2.1	Neither the Purchaser nor the Purchasing Companies shall be entitled to make:

	(a)	a Warranty Claim or to recover any damages in respect of any such Warranty Claim:

(i) made under Paragraphs 2.1 to 2.7, 5.1, 10, 12, 18 or 19 of Part 1 (General Warranties (Business and the Companies)) of Schedule 6

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(Warranties) or Paragraphs 2 or 7 of Part 2 (Company Specific Warranties) of Schedule 6 (Warranties) (including in each case, any sub Paragraph thereof), to the extent that the matter, fact, event or circumstance giving rise thereto is fairly disclosed in Part B of the Disclosure Letter (Specific Disclosures) (and those Disclosure Documents referred to in Part B of the Disclosure Letter with specific reference to the Warranty concerned) or, in the case of the Warranties referred to in (A) to (D) below, within the contents of the documents contained in the Data Room which are covered in the sections set out below:

	(A)	in the case of the Warranty given in Paragraph 5.1, the contents of the documents listed in the sections headed "Contracts", "Information Technology" and "Intellectual Property" of the index of Data Room documents;

	(B)	in the case of the Warranties given in Paragraph 10, the contents of the documents listed in the sections headed "Product Liability Claims History", "Employer Liability Claims" and "Real Estate Liability Claims" of the index of Data Room documents;

	(C)	in the case of the Warranties given in Paragraphs 2.1 to 2.7, the contents of the documents listed in the section headed "Financial" of the index of Data Room documents; and

	(D)	in the case of the Warranties given at Paragraph 12 the contents of the documents listed in the sections headed "Safety, Health and Environment" of the index of Data Room documents;

(ii)	made under those Warranties referred to in Clause 16.7 (Certain Warranties Specific), including in each case, any sub clause thereof, to the extent that the matter, fact, event or circumstance giving rise thereto is fairly disclosed in the sections of the Disclosure Letter and in the Disclosure Documents which correspond to the Warranties given in Paragraphs 9 (Employees), 11 (Intellectual Property and Information Technology), 13 (Pensions), 15 (Environment) and 16 (The Properties), the Business Tax Warranties and the Company Tax Warranties, as the case may be or within the contents of the documents contained in the Data Room which are covered in the sections set out below:

	(A)	in the case of the Warranties given in Paragraph 9, the contents of the documents listed in the sections headed "Human Resources" and "Pensions" of the index of Data Room documents;

	(B)	in the case of the Warranties given in Paragraph 11, the contents of the documents listed in the sections headed "Contracts", "Information Technology" and "Intellectual Property" of the index of Data Room documents;

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	(C)	in the case of the Warranties given in Paragraph 13, the contents of the documents listed in the sections headed "Human Resources" and "Pensions" of the index of Data Room documents;

	(D)	in the case of the Warranties given in Paragraph 15, the contents of the documents listed in the section headed "Safety, Health and Environment" of the index of Data Room documents;

	(E)	in the case of the Warranties given in Paragraph 16, the contents of the documents listed in the section headed "Real Estate" of the index of Data Room documents; and

	(F)	in the case of the Business Tax Warranties and the Company Tax Warranties the contents of the documents listed in the section headed "Tax" of the index of Data Room documents;

(iii)	made under any Warranty (other than those referred to in Paragraphs 2.1(a)(i) and (ii) of this Schedule 7) to the extent that the matter, fact, event or circumstance giving rise thereto is fairly disclosed in the Disclosure Letter or the Disclosed Information, provided that to the extent that any information, records, documents, facts, matters or circumstances which form part of the Disclosed Information are not specifically referred to and fairly disclosed by Ergon in Part 2 (Specific Disclosures) of the Disclosure Letter then such information, records, documents, facts, matters or circumstances forming part of the Disclosed Information will only operate to qualify an individual Warranty or negate what would otherwise constitute a breach of Warranty to the extent the relevant information, records, facts, matters or circumstances in relation to that breach:

	(A)	are fully, fairly and unambiguously disclosed by the relevant Disclosed Information; and

	(B)	are disclosed in a manner such that it would be reasonably apparent to a Reasonable Reader of the Warranties and the relevant Disclosed Information that there was or was reasonably likely to be a breach of a particular Warranty;

(iv)	where the Purchaser or any direct or indirect subsidiary of the Purchaser is aware, as at the date of this Agreement, of any facts or circumstances that constitute a breach or breaches of the Warranties and which, if such facts or circumstances had been fairly disclosed by Ergon in the Disclosure Letter or the Disclosure Documents, would have led a Reasonable Reader of the Warranties and the Disclosure Letter or the Disclosure Documents (in relation only to the matters reviewed by such Reasonable Reader) to conclude that there was reasonably likely to be a breach of a Warranty in respect of which the amount recoverable would exceed seventy-five thousand U.S. dollars (U.S. $75,000).

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(b)	a Warranty Claim or an Indemnity Claim or to recover any damages in respect of any such Warranty Claim or Indemnity Claim where notice in writing of such Warranty Claim or Indemnity Claim (as the case may be) shall have been given in accordance with Paragraph 2.3, if legal proceedings before a competent court in respect of that claim, containing such reasonable details as the Purchaser (or the relevant Purchasing Company) has at that time, shall not have been issued and served on Ergon, within twelve (12) months after the date of that notice; and

(c)	a Purchaser's Claim or to recover any damages in respect of any such Purchaser's Claim ignoring for these purposes the limitations in this Schedule 7, if and to the extent that:

	(i)	the Purchaser's Claim (other than in relation to an Environmental Indemnity Claim) would not have arisen or would have been less but for any act, omission, transaction or arrangement (or any combination of any of the same) of the Purchaser, or any other member of the Purchaser's Group, occurring after Completion otherwise than as a result of any such act, omission, transaction or arrangement (A) upon the written instructions or with the written consent of Ergon or any other member of the ICI Group; or (B) in strict compliance with a legal obligation in force at Completion; or (C) which is in the ordinary course of business;

	(ii)	the Purchaser's Claim arises or is increased as a result of the Purchaser or any other member of the Purchaser's Group not complying with its obligations under any of the Transaction Documents;

	(iii)	the damage, liability or loss suffered or incurred by the Purchaser or the relevant members of the Purchaser's Group has been made good or has been otherwise fully compensated for without cost, expense or liability to the Purchaser or any other member of the Purchaser's Group;

	(iv)	the particular liability, loss or damage suffered or incurred by the Purchaser or any other member of the Purchaser's Group in respect of which the Purchaser would, but for this Paragraph 2.1, be entitled to bring a Purchaser's Claim is used by any member of the Purchaser's Group to offset any past, present or future liability to Tax in which case the Purchaser's Claim shall be reduced or extinguished only to the extent of the amount of Tax saved less any reasonable costs and expenses (but excluding internal costs) incurred by the Purchaser or the relevant member of the Purchaser's Group in connection with the relevant liability, loss or damage, provided that the Purchaser shall use the particular liability, loss or damage in priority to any other liability, loss or damage available to offset against any past, present or future liability to Tax;

	(v)	recovery in respect of the particular liability has been made under the Deed of Tax Covenant or any other Transaction Document; or

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	(d)	a Purchaser's Claim or a Tax Claim or to recover any damages in respect of any such Purchaser's Claim or Tax Claims, ignoring for these purposes the limitations in this Schedule 7, if and to the extent that the damage, liability or loss suffered or incurred by the Purchaser or the relevant members of the Purchaser's Group would not have arisen or would have been less had the entire Business (comprising the Business Assets and the Shares) been purchased at Completion solely by the Purchaser and not by any other Purchasing Company or any other member of the Purchaser's Group. This Paragraph 2.1(d) is without prejudice to the provisions of Clause 3.9 (Gross Up).

2.2	Neither the Purchaser nor any other Purchasing Company shall be entitled to make a Warranty Claim, an Environmental Indemnity Claim or to recover any damages in respect of any such Warranty Claim or an Environmental Indemnity Claim:

	(a)	subject to Paragraph 2.2(b), unless the amount (excluding interest and costs) that would be recoverable from Ergon or any other member of the ICI Group in respect of the Warranty Claim exceeds seventy-five thousand U.S. dollars (U.S.$75,000). For this purpose and for the purposes of Paragraph 2.2(b), if a Warranty Claim relates to more than one event or circumstance which would separately constitute a breach of any of the Warranties each such event or circumstance shall be treated as a separate Warranty Claim but individual Warranty Claims arising or asserted as arising out of the same or a common cause (or causal chain), whether or not occurring at the same time shall be treated as a single Warranty Claim;

	(b)	unless the amount (excluding interest and costs) of the Warranty Claim or the Environmental Indemnity Claim that would be recoverable from Ergon or any other member of the ICI Group in respect of the Warranty Claim or the Environmental Indemnity Claim when aggregated with the amount (excluding interest and costs) recoverable in respect of any other Warranty Claim or Environmental Indemnity Claim against Ergon or any other member of the ICI Group under this Agreement (and for these purposes ignoring any claims which the Purchaser is not entitled to bring because of Paragraph 2.2(a)) exceeds a threshold of three million U.S. Dollars (U.S.$3,000,000) (the "Threshold"), in which event, Ergon's and every other member of the ICI Group's liability shall be limited to the amount by which all Warranty Claims and all Environmental Indemnity Claims exceed two million dollars (U.S.$2,000,000) but subject always to the other limitations of this Schedule 7.

2.3	Neither the Purchaser nor any Purchasing Company shall be entitled to make a General Warranty Claim, an Environmental Indemnity Claim, a Tax Claim or an Indemnity Claim (as the case may be) unless notice in writing specifying the general nature of the claim and the material circumstances giving rise to the claim has been given by the Purchaser to Ergon in accordance with Clause 33 (Notices) on or before the date which is:

	(a)	in the case of a General Warranty Claim (other than a claim under Paragraph 15.1 of Part 1 (General Warranties – Business and the Companies) of Schedule 6 (Warranties)), twenty-four (24) calendar months after the date of this Agreement;

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	(b)	in the case of an Environmental Indemnity Claim, the expiration of the relevant Environmental Indemnity Period;

	(c)	in the case of an Indemnity Claim, eight (8) years after the date of this Agreement;

	(d)	in the case of a Tax Warranty Claim or a Tax Claim (other than a claim pursuant to clause 3.3 of the Deed of Tax Covenant to which clause 4.3 of the Deed of Tax Covenant shall apply), seven (7) years after the date of this Agreement;

	(e)	in the case of a claim under Paragraph 15.1 of Part 1 (General Warranties – Business and the Companies) of Schedule 6 (Warranties) (other than in respect of Regulatory Compliance Matters), four (4) years after the date of this Agreement; or

	(f)	in the case of a Regulatory Compliance Matter, seven (7) years after the date of this Agreement.

2.4	The liability of Ergon under this Agreement and the other Transaction Documents other than the Deed of Tax Covenant shall be reduced if and to the extent that the subject matter of such Purchaser's Claim or Tax Warranty Claim (as the case may be) has been taken into account in calculating the amount of the Working Capital Adjustment, UK Net Debt Adjustment or Dutch Net Debt Adjustment.

2.5	In no event shall the aggregate liability of Ergon and each other member of the ICI Group in respect of all Warranty Claims and/or Indemnity Claims and/or claims under the Deed of Tax Covenant exceed thirty per cent (30%) of the Basic Consideration. Additionally, and by way of separate cap solely for claims under the Environmental Deed, in no event shall the liability of Ergon under clause 3.1 of the Environmental Deed exceed thirty per cent (30%) of the Basic Consideration.

2.6	Neither Ergon nor any other member of the ICI Group shall be liable in respect of any General Warranty Claim to the extent that such General Warranty Claim would not have arisen but for any change in ownership of any member of the Purchaser's Group or of any of the assets of any such member of the Purchaser's Group after Completion and neither Ergon nor any other member of the ICI Group shall be liable in respect of any Warranty Claim to the extent that such Warranty Claim has arisen as a result of any change in any accounting policy by which a member of the Purchaser's Group or either of the Companies values its assets or any change in the application of any accounting basis, method, policy or practice of any member of the Purchaser's Group or either of the Companies introduced or having effect after the date of this Agreement which in either case is different from that adopted or used by the ICI Group in the preparation of the Special Purpose Accounts, or the preparation of the Working Capital Statement or Closing Net Debt Statement.

2.7	Neither the Purchaser nor any of the Purchasing Companies shall be entitled to recover under any General Warranty Claim to the extent that the same loss suffered or incurred by the Purchaser or the relevant Purchasing Company by reason of the facts or matters giving rise to such General Warranty Claim shall have been recovered by the Purchaser or the relevant Purchasing Company from the Warrantor under a Tax

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Claim based upon the same facts or circumstances giving rise to such General Warranty Claim.

3.	LIMITATIONS RELATING TO THE TAX WARRANTIES

3.1	Ergon shall have no liability under the Tax Warranties in respect of any Liability to Tax of the Companies to the extent that recovery in respect of that Liability to Tax has been made under the other Warranties or the Deed of Tax Covenant.

3.2	The provisions of Clauses 4.1, 5, 8, 10 and 14 of the Deed of Tax Covenant shall apply to claims for breach of any of the Tax Warranties as if set out in this Agreement and where appropriate with references to a claim under Clause 3 (Covenant) of the Deed of Tax Covenant being replaced with references to a claim for breach of any Tax Warranty and references to Tax Liability being substituted by reference to liability for breach of any Tax Warranty.

4.	OTHER PROVISIONS

4.1	For the avoidance of doubt and notwithstanding the other provisions of this Schedule 7 in relation to the written summaries referred to in Warranty 6.6 of Part 1 (General Warranties (Business and Companies)) of Schedule 6 (Warranties), the disclosure of information in summary form shall be limited to the information contained in such summaries and not be deemed to be a disclosure of the totality of the underlying Contract.

4.2	The amount paid by Ergon (or any other member of the ICI Group) to the Purchaser or any other member of the Purchaser's Group in respect of any successful Purchaser's Claim and/or Tax Claim against Ergon, or any other member of the ICI Group, under the Transaction Documents shall (to the extent possible) constitute or be deemed to constitute a reduction in the Total Consideration and shall (to the extent possible) be allocated to or against the consideration for the Business Assets or the Shares of the Company to which the Purchaser's Claim and/or Tax Claim relates so as to constitute or be deemed to constitute a reduction in the consideration for such Business Assets or such Shares. In the event that the amount of any successful Purchaser's Claim and/or Tax Claim exceeds the consideration given for the Business Assets or Shares of the Company to which the Purchaser's Claim or Tax Claim relates, the excess shall (to the extent possible) be allocated to or against any other consideration received by the relevant Business Seller or Company Seller as the case may be.

4.3	The Purchaser will, and shall procure that the relevant members of the Purchaser's Group (in each case subject to and in accordance with the record retention policies of the relevant member of the Purchaser's Group in effect at the date of this Agreement or as varied from time to time (other than for the purposes of circumventing this Agreement)) will, retain and preserve all information, books, records, documents, Financial Records, Primary Books and Records, Secondary Books and Records and Technical Information (including information recorded or retained in any electronic form) of or relating to the Business which are or may be reasonably relevant in relation to any Purchaser's Claim or Tax Claim brought by the Purchaser, or any other member of the Purchaser's Group, against Ergon, or any other member of the ICI Group, under the Transaction Documents for so long as any actual or prospective claims remain outstanding.

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4.4	No liability shall attach to the Sellers in respect of any Purchaser's Claim other than an Environmental Claim to the extent that liability in respect of such claim occurs or is increased directly or indirectly as a result of:

	(a)	any legislation not in force on or prior to the date of this Agreement;

	(b)	the withdrawal of any published extra-statutory concession after the date of this Agreement; or

	(c)	change after the date of this Agreement of any published interpretation of any legislation or in the enforcement policy or practice of the relevant authorities responsible for enforcing such legislation.

4.5	The Purchaser (for itself and as trustee for each Purchasing Company) acknowledges and agrees with Ergon (on behalf of itself and each other member of the ICI Group) that except for the Warranties and any other warranties or representations set out in any Transaction Document or Ancillary Agreement or as otherwise set out in this Agreement or any Transaction Document or Ancillary Agreement, no member of the ICI Group makes any express or implied representation or warranty:

	(a)	as to the physical condition or suitability for any particular purpose of any of the Business Assets, individually or collectively or

	(b)	otherwise in respect of the Companies, the Business or the Business Assets.

4.6	The Purchaser (for itself and as trustee for each Purchasing Company) undertakes that it shall, acting in good faith, use all reasonable endeavours to include in any notice of a General Warranty Claim, Tax Claim or Indemnity Claim those facts and circumstances materially relevant to the claim, including, where practicable, anticipated quantum (or a reasonable estimate thereof).

4.7	Without prejudice to each other provision of this Schedule 7, neither the Purchaser nor any Purchasing Company shall be entitled to make a Repeated Warranty Claim or recover any damages in respect of any such Repeated Warranty Claim if and to the extent that such a claim relates to facts, matters or circumstances which result in or arise from:

	(a)	changes in the market price of VAM, PVOH, Acrylates, Emulsions, Ethylene, gas, electricity or other commodity, utility or raw material prices or changes generally affecting the specialty chemicals industry (or any other segment of the chemicals industry or the chemicals industry as a whole or generally) or from any industry consolidations;

	(b)	the loss of, or reduction in volume of sales to, or supply from, any customer of the Business or supplier to the Business (or the breach of the terms of, or termination in accordance with the terms of, any of the Business Contracts or Company Contracts by any counter party to such Contract), in each case otherwise than as a result of a breach (but not a breach which arises as a consequence of the sale of the Business) by a Business Seller or the Company of contractual obligations to that customer or supplier or failure to perform its

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obligations thereunder to a satisfactory standard which in relation to new customers would be in accordance with past practice;

	(c)	changes in

(i) law or regulations having the force of law in any jurisdiction in which the Business operates;

(ii) generally accepted accounting practices or policies which are in effect at the date of this Agreement in any jurisdiction in which the Business Sellers or the Companies carry on the Business or to those which were used in the preparation of the Special Purpose Accounts; and/or

(iii) the rates of Taxation, or types of Taxation, which are applicable to the Business Sellers and/or the Companies and/or any member of the Purchaser's Group as at the date of this Agreement;

	(d)	changes arising from, or as a result of strike, lock-out or labour dispute (which has not arisen as a result of any breach by any member of the ICI Group of any binding agreement with any trade union, works council or similar body) or a strike, lock-out or labour dispute involving third parties (including, but not limited to, rail or road transportation providers) in each case, affecting the Business;

	(e)	the effect of any actions or steps taken pursuant to and in accordance with the express terms of this Agreement;

	(f)	any loss, damage, cost or liability to the extent the same is or will be compensated for pursuant to the terms of this Agreement or any other Transaction Document, or otherwise, including by the receipt of insurance proceeds under any insurance policy maintained by any member of the ICI Group, now or in the future, or by a member of the ICI Group agreeing to indemnify, remedy or otherwise compensate the Purchaser or other relevant member of the Purchaser's Group;

	(g)	the resignation or departure of any Employee or the refusal of any Employee to transfer his employment to a member of the Purchaser's Group for reasons other than for cause, including unfair or constructive dismissal;

	(h)	the declaration of force majeure by a customer or supplier of the Business;

	(i)	changes in, or disruption, to stock markets, interest rates, exchange rates or other economic conditions generally; or

	(j)	any act, omission, transaction or arrangement (or any combination of any of the same) occurring after the date of this Agreement to the extent carried out in accordance with any written instructions or with the written consent of an authorised employee of the Purchaser, or any other member of the Purchaser's Group.

4.8	Subject to Paragraph 4.9 below, the Purchaser shall not and shall procure that no other member of the Purchaser's Group shall make any claim or recover any damages in

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respect of such claim pursuant to this Agreement, any other Transaction Document or Ancillary Agreement or otherwise in law or in equity (including without limitation any claim under common law):

(a) with respect to Environmental Deed Matters other than under the terms of the Environmental Deed; or

(b) with respect to any Retained Environmental Liabilities other than under the provisions of Clause 4 (Liabilities) of this Agreement.

4.9	The Purchaser (and any relevant Purchasing Company) shall only be entitled to make a claim under the Environment Warranties or recover any damages in respect of such claim with respect to Environmental Deed Matters where and to the extent that there has been wilful non disclosure by the Warrantor after having made reasonably careful enquiries of those persons listed in Schedule 10 (Persons of whom enquiry was made relating to the Warranties) (but limited to those persons having the term "Environment" or "all" set out next to their name) of an Event (as defined in the Environmental Deed) that would otherwise constitute a breach of such Warranty at the date that such Warranty was given.

4.10	The provisions of the Environmental Deed shall not apply in respect of Toxic Torts.

4.11	For the purposes only of Paragraph 15.1 of Schedule 6 (Warranties), the Excluded Reports shall be deemed not to be disclosed unless specific reference has been made to any such Excluded Report against Paragraph 15.1 of Schedule 6 (Warranties) in Appendix B (Specific Disclosures) to the Disclosure Letter and then only to the extent that the Excluded Reports relate to the matters disclosed in Appendix B (Specific Disclosures) to the Disclosure Letter.

5.	CONDUCT OF UNASCERTAINED CLAIMS

5.1	If, at any time after the date of this Agreement, any Proceeding is brought by a third party against the Purchaser or any other member of the Purchaser's Group and/or against Ergon or any other member of the ICI Group, which constitutes an Unascertained Liability (a "Third Party Unascertained Liability Claim"), the provisions of this Paragraph 5 shall apply.

5.2	If the Third Party Unascertained Liability Claim is brought against Ergon, or any other member of the ICI Group:

(a) Ergon shall give written notice to the Purchaser (or shall procure that the relevant member of the ICI Group shall give written notice to the Purchaser) as soon as reasonably practicable and in any event within 15 Business Days of such claim coming to the attention of Ergon;

(b) Ergon shall have the conduct of all proceedings relating to the third party unascertained liability claim, including the right to appoint legal and other professional advisers;

(c) Ergon shall be permitted to settle or compromise the claim as it sees fit, acting in its sole discretion;

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PROVIDED ALWAYS, while Ergon has conduct of such claim:

(d)	Ergon shall not make, or permit to be made, any settlement or compromise of all or part of a Third Party Unascertained Liability Claim which would by reason of the quantum of the settlement or compromise result in the Third Party Unascertained Liability Claim being deemed to be or constitute an Assumed Liability unless, in making such settlement or compromise, Ergon has acted reasonably. For these purposes, it is acknowledged and agreed by Ergon that Ergon shall not be deemed to have acted reasonably where the quantum of the compromise or settlement is reduced so as to render the claim being deemed to be an Assumed Liability as a result of being connected with or related to (i) a separate claim (being one that does not arise from and/or is not asserted as arising out of the same or a common cause (or causal claim) including any claims that arise as a result of the certification of a class or group action) or (ii) a separate commercial arrangement not involving the Purchaser or any other member of the Purchaser's Group;

(e)	Ergon shall not make, or permit to be made, in connection with any settlement or compromise of a Third Party Unascertained Liability Claim any behavioural undertakings (which, for the avoidance of doubt, shall not include payment of any judgment or financial award) which bind any member of the Purchaser's Group;

(f)	Ergon shall not make or permit to be made, in connection with any settlement or compromise of a Third Party Unascertained Liability Claim, any admission of liability;

(g)	where a Third Party Unascertained Liability Claim is settled or determined for a sum which results in it being deemed to be an Assumed Liability (including, for the avoidance of doubt where the principal amount of the settlement or award is zero), the Purchaser shall assume such Third Party Unascertained Liability Claim and indemnify Ergon for all Losses in connection with such claim in accordance with Clause 4 (Liabilities), save that the Purchaser's liability for such Third Party Unascertained Liability Claim, shall be limited to the aggregate sum of the principal amount of the settlement or award (as the case may be) and the lower of:

(i) U.S.$150,000; and

(ii) the aggregate amount of the reasonable external costs reasonably incurred by Ergon in respect of the Third Party Unascertained Liability Claim and the interest agreed or determined as payable to the third party claimant in addition to the principal amount of the settlement or award; and

(h)	Ergon shall in any event keep the Purchaser informed as to the outcome of the claim and provide to the Purchaser a copy of the settlement agreement (if any) related to the claim and any other documents related to the claim as the Purchaser may reasonably require.

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5.3	If the Third Party Unascertained Liability Claim is brought against the Purchaser or any other member of the Purchaser's Group, the Purchaser shall give written notice to Ergon (or shall procure that the relevant members of the Purchaser's Group shall give written notice to Ergon) as soon as reasonably practicable and in any event within 15 Business Days of such claim coming to the attention of the Purchaser.

5.4	At the request of Ergon, the Purchaser shall, and shall procure that the relevant member of the Purchaser's Group shall, provide all such assistance and information as Ergon may reasonably require (including providing access to information and reasonable access to employees of the Purchaser and of relevant members of the Purchaser's Group).

5.5	At any time after a notice of a Third Party Unascertained Liability Claim under Paragraph 5.3 being received by it, Ergon may give written notice to the Purchaser or the relevant member of the Purchaser's Group (as the case may be) specifying that Ergon (or another member of the ICI Group) elects to take conduct of such claim.

5.6	If Ergon elects that it or any other member of the ICI Group is to take conduct of the Third Party Unascertained Liability Claim pursuant to Paragraph 5.5, the Third Party Unascertained Liability Claim shall be deemed irrevocably to be a Retained Liability (including for the avoidance of doubt where the principal amount of the settlement award is zero) for the purposes of Clause 4 (Liabilities) and the Purchaser shall:

	(a)	permit Ergon or the relevant other member of the ICI Group to take (in the name of the Purchaser or any other member of the Purchaser's Group) such action as Ergon may reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party Unascertained Liability Claim (including but not limited to, and to the extent reasonable, making counter-claims, exercising rights of indemnity or joinder against co-defendants, exercising rights of set-off against third parties, and notifying any potential insurance carriers that would or might cover the claim made);

	(b)	permit Ergon, or any other member of the ICI Group, to have the conduct of all proceedings relating to the Third Party Unascertained Liability Claim (where relevant, in the name of and on behalf of the Purchaser or any other member of the Purchaser's Group), including the right to appoint legal and other professional advisers;

PROVIDED ALWAYS, while Ergon has conduct of such claim:

	(c)	Ergon shall not make, or permit to be made, in connection with any settlement or compromise of a Third Party Unascertained Liability Claim any behavioural undertakings (which, for the avoidance of doubt, shall not include payment of any judgment or financial award) which bind any member of the Purchaser's Group;

	(d)	Ergon shall not make, or permit to be made, in connection with any settlement or compromise of a Third Party Unascertained Liability Claim any admission of liability; and

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	(e)	Ergon shall in any event keep the Purchaser informed as to the outcome of the claim and provide to the Purchaser a copy of the settlement agreement (if any) related to the claim and any other documents related to the claim as the Purchaser may reasonably require.

5.7	Pending any election by Ergon under Paragraph 5.5 or if Ergon elects that neither it nor any member of the ICI Group will take conduct:

	(a)	the Purchaser shall have the conduct of all proceedings relating to the Third Party Unascertained Liability Claim including the right to appoint legal and other professional advisers;

	(b)	the Purchaser shall be permitted to settle or compromise the claim as it sees fit, acting in its sole discretion;

PROVIDED ALWAYS, while the Purchaser has conduct of such claim:

	(c)	the Purchaser shall not make, or permit to be made, in connection with any settlement or compromise of a Third Party Unascertained Liability Claim any behavioural undertakings (which, for the avoidance of doubt, shall not include payment of any judgment or financial award) which bind any member of the ICI Group;

	(d)	where a Third Party Unascertained Liability Claim is settled or determined for a sum which causes it to be an Assumed Liability (including, for the avoidance of doubt where the principal amount of the settlement or award is zero), the Purchaser shall retain such Third Party Unascertained Liability Claim and indemnify Ergon for all Losses in connection with such claim in accordance with Clause 4 (Liabilities); and

	(e)	where a Third Party Unascertained Liability Claim is settled or determined for a sum which causes it to be a Retained Liability, Ergon shall assume such Third Party Unascertained Liability Claim and indemnify the Purchaser for all Losses in connection with such claim in accordance with Clause 4 (Liabilities) save that:

(i) the Losses in connection with such claim shall be deemed to be limited to the aggregate sum of the principal amount of the settlement or award (as the case may be) and the aggregate amount of the reasonable external costs reasonably incurred by the Purchaser in respect of the Third Party Unascertained Liability Claim and the interest agreed or determined as payable to the third party claimant in addition to the principal amount of the settlement or award; and

(ii) where the Purchaser has settled the Third Party Unascertained Liability Claim for a sum which would, but for this Paragraph 5.7(e) cause it to be a Retained Liability, the Third Party Unascertained Liability Claim shall be deemed to be an Assumed Liability (and Ergon will not be liable for such claim) unless Ergon has given its prior written consent to the settlement (such consent not to be unreasonably withheld or delayed).

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5.8

For the avoidance of doubt, where a Third Party Unascertained Liability Claim is brought against both Ergon (or any other member of the ICI Group) and the Purchaser (or any other member of the Purchaser's Group), Paragraph 5.2 shall apply to that part of the Third Party Unascertained Liability Claim which has been brought against Ergon (or the relevant other member of the ICI Group) and Paragraphs 5.3 to 5.7 (inclusive) shall apply to that part of the Third Party Unascertained Liability Claim which has been brought against the Purchaser (or the relevant other member of the Purchaser's Group).

6.	CONDUCT OF RETAINED LIABILITY CLAIMS

6.1

If, at any time after the date of this Agreement, any Proceeding is brought by a third party against the Purchaser or any other member of the Purchaser's Group which causes or could reasonably be expected to cause Ergon, or any other member of the ICI Group, to be liable in respect of a Purchaser's Claim or which gives rise to or may give rise to a Retained Liability (other than an Environmental Indemnity Claim, a Warrington Claim, a Benzene Claim, an Asbestos Claim or an Unascertained Liability) (such claim or liability being a "Third Party Retained Liability Claim"), then the Purchaser shall give written notice to Ergon (or shall procure that the relevant members of the Purchaser's Group shall give written notice to Ergon) and shall, at the written request of Ergon:

	(a)	if so requested, take (in the name of the Purchaser or any other member of the Purchaser's Group) such action as Ergon may reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party Retained Liability Claim (including but not limited to, and to the extent reasonable, making counter-claims, exercising rights of indemnity or joinder against co-defendants, exercising rights of set-off against third parties, and notifying any potential insurance carriers that would or might cover the claim made);

	(b)	procure that Ergon is promptly sent copies of all material written pleadings and, where so requested by Ergon or any member of the ICI Group, shall notify Ergon or such member of the ICI Group in writing as to the substance of any material communications (whether written, verbal or otherwise) pertaining to the Third Party Retained Liability Claim transmitted by or on behalf of the Purchaser, or the other relevant member of the Purchaser's Group, to the other party to the Third Party Retained Liability Claim or its agents or professional advisers, and/or shall provide copies of such communications where so requested (provided in all cases legal privilege will not be lost or seriously jeopardised);

PROVIDED ALWAYS that:

	(c)	the Third Party Retained Liability Claim shall not be compromised or settled without the consent of Ergon (such consent not to be unreasonably withheld or delayed); and

	(d)	the Purchaser shall in any event keep Ergon informed as to the steps which are being taken in connection with the Third Party Retained Liability Claim, and shall notify Ergon in writing as soon as reasonably practicable following the final resolution of such claim, of the outcome of the claim.

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6.2	Where both a member of the ICI Group and a member of the Purchaser's Group are named in a Third Party Retained Liability Claim, Ergon shall have conduct of the claim against the member of the ICI Group and the Purchaser shall have conduct of the claim against the member of the Purchaser's Group, and Ergon and the Purchaser shall co-operate in good faith regarding the conduct of such claims, including signing a joint defence agreement where appropriate. Subject to Paragraph 8 (Common Liability), the costs of such conduct shall be apportioned between the parties on an equitable basis.

7.	CONDUCT OF ASSUMED LIABILITY CLAIMS

7.1

If, at any time after the date of this Agreement, any Proceeding is brought by a third party against Ergon or any other member of the ICI Group which gives rise to or may give rise to an Assumed Liability (other than an Unascertained Liability) (such claim or liability being a "Third Party Assumed Liability Claim"), then Ergon shall give written notice to the Purchaser (or shall procure that the relevant members of the ICI Group shall give written notice to the Purchaser) and shall, at the written request of the Purchaser:

	(a)	if so requested, take (in the name of Ergon or any other member of the ICI Group) such action as the Purchaser may reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party Assumed Liability Claim (including but not limited to, and to the extent reasonable, making counter-claims, exercising rights of indemnity or joinder against co-defendants, exercising rights of set-off against third parties, and notifying any potential insurance carriers that would or might cover the claim made);

	(b)	procure that the Purchaser is promptly sent copies of all material written pleadings and, where so requested by the Purchaser or any member of the Purchaser's Group, shall notify the Purchaser or such member of the Purchaser's Group in writing as to the substance of any material communications (whether written, verbal or otherwise) pertaining to the Third Party Assumed Liability Claim transmitted by or on behalf of Ergon, or the other relevant member of the ICI Group, to the other party to the Third Party Assumed Liability Claim or its agents or professional advisers, and/or shall provide copies of such communications where so requested (provided in all cases legal privilege will not be lost or seriously jeopardised);

PROVIDED ALWAYS that:

	(c)	the Third Party Assumed Liability Claim shall not be compromised or settled without the consent of the Purchaser (such consent not to be unreasonably withheld or delayed); and

	(d)	Ergon shall in any event keep the Purchaser informed as to the steps which are being taken in connection with the Third Party Assumed Liability Claim, and shall notify the Purchaser in writing as soon as reasonably practicable following the final resolution of such claim, of the outcome of the claim.

7.2	Where both a member of the ICI Group and a member of the Purchaser's Group are named in a Third Party Assumed Liability Claim, Ergon shall have conduct of the

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claim against the member of the ICI Group and the Purchaser shall have conduct of the claim against the member of the Purchaser's Group, and Ergon and the Purchaser shall co-operate in good faith regarding the conduct of such claims, including signing a joint defence agreement where appropriate. Subject to Paragraph 8 (Common Liability), the costs of such conduct shall be apportioned between the parties on an equitable basis.

8.	COMMON LIABILITY

Where, as a result of a Proceeding, both:

	(a)	one or more members of the ICI Group; and

	(b)	one or more members of the Purchaser's Group

are liable to make any payment to such third party, the external costs incurred in connection with such Proceedings, by any of the entities referred to in (a) and (b), and any interest agreed or determined as payable to a third party claimant in relation thereto shall, subject to any express provision in Paragraphs 5 to 7 of this Schedule 7, be borne by the relevant member of the ICI Group and the Purchaser's Group pro rata to their obligations to make such payments after giving effect to any right of recovery by any member of the ICI Group from any member of the Purchaser's Group or by any member of the Purchaser's Group from any member of the ICI Group under the Transaction Documents.

9.	NOTICES UNDER THIS SCHEDULE 7

All notices and other communications given or required to be given pursuant to Paragraphs 5 to 8 of this Schedule 7 shall comply with the provisions of Clause 33 (Notices), as modified as follows:

	(a)	notices shall not be sent by post;

	(b)	if sent by facsimile, a hard copy shall also be sent by hand but this shall not affect the validity of the facsimile as notice for the purpose of this Paragraph 9 and Clause 33 (Notices); and

	(c)	any notice to the Purchaser shall be copied to the Purchaser, c/o Celanese International Corporation, 1601 West LBJ Freeway, Dallas, TX 75234 marked for the attention of the Legal Department.

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SCHEDULE 8
ALLOCATION OF CONSIDERATION

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SCHEDULE 9
THE EXCLUDED ASSETS AND EXCLUDED CONTRACTS

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SCHEDULE 10
PERSONS OF WHOM ENQUIRY WAS MADE RELATING TO THE WARRANTIES

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SCHEDULE 11

DETERMINATION AND CERTIFICATION OF WORKING CAPITAL
ADJUSTMENT

In this Schedule 11 the following expression (which is additional to those defined in Clause 1.1 (Defined Terms)) shall have the meaning assigned to it below:

"Review Period" means the period of 60 Business Days following the delivery to Ergon of the Working Capital Statement pursuant to Paragraph 3.1 (Issue of the Working Capital Statement) of this Schedule 11.

Part 1
The Working Capital Statement

1.	THE WORKING CAPITAL STATEMENT AND WORKING CAPITAL VALUE

1.1	The Working Capital Statement shall be prepared by the Purchaser within sixty (60) Business Days following Completion in the same format (subject to Paragraph 2.1 (Debtors and Creditors) as set out in Part 2 (Pro Forma Working Capital Statement) of this Schedule 11.

1.2	The Working Capital Value shall be the amount, determined by reference to the Working Capital Statement, as representing the sum of:

(a) Stock and Debtors; less

(b) Creditors.

2.	BASIS OF PREPARATION

2.1	Debtors and Creditors

For the purpose of the Working Capital Statement, the line item which comprise "proforma debtors" in the Pro Forma Working Capital Statement shall consist of Debtors only and the line items which comprise "proforma creditors" in the Pro Forma Working Capital Statement shall consist of Creditors only.

2.2	Policies and Procedures

Subject to Paragraph 2.1 the Working Capital Statement shall:

(a) be prepared on the same basis and using the accounting principles, policies, procedures and practices consistently applied as used in preparing the Pro Forma Working Capital Statement which are set out in Disclosure Documents 3.1.32.1 to 3.1.32.4;

(b) subject to sub-paragraph (a), apply the same management judgments, estimates, definitions, treatments, forecasts, exchange rates and opinions as were made and given for the purposes of and reflected in the Pro Forma Working Capital Statement;

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(c) subject to sub-paragraph (a), be prepared in accordance with generally accepted accounting principles and practices in the United Kingdom;

(d) be prepared on the basis that it relates to the Business as a going concern and exclude any effects of the change of control or ownership of the Business or any part of it contemplated by this Agreement or any other effect of this Agreement;

(e) represent an aggregation of individual statements prepared for:

(i) the United States and Canada in relation to the Business Assets which are transferred to the respective Business Purchasers of the U.S. Business and of the Canadian Business, in accordance with this Agreement or a Local Agreement; and

(ii) each Company.

Sub-Paragraphs (a), (b) and (c) above are intended to be applied as a hierarchy, with sub-paragraph (a) being applied first and with sub-paragraphs (b) and (c) being applied only where ambiguity remains following application of the previous sub-paragraph. The provisions of each of sub-paragraph (d) and (e) shall be specifically applied in accordance with their terms and notwithstanding any inconsistency with sub-paragraphs (a), (b) and (c).

In arriving at the Final Certificate of the Working Capital Adjustment no account shall be taken of any event or change in circumstances which occurs after the date of delivery of the Working Capital Statement to Ergon but account may be taken of events or changes in circumstances occurring before this date.

3.	PROCEDURE FOR DETERMINING WORKING CAPITAL ADJUSTMENT

3.1	Issue of the Working Capital Statement

Within sixty (60) Business Days of Completion, the Purchaser shall issue the Working Capital Statement to Ergon together with a schedule showing the calculation of the Working Capital Value and Working Capital Adjustment as well as a certificate in respect of the Working Capital Adjustment.

3.2	Access to working papers

To enable Ergon to review the Working Capital Statement and present any objections referred to in Paragraph 3.3 (If Ergon disagrees with calculation), the Purchaser shall, and shall procure that each member of the Purchaser's Group shall, following the issue of the Working Capital Statement, give Ergon and its advisers reasonable access at all reasonable times (until the Final Certificate of the Working Capital Adjustment has been issued) to all records, working papers and other information relating to the Working Capital Statement and generally shall provide Ergon and its advisers with such other information and assistance as Ergon and its advisers may reasonably request to determine whether the Working Capital Statement has been prepared in accordance with this Schedule 11.

3.3	If Ergon disagrees with calculation

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Ergon shall before the end of the Review Period, either issue its confirmation of the schedule and certificate or shall state in writing to the Purchaser that it disagrees with the schedule and certificate giving the basis and the reasons therefor. If Ergon shall disagree with any matter affecting the calculation of the Working Capital Value or the Working Capital Adjustment then it shall attempt to resolve the issue with the Purchaser. Any such resolution which enables the Working Capital Value or the Working Capital Adjustment to be agreed shall be expressed in a joint confirmation (the "Joint Resolution"), signed by both Ergon and the Purchaser, stating the Working Capital Value and the Working Capital Adjustment. If no Joint Resolution shall be issued within ninety (90) Business Days of the schedule and certificate having been submitted to Ergon, the matter shall be referred to a firm of independent chartered accountants jointly agreed upon between Ergon and the Purchaser or (failing such agreement) appointed, at the request of either Ergon or the Purchaser at any time, by the President from time to time of the Institute of Chartered Accountants in England and Wales, which firm (the "Independent Accountants") shall then determine the matter in dispute and, shall determine the Working Capital Value and the Working Capital Adjustment. The Independent Accountants shall act as experts and not as arbitrators. Their decision shall be communicated in writing to Ergon and the Purchaser and shall be final and binding upon Ergon and the Purchaser. The costs of the Independent Accountants in connection with all matters specified in this Schedule 11 shall be borne equally by the parties.

3.4	Records etc. to be made available

Ergon and the Purchaser shall each use all reasonable endeavours to procure that all records, working papers and other information within their respective possession or control as may be reasonably required by the Independent Accountants for the purposes of this Schedule 11, shall be made available upon a request for them and each of Ergon and the Purchaser shall generally render all reasonable assistance reasonably necessary for the determination of the Working Capital Value and the Working Capital Adjustment by the Independent Accountants.

3.5	Meaning of "Final Certificate of the Working Capital Adjustment"

For the purposes of this Agreement the "Final Certificate of the Working Capital Adjustment" shall mean:

(a) the certificate of Working Capital Adjustment issued by the Purchaser pursuant to Paragraph 3.1 (Issue of the Working Capital Statement) of this Schedule 11 (if such certificate is confirmed by Ergon or no notice of disagreement is received by the Purchaser pursuant to Paragraph 3.3 (If Ergon disagrees with calculation)) in which case the certificate shall be treated as issued five (5) Business Days after the expiration of the thirty (30) Business Day Period referred to in Paragraph 3.3 (If Ergon disagrees with calculation); or

(b) the Joint Resolution (if a disagreement shall have been resolved as mentioned in Paragraph 3.3 (If Ergon disagrees with calculation)) in which case the certificate shall, for the purposes of the Agreement, be treated as issued five (5) Business Days after the date upon which the Joint Resolution has been given; or

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(c)	the written decision of the Independent Accountants (if any matter shall be referred to the Independent Accountants as mentioned in Paragraph 3.3 (If Ergon disagrees with calculation)) in which case the certificate shall, for the purposes of the Agreement, be treated as issued five (5) Business Days after the date upon which the decision shall have been given.

The Final Certificate of Working Capital Adjustment (as defined above) shall (in the absence of manifest error on the face of the document) be final and binding on Ergon and the Purchaser.

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Part 2
Pro Forma Working Capital Statement1

	Indopco, Inc.	Nacan Products	Vinamul B.V.	Vinamul Limited	Total
	(the U.S.)	Limited (Canada)	(the Netherlands)	(UK)	U.S.$(000)
Stock	8,205	1,453	3,565	3,674	16,897
Proforma debtors, comprising:
Third party debtors	13,145	3,744	10,062	6,381	33,332
Internal debtors(2)	11,272	722	6,101	1,727	19,822
Prepaid expenses/other current assets	164	108	378	727	1,377
Proforma creditors, comprising:
Third party creditors	(21,584)	(5,245)	(14,028)	(7,116)	(47,973)
Accrued expenses(3)	(1,849)	(413)	(4,798)	(2,011)	(9,071)
Total Pro Forma Working Capital Value	9,353	369	1,280	3,382	14,384
Adjustment to Allocation of Consideration
Business Cash Consideration
United States (to be allocated)
Canada
Share Consideration
UK Company
Dutch Company
Total

[1]	The base working capital has been calculated using constant 2003 average exchange rates as follows; GBP = 1.63458 USD, Euro = 1.130384 USD, CAD = 0.71424 USD.
[2]	The base working capital has been calculated on the basis of 75 day payment terms.
[3]	Accrued expenses in the US exclude short-term portions of pension (1,730) and post-retirement benefits (24). These items will also be excluded from the Working Capital Statement.

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SCHEDULE 12
DEBT

Part 1
Closing Net Debt Statement

1.	The Closing Net Debt Statement shall be prepared and agreed in accordance with the provisions of this Part 1 of Schedule 12.

2.	The Closing Net Debt Statement shall:

(a) be based on the books and records of the Companies;

(b) include, in relation to the UK Company, a statement of the UK Final Financial Debt, the UK Final Cash Balance, the UK Intra-Group Borrowings, the UK Intra-Group Lendings and a statement as to how any UK Net Debt Adjustment or UK Net Debt Interest Adjustment will be allocated to the Share Consideration payable in respect of the UK Company; and

(c) include, in relation to the Dutch Company, a statement of the Dutch Final Financial Debt, the Dutch Final Cash Balance, the Dutch Intra-Group Borrowings, the Dutch Intra-Group Lendings and a statement as to how any Dutch Net Debt Adjustment or Dutch Net Debt Interest Adjustment will be allocated to the Share Consideration payable in respect of the Dutch Company.

3.	The Closing Net Debt Statement shall be prepared on the basis that it relates to each of the Companies as respective going concerns and excludes any effects of the change of control or ownership of either of them contemplated by the Transaction Documents or any other effect of the Transaction Documents.

4.	Each of the UK Final Financial Debt, the UK Final Cash Balance, the UK Intra-Group Borrowings, the UK Intra-Group Lending, the Dutch Final Financial Debt, the Dutch Final Cash Balance, the Dutch Intra-Group Borrowings and the Dutch Intra-Group Lending in the Closing Net Debt Statement shall be reconciled to the extent practicable between the records of the payer and those of the payee.

5.	The provisions of each of Paragraphs 3.1 (Issue of the Working Capital Statement), 3.2 (Access to working papers), 3.3 (If Ergon disagrees with calculation) and 3.4 (Records etc. to be made available) of Part 1 of Schedule 11 (Determination and Certification of Working Capital Adjustment) shall apply to the preparation of the Closing Net Debt Statement as if each of those Paragraphs were set out in this Part 1 of Schedule 12 in full with the exception that each reference to "Working Capital Statement" shall be replaced with "Closing Net Debt Statement" and references to the "Working Capital Value" are replaced with the "UK Final Financial Debt", the "UK Final Cash Balance", the "UK Intra-Group Borrowings" and the "UK Intra-Group Lendings", the "Dutch Final Financial Debt", the " Dutch Final Cash Balance", the "Dutch Intra-Group Borrowings" and the " Dutch Intra-Group Lendings" (as the case may be) and references to "Working Capital Adjustment" are replaced with the "UK Net Debt Interest Adjustment" and the "Dutch Net Debt Interest Adjustment" (as the

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case may be) and references to "this Schedule 11" are replaced with references to "this Schedule 12".

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Part 2
Repayment of Net Debt

1.	FINANCIAL DEBT OR CASH BALANCE

1.1	In this Schedule 12 the following expressions (which are additional to those defined in Clause 1.1 (Defined terms)) shall have the meanings assigned to them below:

"Dutch Final Cash Balance Interest" means an amount equal to the interest on the Dutch Final Cash Balance at:

(a) Initial Dutch Rate for the period from and including the Transfer Time up to but including the day which is 120 days after the Transfer Time; and

(b) the Increased Dutch Rate for the period from and including the day which is 121 days after the Transfer Time up to but excluding the date of payment;

in each case (accrued daily and compounded annually).

"Dutch Final Financial Debt Interest" means an amount equal to the interest on the Dutch Final Financial Debt at:

(c) Initial Dutch Rate for the period from and including the Transfer Time up to but including the day which is 120 days after the Transfer Time; and

(d) the Increased Dutch Rate for the period from and including the day which is 121 days after the Transfer Time up to but excluding the date of payment;

in each case (accrued daily and compounded annually).

"Dutch Intra-Group Borrowings Interest" means an amount equal to the interest on the Dutch Intra-Group Borrowings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment;

"Dutch Intra-Group Lendings Interest" means an amount equal to the interest on the Dutch Intra-Group Lendings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment;

"Increased Dutch Rate" means, in relation to interest accruing in respect of any day, a rate of two per cent (2%) per annum above the Initial Dutch Rate;

"Increased UK Rate" means, in relation to interest accruing in respect of any day, a rate of one per cent (1%) per annum above the Initial UK Rate;

"Initial Dutch Rate" means, in relation to interest accruing in respect of any day, a rate equivalent to the prevailing European Central Bank benchmark lending rate as quoted in the Financial Times;

"Initial UK Rate" means, in relation to interest accruing in respect of any day, a rate equivalent to the prevailing base rate quoted by Barclays Bank plc;

<

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"UK Final Cash Balance Interest" means an amount equal to the interest on the UK Final Cash Balance at:

(e) the Initial UK Rate for the period from and including the Transfer Time up to but including the day which is 120 days after the Transfer Time; and

(f) the Increased UK Rate for the period from and including the day which is 121 days after the Transfer Time up to but excluding the date of payment, in each case accrued daily and compounded annually;

"UK Final Financial Debt Interest" means an amount equal to the interest on the UK Final Financial Debt at:

(g) the Initial UK Rate for the period from and including the Transfer Time up to but including the day which is 120 days after the Transfer Time; and

(h) the Increased UK Rate for the period from and including the day which is 121 days after the Transfer Time up to but excluding the date of payment, in each case accrued daily and compounded annually;

"UK Intra-Group Borrowings Interest" means an amount equal to the interest on the UK Intra-Group Borrowings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment;

"UK Intra-Group Lendings Interest" means an amount equal to the interest on the UK Intra-Group Lendings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment;

1.2	The "UK Net Debt Interest Adjustment" shall be the amount by which (i) the sum of the UK Final Financial Debt Interest and the UK Intra-Group Borrowings Interest is greater than or less than (ii) the sum of the UK Final Cash Balance Interest and the UK Intra-Group Lendings Interest.

1.3	The "Dutch Net Debt Interest Adjustment" shall be the amount by which (i) the sum of the Dutch Final Financial Debt Interest and the Dutch Intra-Group Borrowings Interest is greater than or less than (ii) the sum of the Dutch Final Cash Balance Interest and the Dutch Intra-Group Lendings Interest.

2.	INTRA-GROUP LENDINGS AND BORROWINGS

2.1	Within five Business Days of the agreement or determination of the Closing Net Debt Statement:

(a) in the case of any UK Intra-Group Borrowings or Dutch Intra-Group Borrowings, the Purchaser shall procure that the amount of such payable, together with the aggregate of the interest on each amount owed to Ergon or any other member of the ICI Group comprised in such UK Intra-Group Borrowings or Dutch Intra-Group Borrowings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment,

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shall be paid by the Purchaser or the relevant Company to Ergon (on behalf of itself or the other member(s) of the ICI Group to which such payable is owed); and

	(b)	in the case of any UK Intra-Group Lendings or Dutch Intra-Group Lendings, Ergon shall procure that the amount of such receivable, together with the aggregate of the interest on each amount owed by Ergon or any other member of the ICI Group comprised in such UK Intra-Group Lendings or Dutch IntraGroup Lendings at the rate applicable to such amount owed in accordance with terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment, shall be paid by Ergon or the relevant other member of the ICI Group to the Purchaser (on behalf of the Company to which such receivable is owed).

2.2	Where any payments are to be made pursuant to Paragraphs 2.1(a) or 2.1(b) on the same date by the Purchaser (on behalf of itself or the relevant member of the Purchaser's Group) to Ergon (on behalf of itself or the relevant member of the ICI Group) or by Ergon (on behalf of itself or the relevant member of the ICI Group) to the Purchaser (on behalf of itself or the relevant member of the Purchaser's Group) as the case may be, such payments shall be aggregated (unless applicable local regulations require the payment concerned to be made in the relevant jurisdiction between the relevant parties) and the net amount due from the Purchaser to Ergon or Ergon to the Purchaser (or to any other relevant member of their respective Groups) shall be paid. Notwithstanding any aggregation or netting of payments against each other, each of Ergon on the one hand, and the Purchaser, on the other hand, undertakes to the other that they shall, after the making of such payments, formally record and allocate each payment as such separate transactions as are necessary to ensure that such member receives and pays all amounts which would have been received or paid on its behalf by the Purchaser or Ergon (or any other relevant member of their respective Groups) had the payments envisaged by Paragraphs 2.1(a) or 2.1(b) been made individually.

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SCHEDULE 13
THE COMPANIES

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SCHEDULE 14
EXCLUSIVE EMULSION POLYMERS

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SCHEDULE 15
CONDITION

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SCHEDULE 16
THE DOCUMENTS IN THE AGREED TERMS

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SCHEDULE 17
THE REORGANISATION DOCUMENTS

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SCHEDULE 18
RELEVANT COMPETITION AUTHORITIES

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SCHEDULE 19
THE EMPLOYEES

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SCHEDULE 20
INFORMATION TECHNOLOGY

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SCHEDULE 21
GLOSSARY OF DEFINED TERMS

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SCHEDULE 22
SHARED CONTRACTS

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SCHEDULE 23
THE NO EMBARRASSMENT PAYMENT

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SCHEDULE 24
STEP UP ADJUSTMENT

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SCHEDULE 25
Acrylate Supply for the Business in North America

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EXECUTION:

SIGNED by Andrew Ramsey duly	)
authorised attorney for and on behalf of	)
ERGON INVESTMENTS UK LIMITED	)

SIGNED by Bruce Bennett duly authorised	)
attorney for and on behalf of	)
CELANESE AMERICAS	)
CORPORATION